Exhibit 10.3

$950,000,000

2012 SECOND PRIORITY CREDIT AGREEMENT

dated as of March 13, 2009

among

iSTAR FINANCIAL INC.,

THE BANKS LISTED HEREIN,

JPMORGAN CHASE BANK, N.A.
as Administrative Agent,

BANK OF AMERICA, N.A.
and
CITICORP NORTH AMERICA, INC.,
as Syndication Agents,

J.P. MORGAN SECURITIES INC.,
BANC OF AMERICA SECURITIES LLC
and
CITIGROUP GLOBAL MARKETS INC.,
as Joint Lead Arrangers and Joint Bookrunners

i

SCHEDULES:

SCHEDULE 1.1A	Commitments
SCHEDULE 1.1B	Listed Eligible Assets
SCHEDULE 1.1C	Permitted Liens
SCHEDULE 1.1D	Pledged Collateral List
SCHEDULE 4.4(b)	Material Indebtedness
SCHEDULE 4.6(a)	Multiemployer Plans/Collective Bargaining Agreements
SCHEDULE 4.26	Unencumbered Assets, Unsecured Debt
SCHEDULE 4.28	Subsidiaries
SCHEDULE 4.29	Filing Jurisdictions

EXHIBITS:

EXHIBIT A	Form of Borrowing Base Certificate
EXHIBIT B	Form of Cash Flow Projections
EXHIBIT C	Form of Security Agreement
EXHIBIT D	Form of Collateral Report
EXHIBIT E	Form of Collateral Trust Agreement
EXHIBIT F	Form of Guarantee Agreement
EXHIBIT G-1	Form of Term Loan Note
EXHIBIT G-2	Form of Multicurrency Revolving/Term Loan Note
EXHIBIT G-3	Form of Revolving Credit Loan Note
EXHIBIT G-4	Form of Swingline Loan Note
EXHIBIT H	Notice Addresses
EXHIBIT I	Transfer Supplement
EXHIBIT J	Form of Mortgage

2012 SECOND PRIORITY CREDIT AGREEMENT

2012 SECOND PRIORITY CREDIT AGREEMENT (this “Agreement”) dated as of March 13, 2009, among iSTAR FINANCIAL INC. (the “Borrower”), the BANKS listed on the signature pages hereof, JPMORGAN CHASE BANK, N.A., as the Administrative Agent, BANK OF AMERICA, N.A. and CITICORP NORTH AMERICA, INC., as Syndication Agents, and J.P. MORGAN SECURITIES INC., BANC OF AMERICA SECURITIES LLC and CITIGROUP GLOBAL MARKETS INC., as Joint Lead Arrangers and Joint Bookrunners.

W I T N E S S E T H

WHEREAS, the Borrower has requested that the Banks provide a term loan credit facility and a revolving credit facility; and

WHEREAS, the Banks are willing to do so on the terms and conditions set forth herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Definitions.  The following terms, as used herein, have the following meanings:

“2011 Second Priority Credit Agreement” means the $1,695,000,000 2011 Second Priority Credit Agreement, dated as of the date hereof, as amended, supplemented or otherwise modified from time to time, by and among the Borrower, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent.

“Acceleration Event” has the meaning set forth in the Collateral Trust Agreement.

“Adjusted Funded Amount” means an amount equal to (a) Dollar Equivalent Amount of the aggregate amount of all Multicurrency Revolving/Term Loans as of the Closing Date minus (b) the Dollar Equivalent Amount of any permanent prepayments or permanent repayments of the Multicurrency Revolving/Term Loans pursuant to Section 2.11, Section 2.12 or Section 2.13 (in the case of Section 2.13 including the Discount) or any other permanent prepayments or permanent repayments of the Multicurrency Revolving/Term Loans made pursuant to the terms of this Agreement.

“Administrative Agent” means (i) with respect to Notices of Borrowing and the administration of Loans denominated in an Alternate Currency and interest and fee payments with respect to Loans denominated in an Alternate Currency, J.P. Morgan Europe Limited; and (ii) for all other purposes under this Agreement, JPMorgan Chase Bank, N.A., in each case in its respective capacity as Administrative Agent hereunder, and its respective permitted successors in such capacity in accordance with the terms of this Agreement.

“Administrative Questionnaire” means with respect to each Bank, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent (with a copy to the Borrower) duly completed by such Bank.

“Affiliate”, as applied to any Person, means any other Person that directly or indirectly controls, is controlled by, or is under common control with, that Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to vote ten percent (10.0%) or more of the equity securities having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting equity securities or by contract or otherwise.

“Agents” means the Administrative Agent, the Syndication Agents, the Joint Lead Arrangers and the Joint Bookrunners, collectively.

“Agreement” means this 2012 Second Priority Credit Agreement as the same may from time to time hereafter be modified, supplemented or amended.

“Alternate Currency” means the lawful currency of any of (i) the United Kingdom (British Pounds Sterling) or (ii) the European Economic Union (Euros) or (iii) Canada (Canadian Dollars).

“Alternate Currency Loan” means a Loan denominated in an Alternate Currency.

“Alternate Currency Revolving Credit Loan” means a Revolving Credit Loan denominated in an Alternate Currency.

“Applicable Fee Percentage” means the respective percentages per annum determined, at any time, based on the range into which Borrower’s Credit Rating then falls, in accordance with the table set forth below.  Any change in Borrower’s Credit Rating causing it to move to a different range on the table shall effect an immediate change in the Applicable Fee Percentage.  Borrower shall have not less than two (2) Credit Ratings at all times.  In the event that Borrower has two (2) or more Credit Ratings that are not all equivalent, the Applicable Fee Percentage shall be determined by the highest Credit Rating; provided that such highest Credit Rating shall be from S&P or Moody’s; provided, further, that if such highest Credit Rating is not from S&P or Moody’s, then the Applicable Fee Percentage shall be determined by the highest Credit Rating from either S&P or Moody’s.

Range of Borrower’s Credit Rating Applicable (S&P/Moody’s Ratings)	Fee Percentage (% per annum)
>BBB+/Baa1	0.09
BBB+/Baa1	0.10
BBB/Baa2	0.125
BBB-/Baa3	0.15
<BB+/Ba1	0.20

“Applicable Lending Office” means with respect to any Bank, (i) in the case of its Base Rate Loans and Swingline Loans, its Domestic Lending Office and (ii) in the case of its Euro-Currency Loans, its Euro-Currency Lending Office.

“Applicable Margin” means with respect to each Loan, the respective percentages per annum determined, at any time, based on the range into which the Borrower’s Credit Rating then falls, in accordance with the table set forth below. Any change in the Borrower’s Credit Rating causing it to move to a different range on the table shall effect an immediate change in the Applicable Margin.  In the event that the Borrower has two (2) or more Credit Ratings that are not all equivalent, the Applicable Margin shall be determined by the higher Credit Rating from either S&P or Moody’s.  In the event that the Borrower has only one (1) Credit Rating, the Applicable Margin shall be determined by such Credit Rating.  In the event that the Borrower does not have a Credit Rating, the Applicable Margin shall be the highest percentage per annum set forth on the table below.

Range of the Borrower’s Credit Rating (S&P/Moody’s Ratings)	Applicable Margin for Base Rate Loans (% per annum)	Applicable Margin for Euro Currency Loans (% per annum)
=BBB+/Baa1	0.25	1.25
=BBB/Baa2	0.50	1.50

“Assignee” has the meaning set forth in Section 9.6(c).

“Available Secured Bank Exposure” means, on any date of determination, the sum of (i) the aggregate undrawn commitments under the First Priority Credit Agreement on such date, (ii) the aggregate undrawn commitments under the 2011 Second Priority Credit Agreement on such date, and (iii) the aggregate undrawn Commitments hereunder on such date.

“Available Secured Note Exposure” means, on any date of determination, the excess of (i) $1,000,000,000 over (ii) the total aggregate principal amount of Second Priority Secured Exchange Notes issued on or prior to such date.

“Bank” means each entity (other than the Borrower) listed on the signature pages hereof, each Assignee which becomes a Bank pursuant to Section 9.6(c), and their respective successors.  For purposes of this Agreement, neither J.P. Morgan Securities, Inc., Citigroup Global Markets, Inc. nor Banc of America Securities LLC shall constitute a “Bank.”

“Bank Reply Period” has the meaning set forth in Section 7.9.

“Bankruptcy Code” means Title 11 of the United States Code, entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes.

“Base Euro-Currency Rate” means a rate per annum equal to the rate for deposits in Dollars or the applicable Alternate Currency with maturities comparable to the applicable Interest Period which (a) in the case of Dollars or any Alternate Currency other than Euros, appears on Reuters Page LIBOR1 as of 11:00 a.m., London time, on the Quotation Date, or (b) in the case of Euros, appears on the page of the Reuters Screen which displays an average rate of the Banking Federation of the European Union for the Euro as of 11.00 a.m., Brussels time, on the Quotation Date; provided, however, if such rate does not appear on Reuters Page LIBOR1 or the Reuters Screen which displays an average rate of the Banking Federation of the European Union for the Euro, as applicable, or if Reuters Page LIBOR1 or the Reuters Screen which displays an average rate of the Banking Federation of the European Union for the Euro, as applicable, is no longer available, the “Base Euro-Currency Rate” applicable to a particular Interest Period means a rate per annum equal to the rate at which deposits in Dollars or the applicable Alternate Currency, as the case may be, in an amount approximately equal to the applicable Euro-Currency Loan(s), and with maturities comparable to the last day of the Interest Period with respect to which such Base Euro-Currency Rate is applicable, are offered in immediately available funds in the London interbank market (or in the case of Euros, the European interbank market) to the London office of the Administrative Agent by leading banks in the London interbank market (or in the case of Euros, the European interbank market), at 11:00 a.m., London time (or in the case of Euros, Brussels time) on the Quotation Date.

“Base Rate” means, for any day, a rate per annum equal to the highest of (i) the Prime Rate for such day, (ii) the sum of 0.50% plus the Federal Funds Rate for such day and (iii) the Euro-Currency Rate for a one month Interest Period as to which such day (or if such day is not a Business Day, the immediately preceding Business Day) is the Quotation Date plus 1.00%.  Each change in the Base Rate shall become effective automatically as of the opening of business on the date of such change in the Base Rate, without prior written notice to the Borrower or the Banks.

“Base Rate Borrowing” means a Borrowing comprised of Base Rate Loans.

“Base Rate Loan” means a Loan in Dollars made or to be made by a Bank the interest on which is calculated by reference to the Base Rate in accordance with the provisions of this Agreement.

“Borrower” has the meaning set forth in the preamble hereto.

“Borrower’s Share” means the Borrower’s direct or indirect share of an Investment Affiliate based upon the Borrower’s percentage ownership (whether direct or indirect) of such Investment Affiliate.

“Borrowing” means a Revolving Credit Borrowing, a Swingline Borrowing or a Term Loan Borrowing, as the context may require.

“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit A.

“Borrowing Base Value” means, as of any date of determination:

(i)                    with respect to any Performing Loan Asset, the book value of such Performing Loan Asset, determined in accordance with GAAP;

(ii)                   with respect to any Non-Performing Loan Asset, the book value of such Non-Performing Loan Asset after giving effect to specific reserves therefor established by the Borrower as reflected in its GAAP financial statements;

(iii)                  with respect to the equity interests in a Collateral LLC owning any Credit Tenant Lease Assets, the undepreciated book value of such Credit Tenant Lease Assets, determined in accordance with GAAP (reflecting any impairment taken by the applicable Collateral LLC but without adding back any depreciation before the most recent such impairment);

(iv)                  with respect to the equity interests in a Collateral LLC owning Other Real Estate Owned Assets, the book value of such Other Real Estate Owned Assets, determined in accordance with GAAP (reflecting any impairment taken by the applicable Collateral LLC); and

(v)                   with respect to the equity interests in a Collateral LLC owning assets other than Credit Tenant Lease Assets or Other Real Estate Owned Assets, the value of such assets as determined in accordance with the foregoing clauses;

provided, however, that to the extent the sum of (x) the Borrowing Base Value of Non-Performing Loan Assets plus (y) the Borrowing Base Value of Other Real Estate Owned Assets exceeds 20% of the total aggregate Borrowing Base Value of the Collateral, such excess shall be disregarded in calculating the aggregate Borrowing Base Value of the Collateral; provided that the Joint Lead Arrangers may determine, in their sole and absolute discretion, to increase the foregoing concentration limitation on Non-Performing Loan Assets and Other Real Estate Owned Assets up to 30%, which concentration limitation may be further increased solely with the consent of the Required Banks.  If at any time the Joint Lead Arrangers determine to make any such exception with respect thereto, the Non-Performing Loan Assets and Other Real Estate Owned Assets comprising such excess amount shall be included in calculating the aggregate Borrowing Base Value.  Notwithstanding anything to the contrary contained herein, there shall be no Borrowing Base Value attributable to (i) the equity interests in any Collateral SPV or (ii) any assets owned by any Collateral LLC other than any Loan Assets, Credit Tenant Lease Assets, Other Real Estate Owned Assets or interests in Venture LLCs.

“British Pounds Sterling Multicurrency Revolving/Term Loan Commitment” means with respect to each Bank, the obligation of such Bank to make Multicurrency Revolving/Term Loans in British Pounds Sterling or Dollars to the Borrower pursuant to Section 2.1 in the principal amount set forth on Schedule 1.1A next to the name of such Bank as such Bank’s “British Pounds Sterling Multicurrency Revolving/Term Loan Commitment”).  The aggregate amount of the Banks’ British Pounds Sterling Multicurrency Revolving/Term Loan Commitments is £86,000,000.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

“Canadian Dollar Multicurrency Revolving/Term Loan Commitment” means with respect to each Bank, the obligation of such Bank to make Multicurrency Revolving/Term Loans in Canadian Dollars or Dollars to the Borrower pursuant to Section 2.1 in the principal amount set forth on Schedule 1.1A next to the name of such Bank as such Bank’s “Canadian Dollar Multicurrency Revolving/Term Loan Commitment”.  The aggregate amount of the Banks’ Canadian Dollar Multicurrency Revolving/Term Loan Commitments is CAD56,000,000.

“Capital Leases” as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee which, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Cash or Cash Equivalents” means (a) cash; (b) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by an agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year after the date of acquisition thereof; (c) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within ninety (90) days after the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from any two of S&P, Moody’s or Fitch (or, if at any time no two of the foregoing shall be rating such obligations, then from such other nationally recognized rating services acceptable to the Administrative Agent); (d) commercial paper (foreign and domestic) or master notes, other than commercial paper or master notes issued by the Borrower or any of its Affiliates, and, at the time of acquisition, having a long-term rating of at least A or the equivalent from S&P, Moody’s or Fitch and having a short-term rating of at least A-1 and P-1 from S&P and Moody’s, respectively (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then the highest rating from such other nationally recognized rating services acceptable to the Administrative Agent); (e) domestic and foreign certificates of deposit or domestic time deposits or foreign deposits or bankers’ acceptances (foreign or domestic) in Dollars that are issued by a bank (I) which has, at the time of acquisition, a long-term rating of at least A or the equivalent from S&P, Moody’s or Fitch and (II) if a domestic bank, which is a member of the Federal Deposit Insurance Corporation; (f) overnight securities repurchase agreements, or reverse repurchase agreements secured by any of the foregoing types of securities or debt instruments; provided that the collateral supporting such repurchase agreements shall have a value not less than 101% of the principal amount of the repurchase agreement plus accrued interest; and (g) money market funds invested in investments substantially all of which consist of the items described in clauses (a) through (f) foregoing.

“Cash Flow Projections” means cash flow projections of the Borrower and its Consolidated Subsidiaries substantially in the form of Exhibit B.

“Closing Date” means the date on or after the Effective Date on which the conditions set forth in Section 3.1 shall have been satisfied to the satisfaction of the Administrative Agent.

“Code” means the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collateral” means all Eligible Assets of the Collateral SPVs, now owned or hereafter acquired, upon which a Lien is purported to be created by the Collateral Documents.

“Collateral Documents” means the Security Agreement, the Collateral Trust Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative Agent and/or the Collateral Trustee granting a Lien on any property of any Person to secure the obligations and liabilities of the Borrower or any Guarantor under any Loan Document.

“Collateral LLC” means any Subsidiary, other than a Collateral SPV, of the Borrower that owns Loan Assets, Credit Tenant Lease Assets, Other Real Estate Owned Assets or interests in Venture LLCs, in each case, the equity interests in which are directly and wholly owned by one or more Collateral SPVs.

“Collateral LLC Deposit Account” has the meaning set forth in Section 5.8(a).

“Collateral Report” means the report delivered pursuant to Section 5.1(l), substantially in the form of Exhibit D.

“Collateral SPV” means iStar Tara Holdings LLC, iStar Tara LLC or any other special purpose entity of the Borrower formed to own and hold Collateral, in each case (other than with respect to iStar Tara Holdings LLC), the equity interests in which are directly and wholly owned by iStar Tara Holdings LLC or iStar Tara LLC.

“Collateral SPV Deposit Account” has the meaning set forth in Section 5.8(a).

“Collateral Trust Agreement” means the Collateral Trust and Intercreditor Agreement dated as the date hereof, between iStar Tara Holdings LLC, iStar Tara LLC, certain Subsidiaries of the Borrower, JPMorgan Chase Bank, N.A., as the first priority agent, the 2011 second priority agent and the 2012 second priority agent, and the Collateral Trustee, substantially in the form of Exhibit E, as the same may be amended, modified or supplemented from time to time.

“Collateral Trustee” means The Bank of New York Mellon Trust Company, N.A., as collateral trustee under the Collateral Documents, or any successor collateral trustee pursuant to the terms of the Collateral Documents.

“Commitment” means, with respect to each Bank, such Bank’s Revolving Credit Commitment, such Bank’s Multicurrency Revolving/Term Loan Commitments (taken singly or together, as the context may require) and/or such Bank’s Dollar Term Loan Commitment, as the context may require.

“Consolidated Subsidiary” means at any date (i) any Collateral SPV, (ii) any Collateral LLC and (iii) any other Subsidiary or other entity which is consolidated with the Borrower in accordance with GAAP.

“Consolidated Tangible Net Worth” means, at any time, the tangible net worth of the Borrower, on a consolidated basis, determined in accordance with GAAP.

“Consulting Bank” has the meaning set forth in Section 2.23(b).

“Contingent Obligation” as to any Person means, without duplication, (i) any contingent obligation of such Person required to be shown on such Person’s balance sheet in accordance with GAAP which is not otherwise Indebtedness, and (ii) any obligation required to be disclosed in accordance with GAAP in the footnotes to such Person’s financial statements, guaranteeing partially or in whole any Non-Recourse Indebtedness, lease, dividend or other obligation, exclusive of contractual indemnities (including, without limitation, any indemnity or price-adjustment provision relating to the purchase or sale of securities or other assets) and guarantees of non-monetary obligations (other than guarantees of completion) which have not yet been called on or quantified, of such Person or of any other Person.  The amount of any Contingent Obligation described in clause (ii) shall be deemed to be (a) with respect to a guaranty of interest or interest and principal, or operating income guaranty, the Net Present Value of the sum of all payments required to be made thereunder (which in the case of an operating income guaranty shall be deemed to be equal to the debt service for the note secured thereby), through (i) in the case of an interest or interest and principal guaranty, the stated date of maturity of the obligation (and commencing on the date interest could first be payable thereunder), or (ii) in the case of an operating income guaranty, the date through which such guaranty will remain in effect, and (b) with respect to all guarantees not covered by the preceding clause (a), an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as recorded on the balance sheet and on the footnotes to the most recent financial statements of the Borrower required to be delivered pursuant to Section 5.1 hereof. Notwithstanding anything contained herein to the contrary, guarantees of completion shall not be deemed to be Contingent Obligations unless and until a claim for payment or performance has been made thereunder, at which time any such guaranty of completion shall be deemed to be a Contingent Obligation in an amount equal to any such claim.  Subject to the preceding sentence, (i) in the case of a joint and several guaranty given by such Person and another Person (but only to the extent such guaranty is recourse, directly or indirectly to the Borrower), the amount of the guaranty shall be deemed to be 100% thereof unless and only to the extent that such other Person has delivered Cash or Cash Equivalents to secure all or any part of such Person’s guaranteed obligations, (ii) in the case of joint and several guarantees given by a Person in whom the Borrower owns an interest (which guarantees are non-recourse to the Borrower), to the extent the guarantees, in the aggregate, exceed 15% of total asset value, the amount which is the lesser of (x) the amount in excess of 15% or (y) the amount of the Borrower’s interest therein shall be deemed to be a Contingent Obligation of the Borrower, and (iii) in the case of a guaranty (whether or not joint and several) of an obligation otherwise constituting Indebtedness of such Person, the amount of such guaranty shall be deemed to be only that amount in excess of the amount of the obligation constituting Indebtedness of such Person. All matters constituting “Contingent Obligations” shall be calculated without duplication.

“Coverage Ratio” means at any time the ratio of (A) the aggregate Borrowing Base Value of the Collateral in which the Collateral Trustee has a first priority, perfected security interest (other than any Permitted Liens described in clause (a), (b) or (f) of the definition thereof set forth herein) to (B) the sum of (i) the aggregate principal amount of all loans and the aggregate undrawn amount of all letters of credit outstanding and unpaid letter of credit reimbursement obligations under the Secured Bank Facilities, (ii) the aggregate principal amount of Second Priority Secured Exchange Notes outstanding (if any), and (iii) the aggregate amount of all Discounts realized by the Borrower prior to such time; provided that for purposes of calculating the Coverage Ratio, the Borrower may use Borrowing Base Values as of the end of the most recently ended Fiscal Quarter, with adjustments for (x) any payments or prepayments of principal of the Loan Assets, (y) the cash proceeds of any sales or other realizations on account of Credit Tenant Lease Assets and Other Real Estate Owned Assets included, or effectively included, in the Collateral and (z) any withdrawals from, additions to or increased fundings in respect of, the Collateral.

“Coverage Test” has the meaning set forth in Section 5.17.

“Credit Rating” means a rating assigned by a Rating Agency to the Borrower’s senior unsecured long term indebtedness.

“Credit Tenant Lease Assets” means properties substantially all of which are either (i) leased to a governmental entity, (ii) leased to a tenant (or guaranteed by a Person) with an Investment Grade Rating, (iii) properties which, if unavailable to a tenant, would materially impair the continued operation of such tenant, including without limitation, headquarters facilities, distribution centers, manufacturing facilities, or pools or classes of multiple properties leased under blanket leases or (iv) any other assets that the Borrower has classified as a credit tenant lease consistent with past practice.  In addition, “Credit Tenant Lease Assets” will be leased to such corporate users primarily on a triple net basis, but may also be leased on a double net, gross lease with expense stop, or bond-type basis.

“DB Master Repurchase Agreement” means the Amended and Restated Master Repurchase Agreement dated as of January 9, 2006, as amended, by and among iStar DB Seller, LLC, as seller, Deutsche Bank AG, Cayman Islands Branch, as buyer, and the Borrower, as sponsor.

“Debt Service” means, for any period and without duplication, Interest Expense for such period on all Indebtedness of the Borrower on a consolidated basis.

“Default” means any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” has the meaning set forth in Section 2.8(c).

“Defaulting Bank” means any Bank, as reasonably determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans under this Agreement or loans under either the 2011 Second Priority Credit Agreement or the First Priority Credit Agreement within three Business Days of the date required to be funded by it hereunder or thereunder, as applicable, unless the subject of a good faith dispute, (b) notified the Borrower, the Administrative Agent, or any Bank, or as applicable, the administrative agent or any lender under either the 2011 Second Priority Credit Agreement or the First Priority Credit Agreement, in writing, or made a public statement, that it does not intend or is not able to comply with any of its funding obligations under this Agreement or under either the 2011 Second Priority Credit Agreement or the First Priority Credit Agreement, (c) failed, within three Business Days after written request by the Administrative Agent, or as applicable, the administrative agent under either the 2011 Second Priority Credit Agreement or the First Priority Credit Agreement, to confirm that it will comply with the terms of this Agreement or either the 2011 Second Priority Credit Agreement or the First Priority Credit Agreement relating to its obligations to fund prospective Loans or loans under either the 2011 Second Priority Credit Agreement or the First Priority Credit Agreement, or (d) otherwise failed to pay over to the Administrative Agent or any other Bank any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute; provided, however, in each case, at any time such failure is remedied or notice retracted, such Bank shall no longer be a Defaulting Bank.

“Deposit Account Control Agreement” means, individually and collectively, each “Deposit Account Control Agreement” referred to in the Security Agreement.

“Discount” means, with respect to any prepayment of loans outstanding under the Secured Bank Facilities or any repurchase of Second Priority Secured Exchange Notes, the excess of (x) the par principal amount of such loans prepaid or such Second Priority Secured Exchange Notes repurchased, as applicable, over (y) the discounted prepayment amount or purchase price, as applicable, with respect to such prepayment or repurchase.

“Dollar Equivalent Amount” means (i) with respect to any amount of Alternate Currency on any day, the equivalent amount in Dollars of such amount of Alternate Currency as determined by the Administrative Agent using the applicable Exchange Rate on such day and (ii) with respect to any amount of Dollars, such amount.

“Dollar Multicurrency Revolving/Term Loan Commitment” means with respect to each Bank, the obligation of such Bank to make Multicurrency Revolving/Term Loans in Dollars to the Borrower pursuant to Section 2.1 in the principal amount set forth on Schedule 1.1A next to the name of such Bank as such Bank’s “Dollar Multicurrency Revolving/Term Loan Commitment”.  The aggregate amount of the Banks’ Dollar Multicurrency Revolving/Term Loan Commitments is $45,000,000.

“Dollars” and “$” means the lawful money of the United States.

“Dollar Term Loan” means a term loan made by a Bank in Dollars, pursuant to Section 2.1(b); provided that, if any such loan or loans (or portions thereof) are combined or subdivided pursuant to a Notice of Interest Rate Election, the term “Dollar Term Loan” (or, when “Term Loan” is used, “Term Loan”) shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.

“Dollar Term Loan Commitment” means with respect to each Bank, the obligation of such Bank to make a Term Loan in Dollars to the Borrower on the Closing Date in the principal amount set forth on Schedule 1.1A next to the name of such Bank as such Bank’s “Dollar Term Loan Commitment”.  The initial aggregate amount of the Banks’ Dollar Term Loan Commitments is $295,000,000.

“Domestic Lending Office” means, as to each Bank, its office located at its address in the United States set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Bank may hereafter designate as its Domestic Lending Office by notice to the Borrower and the Administrative Agent.

“EBITDA” means, for any period on a consolidated basis in accordance with GAAP (i) Net Income for such period, plus (ii) depreciation, depletion and amortization expense and other non-cash items deducted in the calculation of Net Income for such period, plus (iii) Interest Expense deducted in the calculation of Net Income for such period, plus (iv) dividends and distributions from the Borrower’s Investment Affiliates (exclusive of returns of equity), minus (v) income from any Investment Affiliates, minus (vi) gains and losses from discontinued operations, all of the foregoing without duplication. Notwithstanding the foregoing, however, in the case of any asset that is less than 100% owned, directly or indirectly, by the Borrower, only the Borrower’s pro rata share of the items set forth in clauses (i), (ii), (iii) and (vi) shall be included in EBITDA.

“Effective Date” means the date this Agreement becomes effective in accordance with Section 9.8.

“Eligible Assets” means Performing Loan Assets, Non-Performing Loan Assets and the equity interests in Collateral LLCs.

“Environmental Affiliate” means any partnership, joint venture, trust or corporation in which an equity interest is owned directly or indirectly by the Borrower and, as a result of the ownership of such equity interest, the Borrower may have recourse liability for Environmental Claims against such partnership, joint venture, trust or corporation (or the property thereof).

“Environmental Claim” means, with respect to any Person, any notice, claim, demand or similar communication (written or oral) by any other Person alleging potential liability of such Person for investigatory costs, cleanup costs, governmental response costs, natural resources damage, property damages, personal injuries, fines or penalties arising out of, based on or resulting from (i) the presence, or release into the environment, of any Materials of Environmental Concern at any location, whether or not owned by such Person or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law, in each case (with respect to both (i) and (ii) above) as to which there is a reasonable possibility of an adverse determination with respect thereto and which, if adversely determined, would have a Material Adverse Effect on the Borrower.

“Environmental Laws” means any and all federal, state, and local statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, licenses, agreements and other governmental restrictions relating to the environment, the effect of the environment on human health or to emissions, discharges or releases of Materials of Environmental Concern into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern or the cleanup or other remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

“ERISA Group” means the Borrower, any Subsidiary, and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all members of an “affiliated service group” which, together with the Borrower, or any Subsidiary, are treated as a single employer under Section 414 of the Code or Section 4001(b)(1) of ERISA.

“Euro-Currency Borrowing” means a Borrowing comprised of Euro-Currency Loans.

“Euro-Currency Business Day” means any Business Day on which banks are open for dealings in deposits in Dollars in the London interbank market and any day on which commercial banks are open for foreign exchange business in (i) London, or (ii) if such reference relates to the date on which any amount is to be paid or made available in an Alternate Currency, the principal financial center in the country of such Alternate Currency, except that with respect to Euros, the same shall mean a TARGET Day.

“Euro-Currency Lending Office” means, as to each Bank, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Euro-Currency Lending Office) or such other office, branch or affiliate of such Bank as it may hereafter designate as its Euro-Currency Lending Office by notice to the Borrower and the Administrative Agent.

“Euro-Currency Loan” means a Loan made or to be made by a Bank in accordance with the applicable Notice of Borrowing, the interest on which is calculated by reference to the Euro-Currency Rate.

“Euro-Currency Rate” means with respect to any Interest Period applicable to a Euro-Currency Loan, an interest rate per annum obtained by dividing (i) the Base Euro-Currency Rate applicable to that Interest Period by (ii) a percentage equal to 100% minus the Euro-Currency Reserve Percentage in effect.

“Euro-Currency Reserve Percentage” means, for any day, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Federal Reserve

Board (or any successor) under Regulation D, as Regulation D may be amended, modified or supplemented, for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding $5,000,000,000 in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Currency Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Bank to United States residents).

“Euro Multicurrency Revolving/Term Loan Commitment” means with respect to each Bank, the obligation of such Bank to make Multicurrency Revolving/Term Loans in Euros or Dollars to the Borrower pursuant to Section 2.1 in the principal amount set forth on Schedule 1.1A next to the name of such Bank as such Bank’s “Euro Multicurrency Revolving/Term Loan Commitment”.  The aggregate amount of the Banks’ Euro Multicurrency Revolving/Term Loan Commitments is €68,000,000.

“Event of Default” has the meaning set forth in Section 6.1.

“Exchange Option Termination” means the termination of the Borrower’s option to issue Second Priority Exchange Notes which shall result from the delivery, at any time, by the Borrower of written notice to the Administrative Agent of its determination not to issue any, or any additional, Second Priority Secured Exchange Notes.

“Exchange Rate” means, (i) the rate appearing on the relevant display page (as determined by the Administrative Agent) on the Reuters Monitor Money Rates Service for the sale of the applicable Alternate Currency for Dollars in the London foreign exchange market at approximately 11:00a.m. (London time) for delivery two (2) Euro-Currency Business Days later or if not available (ii) the spot selling rate at which the Administrative Agent offers to sell such Alternate Currency for Dollars in the London foreign exchange  market at approximately 11:00a.m. (London time) for delivery two Euro-Currency Business Days later; provided, however, that if, at the time of any such determination, no such spot rate can reasonably be quoted, the Administrative Agent may use any reasonable method (including obtaining quotes from two (2) or more market makers for the applicable Alternate Currency) as it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Existing Credit Agreements” means the Existing 2006 Credit Agreement and the Existing 2007 Credit Agreement.

“Existing 2006 Credit Agreement” means the Amended and Restated Revolving Credit Agreement dated as of June 28, 2006, as amended, by and among the Borrower, the lenders party thereto and JPMorgan Chase Bank, N.A. as administrative agent.

“Existing 2006 Credit Agreement Amendment and Commitment Transfer Agreement” means the Amendment and Commitment Transfer Agreement in respect of the Existing 2006 Credit Agreement dated as of March 13, 2009, among the Borrower and JPMorgan Chase Bank, N.A., as administrative agent, and consented to by the Required Banks (as defined in the Existing 2006 Credit Agreement).

“Existing 2007 Credit Agreement” means the Revolving Credit Agreement, dated as of June 26, 2007, as amended, by and among the Borrower, the lenders party thereto and JPMorgan Chase Bank, N.A. as administrative agent.

“Existing 2007 Credit Agreement Amendment and Commitment Transfer Agreement” means the Amendment and Commitment Transfer Agreement in respect of the Existing 2007 Credit Agreement dated as of March 13, 2009 among the Borrower and JPMorgan Chase Bank, N.A., as administrative agent, and consented to by the Required Banks (as defined in the Existing 2007 Credit Agreement).

“Existing 2008 Credit Agreement” means the 364-Day Term Loan Agreement dated as of March 10, 2008, as amended, among iStar Corporate Collateral LLC, as borrower, the Borrower, as guarantor, JPMorgan Chase Bank, N.A., as administrative agent, and the other parties thereto.

“Existing 2008 Credit Agreement Amendments” means the (i) Amendment Agreement in respect of the Existing 2008 Credit Agreement dated as of February 23, 2009 and (ii) the Second Amendment Agreement in respect of the Existing 2008 Credit Agreement to be entered into on or prior to March 13, 2009, in each case among iStar Corporate Collateral LLC, the Borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Administrative Agent on such day for such transactions as determined by the Administrative Agent.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System as constituted from time to time.

“First Priority Credit Agreement” means the $1,000,000,000 First Priority Credit Agreement, dated as of the date hereof, as amended, supplemented or otherwise modified from time to time, by and among the Borrower, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent.

“First Priority Secured Parties” has the meaning set forth in the Collateral Trust Agreement.

“Fiscal Quarter” means a fiscal quarter of a Fiscal Year.

“Fiscal Year” means the fiscal year of the Borrower.

“Fitch” means Fitch Investors Services, Inc., or any successor thereto.

“Fixed Charge Coverage Ratio” means at any time the ratio of EBITDA to Fixed Charges, for the then most recently completed four (4) consecutive Fiscal Quarters.

“Fixed Charge Coverage Ratio Payment Event” means any time and for so long as the Fixed Charge Coverage Ratio is less than 1.25 to 1.00.

“Fixed Charges” for any Fiscal Quarter period means the sum of (i) Debt Service for such period, and (ii) dividends on preferred units payable by the Borrower for such period.  If any of the foregoing Debt Service is with respect to Indebtedness that is subject to an interest rate cap agreement purchased by the Borrower or a Consolidated Subsidiary, the interest rate shall be assumed to be the lower of the actual interest payable on such Indebtedness or the capped rate of such interest rate cap agreement.

“Fremont Assets” means the assets subject to the Fremont Participation Agreement.

“Fremont Participation Agreement” means the Loan Participation Agreement, dated as of May 21, 2007, originally by and among Fremont Investment & Loan and iStar FM Loans LLC, as amended, supplemented or otherwise modified from time to time.

“Fronting Bank” means JPMorgan Chase Bank, N.A., and each other Bank that shall consent thereto as may be designated by the Borrower from time to time.

“GAAP” means generally accepted accounting principles in the United States recognized as such in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“GE Credit Tenant Lease Facility” means collectively, (a) the loans made to American Financial Exchange LLC pursuant to a certain Loan Agreement dated as of June 26, 2008 among American Financial Exchange LLC, the lenders party thereto and General Electric Capital Corporation, as Administrative Agent (as amended from time to time) and (b) the loans made to iStar CTL Finance LLC pursuant to a certain Loan Agreement dated as of April 30, 2008 among iStar CTL Finance LLC, the lenders party thereto and General Electric Capital Corporation, as Administrative Agent (as amended from time to time), as such Loan Agreements have been or are amended from time to time.

“Grantor” means each of the Collateral SPVs that is a party to the Security Agreement.

“Group of Loans” means, at any time, (i) a group of Multicurrency Revolving/Term Loans or Dollar Term Loans consisting of (x) in the case of any such Term Loans in Dollars, all Term Loans which are Base Rate Loans at such time, or (y) all such Term Loans which are Euro-Currency Loans having the same Interest Period at such time or (ii) a group of Revolving Credit Loans consisting of (x) in the case of Revolving Credit Loans in Dollars, all Revolving Credit Loans which are Base Rate Loans at such time, or (y) all Revolving Credit Loans which are Euro-Currency Loans having the same Interest Period at such time; provided that, in each case, if a Loan of any particular Bank is converted to or made as a Base Rate Loan pursuant to Section 8.2 or Section 8.5, such Loan shall be included in the same Group or Groups of Loans from time to time as it would have been in if it had not been so converted or made.

“Guarantee Agreement” means the 2012 Second Priority Guarantee Agreement dated as of the date hereof entered into by each Guarantor, substantially in the form of Exhibit F, as the same may be amended, modified or supplemented from time to time.

“Guarantors” means each of the Collateral SPVs and the Collateral LLCs that, in each case, is party to the Guarantee Agreement and other such guarantors as may from time to time be added, by a supplement to the Guarantee Agreement in a form reasonably satisfactory to the Administrative Agent.

“Indebtedness” as applied to any Person, means, at any time, without duplication, (a) all indebtedness, obligations or other liabilities of such Person (whether consolidated or representing the proportionate interest in any other Person) (i) for borrowed money (including construction loans) or evidenced by debt securities, debentures, acceptances, notes or other similar instruments, and any accrued interest, fees and charges relating thereto, (ii) under profit payment agreements or in respect of obligations to redeem, repurchase or exchange any Securities of such Person or to pay dividends in respect of any stock, (iii) with respect to letters of credit issued for such Person’s account, (iv) to pay the deferred purchase price of property or services, except accounts payable and accrued expenses arising in the ordinary course of business, (v) in respect of Capital Leases, (vi) which are Contingent Obligations or (vii) under warranties and indemnities; (b) all indebtedness, obligations or other liabilities of such Person or others secured by a Lien on any property of such Person, whether or not such indebtedness, obligations or liabilities are assumed by such Person, all as of such time (provided that the value of such indebtedness, obligations or liabilities shall be limited to the lesser of (x) the amount of such indebtedness, obligations or liabilities assumed by such Person and (y) the undepreciated book value of the property subject to such Lien, determined in accordance with GAAP, and less any impairment charge; provided, further, however, that if the amount of such indebtedness, obligations or liabilities are greater than 90% of such undepreciated book value of the encumbered property when assumed or incurred, then, if the Borrower intends to apply the provisions of this proviso thereto, the Borrower shall deliver an appraisal prepared by an independent appraiser to the Administrative Agent with respect to the value of the applicable property); (c) all indebtedness, obligations or other liabilities of such Person in respect of Interest Rate Contracts and foreign exchange contracts, net of liabilities owed to such Person by the counterparties thereon; (d) all preferred stock subject (upon the occurrence of any contingency or otherwise) to mandatory redemption; and (e) all contingent contractual obligations with respect to any of the foregoing.

“Indemnitee” has the meaning set forth in Section 9.3(b).

“Interest Expense” means, for any period and without duplication, total interest expense, whether paid, accrued or capitalized, of the Borrower, on a consolidated basis determined in accordance with GAAP.

“Interest Period” means with respect to each Euro-Currency Borrowing, the period commencing on the date of such Borrowing specified in the Notice of Borrowing or on the date specified in the applicable Notice of Interest Rate Election and ending 1, 2 or 3 months thereafter as the Borrower may elect in the applicable Notice of Borrowing or Notice of Interest Rate Election; provided, that:

(a)  any Interest Period which would otherwise end on a day which is not a Euro-Currency Business Day shall be extended to the next succeeding Euro-Currency Business Day unless such Euro-Currency Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Euro-Currency Business Day;

(b)  any Interest Period which begins on the last Euro-Currency Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Euro-Currency Business Day of a calendar month; and

(c)  no Interest Period may end later than the Maturity Date.

“Interest Rate Contracts” means, collectively, interest rate swap, collar, cap or similar agreements providing interest rate protection.

“Investment Affiliate” means any joint venture or Subsidiary, whose financial results are not consolidated under GAAP with the financial results of the Borrower on the consolidated financial statements of the Borrower.

“Investment Grade Rating” means a rating for a Person’s senior long-term unsecured debt of BBB- or better from S&P or of Baa3 or better from Moody’s.  In the event that the Borrower receives Credit Ratings from S&P and Moody’s, and such Credit Ratings are not equivalent, the lower of such two (2) Credit Ratings shall be used to determine whether an Investment Grade Rating was achieved.

“Joint Bookrunners” means J.P. Morgan Securities Inc., Banc of America Securities LLC and Citigroup Global Markets Inc., in their respective capacities as Joint Bookrunners hereunder.

“Joint Lead Arrangers” means J.P. Morgan Securities Inc., Banc of America Securities LLC and Citigroup Global Markets Inc., in their respective capacities as Joint Lead Arrangers hereunder.

“Junior Priority Secured Exchange Notes” means Secured Exchange Notes which are secured by a third or more junior priority security interest in the Collateral.

“Letter(s) of Credit” means any letter of credit issued hereunder.

“Letter of Credit Collateral” has the meaning provided in Section 6.4.

“Letter of Credit Collateral Account” has the meaning provided in Section 6.4.

“Letter of Credit Documents” has the meaning provided in Section 2.20.

“Letter of Credit Usage” means at any time the sum of the Dollar Equivalent Amount of (i) the aggregate maximum amount available to be drawn under the Letters of Credit then outstanding, assuming compliance with all requirements for drawing referred to therein, and (ii) the aggregate amount of the Borrower’s unpaid obligations under this Agreement in respect of the Letters of Credit.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement, in each case that has the effect of creating a security interest in respect of such asset.  For the purposes of this Agreement, the Borrower or any Consolidated Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Listed Eligible Assets” means the Eligible Assets included on the ranked list set forth on Schedule 1.1B, as such Schedule may be updated and as such list may be re-ranked or otherwise modified in accordance with the terms of this Agreement.

“Listed Eligible Asset Payment Event” means after a Principal Collateral Payment has been made in respect of certain Collateral, any time and for so long as the aggregate Borrowing Base Value of all Listed Eligible Assets is not sufficient to replace the Collateral in respect of which such Principal Collateral Payment has been made for purposes of compliance with the applicable Coverage Test.

“Loan” means a Term Loan, a Revolving Credit Loan or a Swingline Loan, and “Loans” means Term Loans, Revolving Credit Loans or Swingline Loans or any combination of the foregoing.

“Loan Assets” means senior or subordinated loans that may be either fixed or variable rate, including, without limitation, first mortgages, second mortgages, mezzanine loans, repurchase agreements, participations in loans, interim facilities, corporate loans, debt securities, “B” notes and collateralized mortgage-backed securities.

“Loan Documents” means this Agreement, any Note, the Guarantee Agreement, any Letter of Credit, any Letter of Credit Document and each Collateral Document.

“Loan Parties” means the Borrower and each Guarantor.

“Mandatory Borrowing” has the meaning set forth in Section 2.4(b)(iii).

“Material Adverse Effect” means an effect resulting from any circumstance or event or series of circumstances or events, of whatever nature (but excluding general economic conditions), which does or could reasonably be expected to, materially and adversely impair (i) the ability of the Borrower and its Consolidated Subsidiaries, taken as a whole, to perform their respective obligations under the Loan Documents, or (ii) the ability of the Administrative Agent or the Banks to enforce the Loan Documents.

“Material Default” means (i) any Default resulting from the Borrower’s failure to pay any principal of any Loan hereunder, including any mandatory prepayment hereunder, or any interest due on any Loan or any fees or other amount payable hereunder, (ii) any Default resulting from the Borrower’s failure to be in compliance with any covenant contained in Section 5.1(a), (b), (c), 5.1(d)(i) (provided that the officer of the Borrower that, in such case, has obtained knowledge of the applicable Default or Event of Default is any of the president, chief executive officer, chief financial officer or chief operating officer of the Borrower or any officer performing the customary duties of any such position), (k), (l), Section 5.8, Section 5.10, Section 5.14, Section 5.17, including on a pro forma basis after giving effect to any relevant transaction or (iii) any other material Default as to which the Borrower shall have received written notice.

“Materials of Environmental Concern” means and includes pollutants, contaminants, hazardous wastes, toxic and hazardous substances, asbestos, lead, petroleum and petroleum by-products.

“Maturity Date” means the date when all of the Obligations hereunder shall be due and payable which shall be June 26, 2012, unless otherwise accelerated pursuant to the terms hereof.

“Moody’s” means Moody’s Investors Services, Inc. or any successor thereto.

“Mortgage-Eligible Assets” means Credit Tenant Lease Assets owned by Pledged Collateral LLCs other than the Mortgage-Exempt Assets.

“Mortgage-Exempt Asset” means (i) at any time, any Credit Tenant Lease Asset owned by (a) iStar Bowling Centers I LP, (b) iStar Bowling Centers II LP or (c) any Venture LLC, and (ii) each of the following Credit Tenant Lease Assets commonly known as (a) Sky Chefs I, (b) Sky Chefs II, (c) Fresenius USA or (d) Cequent Towing Products, in each case, unless the binding contract, as in effect on the Closing Date, for a Third Party Sale of its owned real property is terminated prior to consummation; provided, however, that the Borrower may, at any time, by written notice to the Joint Lead Arrangers, remove any such Credit Tenant Lease Asset from the list of Mortgage-Exempt Assets and thereafter the related real property shall be eligible to become a Mortgaged Property in accordance with Section 2.24.

“Mortgaged Properties” means the real properties as to which the Collateral Trustee for the benefit of the Secured Parties shall be granted a Lien pursuant to the Mortgages as required by and in accordance with Section 2.24.

“Mortgages” means each of the real property mortgages and deeds of trust made by any Pledged Collateral LLC in favor of, or for the benefit of, the Collateral Trustee, for the benefit of the Secured Parties, substantially in the form of Exhibit J (with such changes thereto as shall be advisable under the law of the jurisdiction in which such real property mortgage or deed of trust is to be recorded to the extent such changes do not increase the obligations of any Loan

Party and do not decrease the rights of any Loan Party or otherwise modify the substantive and remedial provisions of the Mortgages).

“Multicurrency Revolving Loan Period” has the meaning set forth in Section 2.1(d).

“Multicurrency Revolving/Term Loan” means a term loan made by a Bank in British Pounds Sterling, Canadian Dollars, Euros or Dollars, as applicable, pursuant to Section 2.1(a) or a revolving loan made by a Bank in British Pounds Sterling, Canadian Dollars, Euros or Dollars, as applicable, pursuant to Section 2.1(d); provided that, if any such loan or loans (or portions thereof) are combined or subdivided pursuant to a Notice of Interest Rate Election, the term “Multicurrency Revolving/Term Loan” shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.

“Multicurrency Revolving/Term Loan Commitments” means with respect to each Bank, such Bank’s British Pounds Sterling Multicurrency Revolving/Term Loan Commitment, Canadian Dollar Multicurrency Revolving/Term Loan Commitment, Euro Multicurrency Revolving/Term Loan Commitment and Dollar Multicurrency Revolving/Term Loan Commitment.  The initial aggregate amount of the Banks’ Multicurrency Revolving/Term Loan Commitments is the Dollar Equivalent as of the Closing Date of their British Pounds Sterling Multicurrency Revolving/Term Loan Commitments, Canadian Dollar Multicurrency Revolving/Term Loan Commitments, Euro Multicurrency Revolving/Term Loan Commitments and Dollar Multicurrency Revolving/Term Loan Commitments and thereafter, subject to Section 2.1(d) shall be $295,000,000.

“Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has at any time after September 25, 1980 made contributions or has been required to make contributions (for these purposes any Person which ceased to be a member of the ERISA Group after September 25, 1980 will be treated as a member of the ERISA Group).

“Net Income” means, for any period, net income (or loss) of the Borrower for such period, calculated on a consolidated basis in conformity with GAAP.

“Net Present Value” means, as to a specified or ascertainable Dollar amount, the present value, as of the date of calculation of any such amount using a discount rate equal to the Base Rate in effect as of the date of such calculation.

“Net Worth” means, at any time, the sum of the Borrower’s (i) book equity, (ii) accumulated depreciation, (iii) accumulated depletion, and (iv) reserves for loan losses, all in accordance with GAAP and, in the case of items (ii), (iii) and (iv) hereof, exclusive of amounts attributable to Investment Affiliates.

“Non-Excluded Taxes” has the meaning set forth in Section 8.4.

“Non-Performing Loan Assets” means any Loan Asset classified as non-performing in accordance with the Borrower’s internal procedures, consistent with past practice.

“Non-Recourse Indebtedness” means Indebtedness with respect to which recourse for payment is limited to (i) specific assets related to a particular Property or group of Properties encumbered by a Lien securing such Indebtedness or (ii) for all purposes other than Section 5.14 or Section 6.1(e) hereof, any Subsidiary (provided that if a Subsidiary is a partnership, there is no recourse to the Borrower as a general partner of such partnership); provided that if any portion of Indebtedness is so limited, then such portion shall constitute Non-Recourse Indebtedness and only the remainder of such Indebtedness shall constitute Recourse Debt; provided, further, however, that personal recourse of the Borrower for any such Indebtedness for fraud, misrepresentation, misapplication of cash, waste, Environmental Claims and liabilities and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate indemnification agreements in non-recourse financing of real estate shall not, by itself, prevent such Indebtedness from being characterized as Non-Recourse Indebtedness.

“Notes” means the promissory notes of the Borrower, substantially in the form of Exhibits G-1, G-2 and G-3 hereto, respectively, evidencing the obligation of the Borrower to repay Term Loans, Revolving Credit Loans and Swingline Loans, respectively and “Note” means any one of such promissory notes issued hereunder.

“Notice of Borrowing” means a notice from the Borrower in accordance with Section 2.3 or Section 2.4.

“Notice of Interest Rate Election” has the meaning set forth in Section 2.7.

“Obligations” means all obligations, liabilities, indemnity obligations and Indebtedness of every nature of the Borrower, from time to time owing to the Administrative Agent, any other Agent or any Bank under or in connection with this Agreement or any other Loan Document.

“Other Real Estate Owned Assets” means properties acquired by foreclosure or by deed-in-lieu of foreclosure in partial or total satisfaction of Non-Performing Loan Assets.

“Other Taxes” has the meaning set forth in Section 8.4.

“Outstanding Secured Exposure” means, on any date of determination, the aggregate principal amount of all loans and reimbursement obligations and the aggregate undrawn amount of all letters of credit outstanding under the Secured Bank Facilities on such date.

“Parent” means, with respect to any Bank, any Person controlling such Bank.

“Participant” has the meaning set forth in Section 9.6(b).

“Patriot Act” has the meaning set forth in Section 9.15.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Performing Loan Assets” means any Loan Assets other than Non-Performing Loan Assets.

“Permitted Liens” means:

(a)  Liens for Taxes, assessments or other governmental charges not yet due and payable or which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted in accordance with the terms hereof;

(b)  statutory liens of carriers, warehousemen, mechanics, materialmen and other similar liens imposed by law, which are incurred in the ordinary course of business for sums not more than ninety (90) days delinquent or which are being contested in good faith in accordance with the terms hereof;

(c)  deposits or pledges to secure the payment of worker’s compensation, unemployment insurance and other social security or similar legislation or to secure liabilities to insurance carriers or reimbursement and indemnity obligations in respect of surety or appeal bonds;

(d)  utility deposits and other deposits or pledges to secure the performance of bids, trade contracts (other than for borrowed money), leases, purchase contracts, construction contracts, governmental contracts, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)  Liens for purchase money obligations for equipment (or Liens to secure Indebtedness incurred within 90 days after the purchase of any equipment to pay all or a portion of the purchase price thereof or to secure Indebtedness incurred solely for the purpose of financing the acquisition of any such equipment, or extensions, renewals, or replacements of any of the foregoing for the same or lesser amount); provided that (i) the Indebtedness secured by any such Lien does not exceed the purchase price of such equipment, (ii) any such Lien encumbers only the asset so purchased and the proceeds upon sale, disposition, loss or destruction thereof, and (iii) such Lien, after giving effect to the Indebtedness secured thereby, does not give rise to an Event of Default;

(f)  easements (including reciprocal easement agreements and utility agreements), rights-of-way, zoning restrictions, other covenants, reservations, encroachments, leases, licenses or similar charges or encumbrances (whether or not recorded) and all other items listed on any Schedule B to the Borrower’s owner’s title insurance policies, except in connection with any Indebtedness, for any of the Borrower’s Real Property Assets, so long as the foregoing do not interfere in any material respect with the use or ordinary conduct of the business of the Borrower and do not diminish in any material respect the value of the Property to which such Permitted Lien is attached;

(g)  (I) Liens and judgments which have been or will be bonded (and the Lien on any cash or securities serving as security for such bond) or released of record within forty-five (45) days after the date such Lien or judgment is entered or filed against the Borrower, or any Subsidiary, or (II) Liens which are being contested in good faith by appropriate proceedings for review and in respect of which there shall have been secured a subsisting stay of execution pending such appeal or proceedings and as to which the subject asset is not at risk of forfeiture;

(h)  [Reserved];

(i)  [Reserved];

(j)  Liens not otherwise described but existing as of the Closing Date and listed on Schedule 1.1C;

(k) Liens in favor of any Collateral SPV; and

(l)  Liens created pursuant to the Collateral Documents in favor of the Collateral Trustee for the benefit of the Agents and the Banks.

“Permitted Note Repurchases” means repurchases of (i) public notes of the Borrower outstanding as of the Closing Date or (ii) Secured Exchange Notes, in each case, maturing after June 26, 2012, in an aggregate purchase price with respect to clauses (i) and (ii) above not to exceed, when taken together with the purchase price for all Permitted Share Repurchases consummated on or after the Closing Date, (x) if the loans and other obligations under the First Priority Credit Agreement have been paid in full and the commitments thereunder have been terminated, $750,000,000 and (y) if otherwise, $350,000,000.

“Permitted Share Repurchases” means repurchases of shares of common stock of the Borrower in a purchase price not to exceed the lesser of (i) $100,000,000 and (ii)(A)(x) if the loans and other obligations under the First Priority Credit Agreement have been paid in full and the commitments thereunder have been terminated, $750,000,000 and (y) if otherwise, $350,000,000 minus (B) the purchase price for all Permitted Note Repurchases consummated prior to the date of determination; provided that not more than $50,000,000 of such repurchases may be made prior to December 31, 2010.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including, without limitation, a government or political subdivision or an agency or instrumentality thereof.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Pledged Collateral List” means the ranked list of Collateral set forth on Schedule 1.1D, as such Schedule may be updated and as such list may be re-ranked or otherwise modified in accordance with the terms of this Agreement.

“Pledged Collateral LLC” means a Collateral LLC, the equity interests in which constitute Collateral.

“Prime Rate” means the rate of interest publicly announced by the Administrative Agent from time to time as its “prime rate”.

“Principal Collateral Payments” means (i) any payments or prepayments of principal on account of Loan Assets and (ii) the net cash proceeds of any sales or other realizations on account of Credit Tenant Lease Assets, Other Real Estate Owned Assets or other assets, in each case with respect to clauses (i) and (ii) above, to the extent such assets are included in the Collateral or are owned by a Pledged Collateral LLC.

“Principal Collateral Payment Event” means any Fixed Charge Coverage Ratio Payment Event or any Listed Eligible Asset Payment Event.

“principal financial center” means, when used in reference to an Alternate Currency, (a) in the case of British Pounds Sterling, London, England, (b) in the case of Euros, London, England, and (c) in the case of Canadian Dollars, Toronto, Canada.

“Priority of Payments” has the meaning set forth in Section 2.15.

“Pro Rata Share” means, for any Bank, a fraction (expressed as a percentage), the numerator of which shall be the amount of such Bank’s Revolving Credit Commitment. Multicurrency Revolving/Term Loan Commitment or Dollar Term Loan Commitment, as applicable, and the denominator of which shall be the aggregate amount of all of the Banks’ corresponding Revolving Credit Commitments, Multicurrency Revolving/Term Loan Commitment or Dollar Term Loan Commitments, as adjusted from time to time in accordance with the provisions of this Agreement (or with respect to Revolving Credit Commitments following the termination of the Revolving Credit Commitments, the numerator of which shall be the amount of such Bank’s Revolving Credit Loans outstanding and the denominator of which shall be the aggregate amount of all of the Banks’ Revolving Credit Loans outstanding).  For the avoidance of doubt, the term “Pro Rata Share”, as used herein, does not apply to the Revolving Credit Commitments, Multicurrency Revolving/Term Loan Commitments and Dollar Term Loan Commitments taken as a whole (either for any Bank individually or for all of the Banks in the aggregate) or to any Dollar Term Loans following the termination of the Dollar Term Loan Commitments.

“Property” means, with respect to any Person, any real or personal property, building, facility, structure, equipment or unit, or other asset owned by such Person.

“Qualified Institution” means (i) a Bank or any Affiliate thereof; (ii) a commercial bank having total assets in excess of $5,000,000,000; (iii) the central bank of any country which is a member of the Organization for Economic Cooperation and Development; or (iv) a finance company or other financial institution (other than the Borrower or its Affiliates) reasonably acceptable to the Administrative Agent, which is regularly engaged in making, purchasing or investing in loans and having total assets in excess of $500,000,000 or is otherwise reasonably acceptable to the Administrative Agent; provided that in no event shall any competitor of the Borrower or any Subsidiary qualify as a “Qualified Institution” if the Borrower reasonably determines that such entity constitutes such a competitor.  Notwithstanding the foregoing, however, in no event shall any commercial bank or any wholly-owned Subsidiary thereof, savings and loan institution, investment bank or broker/dealer be deemed to be a competitor of the Borrower.

“Quotation Date” means, in relation to any Interest Period for which an interest rate is to be determined:

(a)                                  if with respect to a Euro-Currency Loan in Dollars or in any Alternate Currency other than Euros, two Euro-Currency Business Days before the first day of such Interest Period, or

(b)                                 if with respect to an Alternate Currency Loan in Euros, two TARGET Days before the first day of such Interest Period,

unless market practice differs in the relevant interbank market for an Alternate Currency (other than Euros), in which case the Quotation Date for that Alternate Currency will be determined by the Administrative Agent in accordance with market practice in the relevant interbank market (and if quotations would normally be given by leading banks in the relevant interbank market on more than one day, the Quotation Date will be the last of those days).

“Rating Agencies” means, collectively, S&P and Moody’s.

“Real Property Assets” means as to any Person as of any time, the real property assets (including, without limitation, interests in participating mortgages in which such Person’s interest therein is characterized as equity according to GAAP) owned directly or indirectly by such Person at such time.

“Recourse Debt” means Indebtedness other than Non-Recourse Indebtedness.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“REIT” means a real estate investment trust, as defined under Section 856 of the Code.

“Required Banks” means at any time Banks having or holding more than 50% of the sum of (i) the aggregate unpaid principal amount of Term Loans (or, in the case of Multicurrency Revolving/Term Loans during the Multicurrency Revolving Loan Period, if the Multicurrency Revolving/Term Loan Commitments exceed the Multicurrency Term Loans, the Multicurrency Revolving/Term Loan Commitments) then outstanding hereunder and (ii) the aggregate amount of Revolving Credit Commitments then in effect or, if the Revolving Credit Commitments have been terminated, the aggregate amount of Revolving Credit Loans and Letters of Credit then outstanding hereunder; provided that in the case of Swingline Loans, the amount of each Bank’s funded participation interest in such Swingline Loans shall be considered for purposes hereof as if it were a direct loan and not a participation interest, and the aggregate amount of Swingline Loans owing to the Swingline Lender shall be considered for purposes hereof as reduced by the amount of such funded participation interests; provided further that the undrawn Commitments of, and Loans held by, any Defaulting Bank shall be excluded for purposes of making a determination of Required Banks.

“Revolving Credit Borrowing” means a borrowing pursuant to Section 2.2 consisting of simultaneous Revolving Credit Loans of the same Type and currency and, in the case of Revolving Credit Loans that are Euro-Currency Loans, having the same Interest Period.

“Revolving Credit Commitment” means with respect to each Bank, the amount set forth on Schedule 1.1A next to the name of such Bank as such Bank’s “Revolving Credit Commitment” (and, for each Bank which is an Assignee, the amount set forth in the Transfer Supplement entered into pursuant to Section 9.6(c) as the Assignee’s Revolving Credit Commitment), as such amount may be reduced or increased from time to time in connection with any assignment pursuant to Section 9.6 or reduced in accordance with the terms of this Agreement.  The initial aggregate amount of the Banks’ Revolving Credit Commitments is $360,000,000.

“Revolving Credit Loan” means a revolving loan made by a Bank in British Pounds Sterling, Canadian Dollars, Dollars or Euros, as applicable,  pursuant to Section 2.2, as well as loans required to be made by a Bank pursuant to Section 2.19 to reimburse a Fronting Bank for a Letter of Credit that has been drawn down; provided that, if any such loan or loans (or portions thereof) are combined or subdivided pursuant to a Notice of Interest Rate Election, the term “Revolving Credit Loan” shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.

“Revolving Facility Amount” has the meaning set forth in Section 2.2.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

“Second Priority Bank Facilities” means the Loans, Letters of Credit and Commitments documented under this Agreement and the loans, letters of credit and commitments documented under the 2011 Second Priority Credit Agreement.

“Second Priority Secured Exchange Notes” means Secured Exchange Notes which are secured ratably with the Second Priority Bank Facilities (if any) by a second priority security interest in the Collateral, subject only to the first priority Lien granted pursuant to the Security Agreement for the benefit of the First Priority Secured Parties.

“Secured Bank Facilities” means the Second Priority Bank Facilities and the loans and commitments documented under the First Priority Credit Agreement.

“Secured Debt” means Indebtedness, the payment of which is secured by a Lien (other than a Permitted Lien listed in clauses (a) - (g) of the definition thereof set forth herein) on any Property owned or leased by the Borrower or any Consolidated Subsidiary (it being understood that Indebtedness of any Subsidiary (other than a Guarantor) that is material to the value of such Subsidiary’s assets shall be Secured Debt).

“Secured Exchange Notes” means notes (which may be in the form of bonds or loans) issued by the Borrower after the Closing Date which (i) are issued in exchange for or to refinance public notes issued by the Borrower prior to the Closing Date, (ii) are secured by the Collateral as permitted under and in accordance with the Loan Documents, (iii) if the public notes for which they are exchanged or which they refinance pursuant to clause (i) above mature prior to the Termination Date, have a maturity date on or after the maturity date for such existing public notes and (iv) shall not have more restrictive covenants and terms than those applicable to the Secured Bank Facilities, taken as a whole.

“Secured Parties” has the meaning set forth in the Collateral Trust Agreement.

“Securities” means any stock, partnership interests, shares, shares of beneficial interest, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities,” or any certificates of interest, shares, or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire any of the foregoing, and shall include Indebtedness which would be required to be included on the liabilities side of the balance sheet of the Borrower in accordance with GAAP, but shall not include any Cash or Cash Equivalents or any evidence of the Obligations.

“Securities Account Control Agreement” means, individually and collectively, each “Securities Account Control Agreement” referred to in the Security Agreement.

“Security Agreement” means the Security Agreement dated the date hereof between iStar Tara Holdings LLC, iStar Tara LLC, certain Subsidiaries of the Borrower to be agreed and the Collateral Trustee, substantially in the form of Exhibit C, as the same may be amended, modified or supplemented from time to time.

“Solvent” means, with respect to any Person, that the fair saleable value of such Person’s assets exceeds the Indebtedness of such Person.

“Special Fremont Reranking” has the meaning set forth in Section 2.23(c).

“Specified Listed Eligible Assets” means, on any date of determination, the aggregate Listed Eligible Assets on such date with the highest rankings (as determined pursuant to the most recent ranking pursuant to Section 2.23(b) or Section 2.23(c), as applicable) with an aggregate Borrowing Base Value equal to the lowest amount which is at least (i) the product of (x) the Available Secured Bank Exposure multiplied by (y) 1.30 (or, if the Exchange Option Termination shall have occurred and no Second Priority Secured Exchanged Notes shall have been issued, 1.20), plus (ii) the greater of (x) the product of (A) the Available Secured Note Exposure (which, following the date of the Exchange Option Termination, if any, shall be $0) multiplied by (B) 1.30 and (y) $375,000,000 plus (iii) if no Second Priority Secured Exchange Notes shall have been issued and the Exchange Option Termination shall not have occurred on or prior to such date of determination, the product of (x) the Outstanding Secured Exposure multiplied by (y) 0.1 minus (iv) the portion of the Borrowing Base Value of the Collateral that is in excess of the amount necessary to satisfy the Coverage Ratio on such date of determination.

“Subsidiary” means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Borrower.

“Super-Majority Banks” means at any time Banks having or holding more than 75% of the sum of (i) the aggregate unpaid principal amount of Term Loans (or, in the case of Multicurrency Revolving/Term Loans during the Multicurrency Revolving Loan Period, if the Multicurrency Revolving/Term Loan Commitments exceed the Multicurrency Term Loans, the Multicurrency Revolving/Term Loan Commitments) then outstanding hereunder and (ii) the aggregate amount of Revolving Credit Commitments then in effect or, if the Revolving Credit Commitments have been terminated, the aggregate amount of Revolving Credit Loans and Letters of Credit then outstanding hereunder; provided that in the case of Swingline Loans, the amount of each Bank’s funded participation interest in such Swingline Loans shall be considered for purposes hereof as if it were a direct loan and not a participation interest, and the aggregate amount of Swingline Loans owing to the Swingline Lender shall be considered for purposes hereof as reduced by the amount of such funded participation interests; provided further that the undrawn Commitments of, and Loans held by, any Defaulting Bank shall be excluded for purposes of making a determination of Super-Majority Banks.

“Swingline Borrowing” means a borrowing of a Swingline Loan pursuant to Section 2.4.

“Swingline Commitment” has the meaning set forth in Section 2.4(a).

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as swingline lender hereunder, and its permitted successors in such capacity in accordance with the terms of this Agreement or any other Bank that shall consent thereto as may be designated by Borrower from time to time.

“Swingline Loan” means a loan in Dollars made by the Swingline Lender pursuant to Section 2.4.

“Syndication Agents” means each of Bank of America, N.A. and Citicorp North America, Inc., in their respective capacities as syndication agents hereunder and their respective permitted successors in such capacity in accordance with the terms of this Agreement.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system is open for settlement of payments in Euros.

“Taxes” means all federal, state, local and foreign income and gross receipts taxes.

“Term” has the meaning set forth in Section 2.10.

“Term Loan” means a Multicurrency Revolving/Term Loan or a Dollar Term Loan.

“Term Loan Borrowing” means a borrowing pursuant to Section 2.1 consisting of simultaneous Multicurrency Revolving/Term Loans or Dollar Term Loans in the same currency and of the same Type and, in the case of any such Term Loans that are Euro-Currency Loans, having the same Interest Period.

“Termination Date” means June 26, 2012.

“Termination Event” means (i) a “reportable event”, as such term is described in Section 4043 of ERISA (other than a “reportable event” not subject to the provision for 30-day notice to the PBGC), or an event described in Section 4062(e) of ERISA, (ii) the withdrawal by any member of the ERISA Group from a Multiemployer Plan during a plan year in which it is a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), or the incurrence of liability by any member of the ERISA Group under Section 4064 of ERISA upon the termination of a Multiemployer Plan, (iii) the filing of a notice of intent to terminate any Plan under Section 4041 of ERISA, other than in a standard termination within the meaning of Section 4041 of ERISA, or the treatment of a Plan amendment as a distress termination under Section 4041 of ERISA, (iv) the institution by the PBGC of proceedings to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or cause a trustee to be appointed to administer, any Plan or (v) any other event or condition that might reasonably constitute grounds for the termination of, or the appointment of a trustee to administer, any Plan or the imposition of any liability or encumbrance or Lien on the Real Property Assets or any member of the ERISA Group under ERISA or the Code.

“Total Indebtedness” means, as of the date of determination and without duplication, all Indebtedness of the Borrower and its Consolidated Subsidiaries, but excluding the Borrower’s Share of all Indebtedness of Investment Affiliates.

“Type” means as to any Loan or Borrowing its nature as a Base Rate Loan, a Euro-Currency Loan, a Base Rate Borrowing or a Euro-Currency Borrowing, as the case may be.

“Undepreciated Real Estate Assets” means, as of any date, the cost (being the original cost to the Borrower or the applicable Subsidiary plus capital improvements) of real estate assets of the Borrower and its Subsidiaries on such date, before depreciation and amortization of such real estate assets, determined on a consolidated basis in accordance with GAAP.

“Unencumbered Assets” means the sum of (i) Undepreciated Real Estate Assets not securing any portion of Secured Debt and (ii) all other assets (but excluding intangibles and accounts receivable) of the Borrower and its Subsidiaries not securing any portion of Secured Debt on a consolidated basis in accordance with GAAP; provided that assets (including Undepreciated Real Estate Assets) of any Subsidiary (other than a Guarantor) having Indebtedness that is material to the value of such assets shall be excluded from Unencumbered Assets.

“Uniform Commercial Code” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” means the United States of America, including the fifty states and the District of Columbia.

“Unsecured Debt” means the amount of Indebtedness for borrowed money of the Borrower (or any Subsidiary) which is not Secured Debt.

“Value” means, as of any date of determination, with respect to each Unencumbered Asset, the lesser of (x) undepreciated cost (or in the case of any asset that is less than 100% owned, directly or indirectly, by the Borrower, the Borrower’s pro rata share thereof), and (y) market value (or in the case of any asset that is less than 100% owned, directly or indirectly, by the Borrower, the Borrower’s pro rata share thereof), all as determined in accordance with GAAP.

“Venture LLC” means (i) an Investment Affiliate that owns Loan Assets, Credit Tenant Lease Assets and/or Other Real Estate Owned Assets and (ii) iStar Woodward LLC.

Section 1.2. Accounting Terms and Determinations.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Administrative Agent; provided that, if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article V to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Banks wish to amend Article V for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner reasonably satisfactory to the Borrower and the Required Banks.  The Borrower hereby agrees that any election pursuant to FASB Statement No. 159 shall be disregarded for all purposes of this Agreement.

ARTICLE II

THE CREDITS

Section 2.1. Term Commitments.  (a)  Subject to the terms and conditions set forth in this Agreement, each Bank severally agrees to make Multicurrency Revolving/Term Loans to the Borrower on the Closing Date as follows:

(i)                  a Multicurrency Revolving/Term Loan in British Pounds Sterling or Dollars or a combination thereof in such currencies and amounts as requested by the Borrower and in an amount not to exceed the amount of the British Pounds Sterling Multicurrency Revolving/Term Loan Commitment of such Bank (or the Dollar Equivalent Amount thereof);

(ii)               a Multicurrency Revolving/Term Loan in Canadian Dollars or Dollars or a combination thereof in such currencies and amounts as requested by the Borrower and in an amount not to exceed the amount of the Canadian Dollar Multicurrency Revolving/Term Loan Commitment of such Bank (or the Dollar Equivalent Amount thereof);

(iii)            a Multicurrency Revolving/Term Loan in Euros or Dollars or a combination thereof in such currencies and amounts as requested by the Borrower  and in an amount not to exceed the amount of the Euro Multicurrency Revolving/Term Loan Commitment of such Bank (or the Dollar Equivalent Amount thereof); and

(iv)           a Multicurrency Revolving/Term Loan in Dollars in an amount not to exceed the amount of the Dollar Multicurrency Revolving/Term Loan Commitment of such Bank.

(b)                                 Subject to the terms and conditions set forth in this Agreement, each Bank severally agrees to make a Dollar Term Loan in Dollars to the Borrower on the Closing Date in an amount not to exceed the amount of the Dollar Term Loan Commitment of such Bank.

(c)                                  The Multicurrency Revolving/Term Loans or Dollar Term Loans may from time to time be Euro-Currency Loans or, if in Dollars, Base Rate Loans or a combination thereof, as determined by the Borrower and notified to the Administrative Agent in accordance with Section 2.3 and Section 2.7.  Except pursuant to clause (d) below during the Multicurrency Revolving Loan Period, any amount of Term Loans repaid or prepaid may not be reborrowed.

(d)                                 Each Bank severally agrees, on the terms and conditions set forth in this Agreement, to make Multicurrency Revolving/Term Loans to the Borrower at any time and from time to time during the period commencing on the Closing Date and ending on the date that is 60 days after the Closing Date (the “Multicurrency Revolving Loan Period”), in Dollar Equivalent Amounts such that the aggregate principal Dollar Equivalent Amount of Multicurrency Revolving/Term Loans by such Bank at any one time outstanding shall not exceed the Dollar Equivalent Amount of its Multicurrency Revolving/Term Loan Commitment.  Each Euro-Currency Borrowing outstanding under this Section 2.1(d) shall be in an aggregate principal Dollar Equivalent Amount of approximately $5,000,000 (or such other amount as the Administrative Agent shall otherwise approve), or an integral multiple of a Dollar Equivalent Amount of approximately $1,000,000 in excess thereof, and each Base Rate Borrowing shall be in an aggregate principal Dollar Equivalent Amount of approximately $1,000,000 (or such other amount as the Administrative Agent shall otherwise approve), or an integral multiple of a Dollar Equivalent Amount of approximately $1,000,000 in excess thereof and shall be made from the several Banks ratably in proportion to their respective Multicurrency Revolving/Term Loan Commitment. In no event shall the sum of the aggregate Dollar Equivalent Amount of Multicurrency Revolving/Term Loans outstanding at any time exceed $295,000,000 (as reduced by repayments thereon where the other Term Loans are ratably prepaid substantially concurrently therewith).  Subject to the limitations set forth herein, any amounts of Multicurrency Revolving/Term Loans repaid during the Multicurrency Revolving Loan Period may be reborrowed under any of the Multicurrency Revolving/Term Loan Commitments at any

time during the Multicurrency Revolving Loan Period, provided that (x) the aggregate principal amount of the Multicurrency Revolving/Term Loans in British Pounds Sterling shall not at any time during the Multicurrency Revolving Loan Period exceed the British Pounds Sterling Multicurrency Revolving/Term Loan Commitments, (y) the aggregate principal amount of the Multicurrency Revolving/Term Loans in Canadian Dollars shall not at any time during the Multicurrency Revolving Loan Period exceed the Canadian Dollar Multicurrency Revolving/Term Loan Commitments and (z) the aggregate principal amount of the Multicurrency Revolving/Term Loans in Euros shall not at any time during the Multicurrency Revolving Loan Period exceed the Euro Multicurrency Revolving/Term Loan Commitments.  Commencing on the first day after the end of the Multicurrency Revolving Loan Period, any amount of Multicurrency Revolving/Term Loans repaid or prepaid may not be reborrowed.

(e)                                  As provided in Section 9.6(c), the Multicurrency Term Loans held by any Bank may only be assigned on a ratable basis with the Revolving Credit Commitment of such Bank.

Section 2.2. Revolving Credit Commitments.  Each Bank severally agrees, on the terms and conditions set forth in this Agreement, to make Revolving Credit Loans (including Revolving Credit Loans that are Euro-Currency Loans denominated in Alternate Currencies) to the Borrower and participate in Letters of Credit issued by the Fronting Bank on behalf of the Borrower pursuant to this Article at any time and from time to time during the Term hereof in Dollar Equivalent Amounts such that the aggregate principal Dollar Equivalent Amount of Revolving Credit Loans by such Bank at any one time outstanding plus such Bank’s Pro Rata Share of Swingline Loans outstanding together with such Bank’s Pro Rata Share of the Letter of Credit Usage at such time shall not exceed the Dollar Equivalent Amount of its Revolving Credit Commitment.  Each Euro-Currency Borrowing outstanding under this Section 2.2 shall be in an aggregate principal Dollar Equivalent Amount of approximately $5,000,000, or an integral multiple of a Dollar Equivalent Amount of approximately $1,000,000 in excess thereof, and each Base Rate Borrowing shall be in an aggregate principal Dollar Equivalent Amount of approximately $1,000,000, or an integral multiple of a Dollar Equivalent Amount of approximately $1,000,000 in excess thereof (except that any such Borrowing may be in the aggregate amount available in accordance with Section 3.2(b), or in any Dollar Equivalent Amount required to reimburse the Fronting Bank for any drawing under any Letter of Credit or to repay the Swingline Lender the amount of any Swingline Loan) and, other than with respect to Swingline Loans, shall be made from the several Banks ratably in proportion to their respective Revolving Credit Commitments. In no event shall the sum of the aggregate Dollar Equivalent Amount of Revolving Credit Loans and Swingline Loans outstanding at any time, plus the Dollar Equivalent Amount of the Letter of Credit Usage, exceed $360,000,000 (as adjusted pursuant to Section 2.11(d), Section 2.12 or as may otherwise be provided in this Agreement, the “Revolving Facility Amount”).  In no event shall any Revolving Credit Loans or Swingline Loans be borrowed or Letters of Credit be issued if as a result thereof any prepayment would then be required under Section 2.12(c) (unless such prepayment is then being made).  Subject to the limitations set forth herein, any amounts of Revolving Credit Loans repaid may be reborrowed.

Section 2.3. Notice of Borrowing.  (a) With respect to any Borrowing, the Borrower shall give the Administrative Agent notice not later than 1:00 p.m. (New York City time, with respect to Dollar Loans, and London time, with respect to Alternate Currency Loans)

(x) the Business Day prior to each Base Rate Borrowing, or in the case of the Closing Date, on the date of such Base Rate Borrowing, (y) the third (3rd) Euro-Currency Business Day before each Euro-Currency Borrowing, or (z) the fourth (4th) Euro-Currency Business Day before each Euro-Currency Borrowing denominated in an Alternate Currency, specifying:

(i)                                                             the date of such Borrowing, which shall be a Business Day in the case of a Base Rate Borrowing or a Euro-Currency Business Day in the case of a Euro-Currency Borrowing,

(ii)                                                        if the Loans comprising such Borrowing are made on the Closing Date, whether such Loans are to be Multicurrency Revolving/Term Loans, Dollar Term Loans or Revolving Credit Loans,

(iii)                                                     the aggregate amount of such Borrowing,

(iv)                                                      whether the Loans comprising such Borrowing are to be Base Rate Loans or Euro-Currency Loans,

(v)                                                         in the case of Alternate Currency Loans, the type and amount of the Alternate Currency being requested,

(vi)                                                      in the case of a Euro-Currency Borrowing, the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period,

(vii)                                                   payment instructions for delivery of such Borrowing; and

(viii)                                               that no Default or Event of Default has occurred or is continuing.

Notwithstanding the foregoing or any other provision hereof, on the Closing Date, the Borrower shall be deemed to have made Borrowings under the Multicurrency Revolving/Term Loan Commitments, the Dollar Term Loan Commitments and the Revolving Credit Commitments as provided in the next three sentences.  Such deemed Borrowings under the Multicurrency Revolving/Term Loan Commitments shall be in aggregate amounts in British Pounds Sterling, Canadian Dollars, Euros and Dollars respectively equal to the British Pounds Sterling Multicurrency Revolving/Term Loan Commitments, the Canadian Dollar Multicurrency Revolving/Term Loan Commitments, the Euro Multicurrency Revolving/Term Loan Commitments and the Dollar Multicurrency Revolving/Term Loan Commitments and shall be Base Rate Loans and Euro-Currency Loans in the same respective amounts (and, in the case of any Euro-Currency Borrowing, having an Interest Period with the same remaining term) as the respectively equivalent loans (or any ratable portions of such loans) in British Pounds Sterling, Canadian Dollars, Euros and Dollars held by the lenders under the Existing 2007 Credit Agreement immediately prior to the Closing Date that are designated by the Borrower in such Notice of Borrowing to be converted to such Multicurrency Revolving/Term Loans hereunder on the Closing Date.  Such deemed Borrowings under the Dollar Term Loan Commitments shall be in an aggregate amount in Dollars equal to the Dollar Term Loan Commitments and shall be Base Rate Loans and Euro-Currency Loans in the same respective amounts (and, in the case of any Euro-Currency Borrowing, having an Interest Period with the same remaining term) as the respectively equivalent loans (or any ratable portions of such loans) in Dollars held by the lenders under the Existing 2007 Credit Agreement immediately prior to the Closing Date that are designated by the Borrower in such Notice of Borrowing to be converted to such Term Loans hereunder on the Closing Date.  Such deemed Borrowings under the Revolving Credit Commitments shall be in the respective aggregate amounts in Dollars and Alternative Currencies as specified by the Borrower and shall be Base Rate Loans and Euro-Currency Loans, in the same respective amounts (and, in the case of any Euro-Currency Borrowing, having an Interest Period with the same remaining term) as the respectively equivalent loans (or any ratable portion of such loans) in Dollars and such Alternate Currencies held by the lenders under the Existing 2007 Credit Agreement immediately prior to the Closing Date that are designated by the Borrower in such Notice of Borrowing to be converted to Revolving Credit Loans hereunder on the Closing Date (it being acknowledged that (a) on, or promptly following, the Closing Date there may also be prepayments and reborrowings under the Revolving Credit Commitments in order to provide for (i) the prepayment of any loans in Alternate Currencies held by lenders under the Existing 2007 Credit Agreement who have no commitments under this Agreement on the Closing Date and (ii) the prepayment of Revolving Credit Loans in Dollars so as to make Revolving Credit Commitments available for the transactions referred to in foregoing clauses (i) and (ii) and (b) in the event of any such prepayments and reborrowings, Section 2.16 shall apply to the same extent as if such prepayments and reborrowings occurred after the Closing Date).

(b)                                 The Borrower shall give the Administrative Agent, and the Fronting Bank, written notice in the event that it desires to have Letters of Credit issued, or to have Letters of Credit issued on behalf of a Subsidiary, hereunder no later than 1:00 p.m. (New York City time) at least four (4) Business Days prior to, but excluding, the date of such issuance.  Each such notice shall specify (i) the individual amount of each Letter of Credit, (ii) the number of Letters of Credit to be issued, (iii) the date of such issuance (which shall be a Business Day), (iv) the name and address of the beneficiary, (v) the expiration date of the Letter of Credit (which in no event shall be later than the date which is the first anniversary of the Maturity Date), (vi) the purpose and circumstances for which such Letter of Credit is being issued, (vii) the terms upon which each such Letter of Credit may be drawn down (which terms shall not leave any discretion to Fronting Bank) and (viii) that no Default or Event of Default has occurred or is continuing.  Each such notice may be revoked telephonically by the Borrower to the Fronting Bank and the Administrative Agent any time prior to the issuance of the Letter of Credit by the Fronting Bank; provided such revocation is confirmed in writing by the Borrower to the Fronting Bank and the Administrative Agent within one (1) Business Day by facsimile.  Notwithstanding anything contained herein to the contrary, the Borrower shall complete and deliver to the Fronting Bank, at the Fronting Bank’s request, any required documentation in connection with any requested Letter of Credit no later than the second (2nd) Business Day prior to the date of issuance thereof.  No later than 1:00 p.m. (New York City time) on the date that is four (4) Business Days prior to, but excluding, the date of issuance, the Borrower shall specify a precise description of the documents and the verbatim text of any certificate to be presented by the beneficiary of such Letter of Credit, which if presented by such beneficiary prior to the expiration date of the Letter of Credit would require the Fronting Bank to make a payment under the Letter of Credit; provided, that Fronting Bank may, in its reasonable judgment, require changes in any such documents and certificates only in conformity with changes in customary and commercially reasonable practice or law and; provided further, that no Letter of Credit shall require payment against a conforming draft to be made thereunder on the second Business Day following the date that such draft is presented if such presentation is made later than 1:00 p.m. New York City time (except that if the beneficiary of any Letter of Credit requests at the time of the issuance of its Letter of Credit that payment be made on the same Business Day against a conforming draft, such beneficiary shall be entitled to such a same day draw; provided such draft is presented to the Fronting Bank no later than 1:00 p.m. (New York City time) and provided further the Borrower shall have requested to the Fronting Bank and the Administrative Agent that such beneficiary shall be entitled to a same day draw). In determining whether to pay on such Letter of Credit, the Fronting Bank shall be responsible only to determine that the documents and certificates required to be delivered under the Letter of Credit have been delivered and that they comply on their face with the requirements of that Letter of Credit.

Section 2.4. Swingline Loan Subfacility.

(a)                                  Swingline Commitment.  Subject to the terms and conditions of this Section 2.4, the Swingline Lender, in its individual capacity, agrees to make certain revolving credit loans denominated in Dollars to the Borrower (each a “Swingline Loan” and, collectively, the “Swingline Loans”) at any time and from time to time during the Term hereof; provided, however, that the aggregate amount of Swingline Loans outstanding at any time shall not exceed the lesser of (i) $25,000,000, and (ii) the aggregate Revolving Credit Commitments less the sum of (A) all Revolving Credit Loans and Swingline Loans then outstanding, and (B) the Letter of Credit Usage (the “Swingline Commitment”); provided that the Swingline Lender shall not make any Swingline Loan available if, after giving effect thereto the aggregate principal amount of the sum of (i) the Swingline Lender’s Swingline Loans then outstanding, (ii) all other Revolving Loans held by the Swingline Lender then outstanding and (iii) the Swingline Lender’s Pro Rata Share of the Letter of Credit Usage at such time, would exceed such Swingline Lender’s Revolving Credit Commitment. Subject to the limitations set forth herein, any amounts repaid in respect of Swingline Loans may be reborrowed.

(b)                                 Swingline Borrowings.

(i)                                     Notice of Borrowing.  With respect to any Swingline Borrowing, the Borrower shall give the Swingline Lender and the Administrative Agent notice in writing which is received by the Swingline Lender and Administrative Agent not later than 2:00 p.m. (New York City time) on the proposed date of such Swingline Borrowing (and confirmed by telephone by such time), specifying (A) that a Swingline Borrowing is being requested, (B) the amount of such Swingline Borrowing, (C) the proposed date of such Swingline Borrowing, which shall be a Business Day and (D) that no Default or Event of Default has occurred and is continuing both before and after giving effect to such Swingline Borrowing.  Such notice shall be irrevocable.

(ii)                                  Minimum Amounts.  Each Swingline Borrowing shall be in a minimum principal amount of $1,000,000, or an integral multiple of $100,000 in excess thereof.

(iii)          Repayment of Swingline Loans.  Each Swingline Loan shall be due and payable on the earliest of (A) 5 Business Days from and including the date of the applicable Swingline Borrowing, (B) the date of the next Revolving Credit Borrowing or (C) the Maturity Date.  If, and to the extent, any Swingline Loans shall be outstanding on the date of any Revolving Credit Borrowing, such Swingline Loans shall first be repaid from the proceeds of such Revolving Credit Borrowing prior to the disbursement of the same to the Borrower.  If, and to the extent, a Revolving Credit Borrowing is not requested prior to the Maturity Date or the end of the 5 Business Day period after a Swingline Borrowing, or unless the Borrower shall have notified the Administrative Agent and the Swingline Lender prior to 1:00 p.m. (New York City time) on the fourth (4th) Business Day after the Swingline Borrowing that the Borrower intends to reimburse the Swingline Bank for the amount of such Swingline Borrowing with funds other than proceeds of the Revolving Credit Loans, the Borrower shall be deemed to have requested a Revolving Credit Borrowing comprised entirely of Base Rate Loans in the amount of the applicable Swingline Loan then outstanding, the proceeds of which shall be used to repay such Swingline Loan to the Swingline Lender.  In addition, if (x) the Borrower does not repay the Swingline Loan on or prior to the end of such 5 Business Day period, or (y) a Default or Event of Default shall have occurred during such 5 Business Day period, the Swingline Lender may, at any time, in its sole discretion, by written notice to the Borrower and the Administrative Agent, demand repayment of its Swingline Loans by way of a Revolving Credit Borrowing, in which case the Borrower shall be deemed to have requested a Revolving Credit Borrowing comprised entirely of Base Rate Loans in the amount of such Swingline Loans then outstanding, the proceeds of which shall be used to repay such Swingline Loans to the Swingline Lender.  Any Revolving Credit Borrowing which is deemed requested by the Borrower in accordance with this Section 2.4(b)(iii) is hereinafter referred to as a “Mandatory Borrowing”.  Each Bank hereby irrevocably agrees to make Revolving Credit Loans promptly upon receipt of notice from the Swingline Lender of any such deemed request for a Mandatory Borrowing in the amount and in the manner specified in the preceding sentences and on the date such notice is received by such Bank (or the next Business Day if such notice is received after 12:00 noon (New York City time)) notwithstanding (I) that the amount of the Mandatory Borrowing may not comply with the minimum amount of Revolving Credit Borrowings otherwise required hereunder, (II) whether any conditions specified in Section 3.2 are then satisfied, (III) whether a Default or an Event of Default then exists, (IV) failure of any such deemed request for a Revolving Credit Borrowing to be made by the time otherwise required in Section 2.3, (V) the date of such Mandatory Borrowing (provided that such date must be a Business Day), or (VI) any termination of the Revolving Credit Commitments immediately prior to such Mandatory Borrowing or contemporaneously therewith; provided, however, that no Bank shall be obligated to make Revolving Credit Loans in respect of a Mandatory Borrowing if a Default or an Event of Default then exists and the applicable Swingline Loan was made by the Swingline Lender without receipt of a written Notice of Borrowing in the form specified in subclause (i) above or after

Administrative Agent has delivered a notice of Default or Event of Default which has not been rescinded.

(iv)          Purchase of Participations.  In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Borrower), then each Bank hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payment received from the Borrower on or after such date and prior to such purchase) from the Swingline Lender such participations in the outstanding Swingline Loans as shall be necessary to cause each such Bank to share in such Swingline Loans ratably based upon its Pro Rata Share of the Revolving Credit Commitments (determined before giving effect to any termination of the Revolving Credit Commitments pursuant to Section 6.2); provided that (A) all interest payable on the Swingline Loans with respect to any participation shall be for the account of the Swingline Lender until but excluding the day upon which the Mandatory Borrowing would otherwise have occurred, and (B) in the event of a delay between the day upon which the Mandatory Borrowing would otherwise have occurred and the time any purchase of a participation pursuant to this sentence is actually made, the purchasing Bank shall be required to pay to the Swingline Lender interest on the principal amount of such participation for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the rate equal to the Federal Funds Rate, for the two (2) Business Days after the date the Mandatory Borrowing would otherwise have occurred, and thereafter at a rate equal to the Base Rate.  Notwithstanding the foregoing, no Bank shall be obligated to purchase a participation in any Swingline Loan if a Default or an Event of Default then exists and such Swingline Loan was made by the Swingline Lender without receipt of a written Notice of Borrowing in the form specified in subclause (i) above or after Administrative Agent has delivered a notice of Default or Event of Default which has not been rescinded.

(c)           Interest Rate.  Each Swingline Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Swingline Loan is made until the date it is repaid, at a rate per annum equal to the Federal Funds Rate plus the Applicable Margin for Euro-Currency Loans for such day.

Section 2.5. Notice to Banks; Funding of Loans; Replacement of Defaulting Bank.

(a)           Upon receipt of a Notice of Borrowing from the Borrower in accordance with Section 2.3 hereof, the Administrative Agent shall, on the date such Notice of Borrowing is received by the Administrative Agent, notify each applicable Bank of the contents thereof and of such Bank’s share of such Borrowing, of the interest rate applicable thereto and the Interest Period(s) and such Notice of Borrowing shall not thereafter be revocable by the Borrower, unless the Borrower shall pay any applicable expenses pursuant to Section 2.16.

(b)           Not later than 2:00 p.m. (New York City time or, in the case of any Alternate Currency Borrowing, London time) on the date of each Borrowing (including without limitation each Mandatory Borrowing) as indicated in the applicable Notice of Borrowing, each Bank shall (except as provided in subsection (d) of this Section 2.5) make available its Pro Rata Share of such Borrowing in Federal funds or the applicable Alternate Currency immediately available in New York, New York (or, in the case of any Alternate Currency Borrowing, the principal financial center of the Alternate Currency in question), to the Administrative Agent at its address referred to in Section 9.1.  If the Borrower has requested the issuance of a Letter of Credit, no later than 1:00 p.m. (New York City time) on the date of such issuance as indicated in the notice delivered pursuant to Section 2.3(b), the Fronting Bank shall issue such Letter of Credit for the amount so requested and deliver the same to, or as directed in writing by, the Borrower, with a copy thereof to the Administrative Agent.  Immediately upon the issuance of each Letter of Credit by the Fronting Bank, the Fronting Bank shall be deemed to have sold and transferred to each other Bank, and each such other Bank shall be deemed, and hereby agrees, to have irrevocably and unconditionally purchased and received from the Fronting Bank, without recourse or warranty, an undivided interest and a participation in such Letter of Credit, any drawing thereunder, and its obligation to pay its Pro Rata Share with respect thereto, and any security therefor or guaranty pertaining thereto, in an amount equal to such Bank’s ratable share thereof.  Upon any change in any of the Revolving Credit Commitments in accordance herewith, there shall be an automatic adjustment to such participations to reflect such changed shares.  The Fronting Bank shall have the primary obligation to fund any and all draws made with respect to such Letter of Credit notwithstanding any failure of a participating Bank to fund its ratable share of any such draw.  The Administrative Agent will instruct the Fronting Bank to make such Letter of Credit available to the Borrower and the Fronting Bank shall make such Letter of Credit available to the Borrower, at its aforesaid address or at such address in the United States or at such address in Europe, the United Kingdom, Canada or the United States as the Borrower shall request on the date of Borrowing.

(c)           Not later than 3:00 p.m. (New York City time) on the date of each Swingline Borrowing as indicated in the applicable Notice of Borrowing, the Swingline Lender shall make available such Swingline Borrowing in Federal funds immediately available in New York, New York to the Administrative Agent at its address referred to in Section 9.1.

(d)           Unless the Administrative Agent shall have received notice from a Bank prior to the time of any Borrowing that such Bank will not make available to the Administrative Agent such Bank’s share of such Borrowing, the Administrative Agent may assume that such Bank has made such share available to the Administrative Agent on the date of such Borrowing in accordance with this Section 2.5, and the Administrative Agent may, in reliance upon such assumption, but shall not be obligated to, make available to the Borrower on such date a corresponding amount on behalf of such Bank.  If and to the extent that such Bank shall not have so made such share available to the Administrative Agent, such Bank agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, at the Federal Funds Rate with respect to Dollar Loans and at the Administrative Agent’s cost of funds for the applicable Alternate Currency with respect to Alternate Currency Loans, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent. If such Bank shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such

Bank’s Loan included in such Borrowing for purposes of this Agreement.  If such Bank shall not pay to the Administrative Agent such corresponding amount after reasonable attempts are made by the Administrative Agent to collect such amounts from such Bank, the Borrower agrees to repay to the Administrative Agent forthwith on demand such corresponding amounts together with interest thereto, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at the interest rate applicable thereto one (1) Business Day after demand. Nothing contained in this Section 2.5(d) shall be deemed to reduce the Commitment of any Bank or in any way affect the rights of the Borrower with respect to any Defaulting Bank or the Administrative Agent.  The failure of any Bank to make available to the Administrative Agent such Bank’s share of any Borrowing in accordance with Section 2.5(b) hereof shall not relieve any other Bank of its obligations to fund its Commitment, in accordance with the provisions hereof.

(e)           If any Bank becomes a Defaulting Bank and for so long as such Bank remains a Defaulting Bank, then the Borrower may, at its sole expense and effort, upon notice to such Bank and the Administrative Agent, require such Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.6), all its undrawn Commitments under this Agreement to an assignee that shall assume such obligations (which assignee may be another Bank, if a Bank accepts such assignment); provided that the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld; provided further that nothing contained in this clause (e) shall affect the obligations due to such Defaulting Bank.

(f)            Subject to the provisions hereof, the Administrative Agent shall make available each Borrowing to the Borrower in Federal funds or the applicable Alternate Currency immediately available in accordance with, and on the date set forth in, the applicable Notice of Borrowing.

Section 2.6. Notes.

(a)           Each Bank may, by notice to the Borrower and the Administrative Agent, request that its various Dollar Term Loans, Multicurrency Revolving/Term Loans, Revolving Credit Loans and Swingline Loans be evidenced by separate Notes, each in an amount equal to the aggregate unpaid principal amount of the applicable Loans.  Any additional costs incurred by the Administrative Agent, the Borrower or the Banks in connection with preparing such a Note shall be at the sole cost and expense of the Bank requesting such Note.  In the event any Loans evidenced by such a Note are paid in full prior to the Maturity Date, any such Bank shall return such Note to the Borrower.  Each such Term Loan Note shall be in substantially the form of Exhibit G-1 hereto, each such Multicurrency Revolving/Term Loan Note shall be substantially in the form of Exhibit G-2 hereto, each such Revolving Credit Loan Note shall be in substantially the form of Exhibit G-3 hereto and each such Swingline Loan Note shall be in substantially the form of Exhibit G-4.  Upon the execution and delivery of any such Note, any existing Note payable to such Bank shall be returned to the Borrower and replaced or modified accordingly.  Each reference in this Agreement to the “Note” of such Bank shall be deemed to refer to and include any or all of such Notes, as the context may require.

(b)           Upon receipt of any Bank’s Note(s) pursuant to Section 3.1(a), the Administrative Agent shall forward such Note(s) to such Bank.  Such Bank shall record the date, amount, currency, Type and maturity of each Loan made by it and the date and amount of each payment of principal made by the Borrower, with respect thereto, and may, if such Bank so elects in connection with any transfer or enforcement of its Note(s), endorse on the appropriate schedule appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided that the failure of such Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Notes.  Each Bank is hereby irrevocably authorized by the Borrower so to endorse its Note(s) and to attach to and make a part of its Note(s) a continuation of any such schedule as and when required.

(c)           The Term Loans and Revolving Credit Loans shall mature, and the principal amount thereof shall be due and payable, on the Maturity Date.  The Swingline Loans shall mature, and the principal amount thereof shall be due and payable, in accordance with Section 2.4(b)(iii).

(d)           There shall be no more than ten (10) Euro-Currency Group of Loans outstanding at any one time.

Section 2.7. Method of Electing Interest Rates.  (a) The Loans included in each Borrowing shall bear interest initially at the type of rate specified by the Borrower, in the applicable Notice of Borrowing or as otherwise provided in Section 2.4 with respect to Mandatory Borrowings.  Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Group of Loans (subject in each case to the provisions of Article VIII and without affecting the currency of any particular Loan), as follows:

(i)                    if such Loans are Base Rate Loans, the Borrower may elect to convert all or any portion of such Loans to Euro-Currency Loans as of any Euro-Currency Business Day;

(ii)                   if such Loans are Euro-Currency Loans, the Borrower may elect to convert all or any portion of such Loans to Base Rate Loans and/or elect to continue all or any portion of such Loans as Euro-Currency Loans for an additional Interest Period or additional Interest Periods, in each case effective on the last day of the then current Interest Period applicable to such Loans, or on such other date designated by the Borrower in the Notice of Interest Rate Election provided the Borrower shall pay any losses pursuant to Section 2.16.

Each such election shall be made by delivering a notice (a “Notice of Interest Rate Election”) to the Administrative Agent at least three (3) Euro-Currency Business Days prior to, but excluding, the effective date of the conversion or continuation selected in such notice.  A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group of Loans, (ii) the portion to which such Notice applies, and the remaining portion to which it does not apply, are each in the minimum amounts required hereby, (iii) no Loan may be continued as, or converted into, a Euro-Currency Loan when any Event of Default has occurred and is continuing; provided, however, that if and for so long as the

Borrower shall have an Investment Grade Rating from S&P and Moody’s, if the Borrower shall so request and the Required Banks shall so elect, then a Loan may be continued as, or converted into, a Euro-Currency Loan when any Event of Default has occurred and is continuing, and (iv) no Interest Period shall extend beyond the Maturity Date.  Loans in any currency may not be converted to be Loans in a different currency.

(b)           Each Notice of Interest Rate Election shall specify:

(i)                    if the applicable Loans are Multicurrency Revolving/Term Loans, Dollar Term Loans or Revolving Credit Loans;

(ii)                   the Group of Loans (or portion thereof) to which such notice applies;

(iii)                  the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of subsection (a) above;

(iv)                  if the Loans comprising such Group of Loans are to be converted, the new Type of Loans and, if such new Loans are Euro-Currency Loans, the duration of the initial Interest Period applicable thereto; and

(v)                   if such Loans are to be continued as Euro-Currency Loans for an additional Interest Period, the duration of such additional Interest Period.

Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period.

(c)           Upon receipt of a Notice of Interest Rate Election from the Borrower pursuant to subsection (a) above, the Administrative Agent shall notify each Bank with Loans affected thereby the same day as it receives such Notice of Interest Rate Election of the contents thereof and the interest rates determined pursuant thereto and such notice shall not thereafter be revocable by the Borrower.  If the Borrower fails to deliver a timely Notice of Interest Rate Election to the Administrative Agent for any Group of Euro-Currency Loans, such Dollar Loans shall be converted into Base Rate Loans on the last day of the then current Interest Period applicable thereto and such Alternate Currency Loans shall be continued as Euro-Currency Loans with an Interest Period of one month.

Section 2.8. Interest Rates.

(a)           Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until the date it is repaid or converted into a Euro-Currency Loan pursuant to Section 2.7, at a rate per annum equal to sum of the Base Rate plus the Applicable Margin for Base Rate Loans for such day.

(b)           Each Euro-Currency Loan shall bear interest on the outstanding principal amount thereof, for each day during the Interest Period applicable thereto, at a rate per annum equal to the sum of the Applicable Margin for Euro-Currency Loans for such day plus the Euro-Currency Rate applicable to such Interest Period.

(c)           In the event that, and for so long as, any Event of Default shall have occurred and be continuing, any overdue principal amount of any of the Loans, to the extent permitted by applicable law, overdue interest and fees in respect of all Loans, shall bear interest at the annual rate equal to the sum of the Base Rate and the Applicable Margin for Base Rate Loans and two percent (2%), or, if any Loan shall have been continued as, or converted into, a Euro-Currency Loan, then, as to such Loan only, the sum of the Euro-Currency Rate applicable to such Loan and the Applicable Margin for Euro-Currency Loans, and two percent (2%) (collectively, the “Default Rate”).

(d)           The Administrative Agent shall determine each interest rate applicable to the Loans hereunder.  The Administrative Agent shall give prompt notice to the Borrower and the Banks of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of demonstrable error.

(e)           Interest on all Loans bearing interest at the Base Rate shall be payable in arrears on the first Business Day of each calendar month.  Interest on all Loans bearing interest based on the Euro-Currency Rate shall be payable in arrears on the last Euro-Currency Business Day of the applicable Interest Period.

Section 2.9. Fees.

(a)           Facility Fee.  For the period beginning on the date hereof and ending on the date the Obligations are paid in full and this Agreement is terminated (the “Facility Fee Period”), the Borrower shall pay to the Administrative Agent for the account of the Banks ratably in proportion to their respective Term Loans outstanding, Revolving Credit Commitments and any unused and available portion of the Multicurrency Revolving/Term Loan Commitment, a facility fee on the aggregate Term Loans outstanding, Revolving Credit Commitments and any unused and available portion of the Multicurrency Revolving/Term Loan Commitment, in the case of the Revolving Credit Commitments, regardless of usage, at the Applicable Fee Percentage.  In the event that the Revolving Credit Commitments are terminated but Revolving Credit Loans or Letters of Credit remain outstanding, then, the facility fee shall be paid on the aggregate outstanding Loans and Letter of Credit Usage.  The facility fee shall be payable in arrears on the last Business Day of each March, June, September and December during the Facility Fee Period and on the Maturity Date.

(b)           Letter of Credit Fee.  During the Term, the Borrower shall pay to the Administrative Agent, for the account of the Banks in proportion to their interests in respect of issued and undrawn Letters of Credit, a fee (a “Letter of Credit Fee”) in an amount, provided that no Event of Default shall have occurred and be continuing, equal to a rate per annum equal to the then percentage per annum of the Applicable Margin with respect to Euro-Currency Loans, on the daily average of such issued and undrawn Letters of Credit, which fee shall be payable, in arrears, on the last Business Day of each March, June, September and December during the Term and on the Maturity Date.  From the occurrence, and during the continuance, of an Event of

Default, such fee shall be increased by two percent (2%) per annum on the daily average of such issued and undrawn Letters of Credit.

(c)           Fronting Bank Fee.  The Borrower shall pay any Fronting Bank, for its own account, a fee (a “Fronting Bank Fee”) at a rate per annum equal to the greater of (i) 0.10% of the daily average issued and undrawn amount of each outstanding Letter of Credit issued by such Fronting Bank and (ii) $1,000, which fee shall be in addition to and not in lieu of, the Letter of Credit Fee.  The Fronting Bank Fee shall be payable in arrears on the last Business Day of each March, June, September and December during the Term and on the Maturity Date.

(d)           Fees Non-Refundable.  All fees set forth in this Section 2.9 shall be deemed to have been earned on the date payment is due in accordance with the provisions hereof and shall be non-refundable.  The obligation of the Borrower to pay such fees in accordance with the provisions hereof shall be binding upon the Borrower and shall inure to the benefit of the Administrative Agent and the Banks regardless of whether any Loans are actually made.

Section 2.10. Maturity Date.  The term (the “Term”) of the Revolving Credit Commitments (and each Bank’s obligations to make Revolving Credit Loans and to participate in Letters of Credit hereunder) shall terminate and expire, and the Borrower shall return or cause to be returned all Letters of Credit to the Fronting Bank, on the Maturity Date.  Any Loans outstanding on the Maturity Date (together with accrued interest thereon and all other Obligations) shall be due and payable on such date and any payment in respect of such Loans shall be made in the currency in which such Loans are denominated.

Section 2.11. Optional Prepayments.  Subject, in each case, to the Priority of Payments:

(a)           The Borrower may, upon at least one (1) Business Day’s notice to the Administrative Agent, prepay any Group of Base Rate Loans, in whole at any time, or from time to time in part in amounts aggregating $1,000,000 or more, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment.  The Borrower may, from time to time on any Business Day so long as prior notice is given to the Administrative Agent and Swingline Lender no later than 1:00 p.m. (New York City time) on the day on which Borrower intends to make such prepayment, prepay any Swingline Loans in whole or in part in amounts aggregating $100,000 or a higher integral multiple of $100,000 (or, if less, the aggregate outstanding principal amount of all Swingline Loans then outstanding) by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment.  Each such optional prepayment shall be applied to prepay ratably the Loans of the several Banks (or the Swingline Lender in the case of Swingline Loans) included in such Group of Loans or Borrowing.

(b)           The Borrower may, upon at least three (3) Euro-Currency Business Days’ notice to the Administrative Agent, given no later than 1:00 p.m. (New York time, with respect to Dollar denominated Loans, and London time, with respect to Alternate Currency Loans) prepay all, or from time to time in part in amounts aggregating the Dollar Equivalent Amount of approximately $5,000,000 or more, of any Group of Euro-Currency Loans as of the last day of the Interest Period applicable thereto.  Except as provided in Article VIII, the Borrower may not prepay all or any portion of the principal amount of any Euro-Currency Loan prior to the end of the Interest Period applicable thereto unless the Borrower shall also pay any applicable expenses pursuant to Section 2.16.  Any such prepayment notice shall be given on or prior to the third (3rd) Euro-Currency Business Day prior to, but excluding, the date of prepayment to the Administrative Agent.  Each such optional prepayment shall be applied to prepay ratably the Loans of the Banks included in any Group of Euro-Currency Loans.

(c)           The Borrower may at any time return any undrawn Letter of Credit to the Fronting Bank in whole, but not in part, and the Fronting Bank within a reasonable period of time shall give the Administrative Agent and each of the Banks notice of such return.

(d)           The Borrower may at any time and from time to time cancel all or any part of the unused Revolving Credit Commitments in amounts aggregating $25,000,000 or a larger multiple of $1,000,000 by the delivery to the Administrative Agent of a notice of cancellation within the applicable time periods set forth in Section 2.11(a) and (b) if there are Revolving Credit Loans then outstanding or, if there are no Revolving Credit Loans outstanding at such time as to which the Revolving Credit Commitments with respect thereto are being canceled, upon at least three (3) Business Day’s  notice to the Administrative Agent, whereupon, in either event, all or such portion of the Revolving Credit Commitments, as applicable, shall terminate as to the applicable Banks, pro rata on the date set forth in such notice of cancellation, and, if there are any Revolving Credit Loans then outstanding, the Borrower shall prepay, as applicable, all or such portion of Revolving Credit Loans outstanding on such date that is greater than the aggregate Revolving Credit Commitments after giving effect to such termination in accordance with the requirements of Section 2.11(a) and (b).  The Borrower shall be permitted to designate in its notice of cancellation which Group of Revolving Credit Loans, if any, are to be prepaid.  In the event the Borrower elects to cancel all or any portion of the Revolving Credit Commitments pursuant to this Section 2.11(d), such amounts may not be borrowed or reborrowed.  A reduction of the Revolving Credit Commitments pursuant to this Section 2.11(d) shall not effect a reduction in the Swingline Commitment (unless so elected by the Borrower) until the aggregate Revolving Credit Commitments have been reduced to an amount equal to or less than the Swingline Commitment.  A reduction of the Revolving Credit Commitments pursuant to this Section 2.11(d) shall not effect a reduction in the Swingline Commitment (unless so elected by the Borrower) until the aggregate Revolving Credit Commitments have been reduced to an amount equal to the Swingline Commitment.

(e)           Any Revolving Credit Loans prepaid pursuant to Section 2.11(a) or (b) may be reborrowed.  Any Term Loans prepaid may not be reborrowed (except as provided in Section 2.1(d)).  In the event the Borrower elects to cancel all or any portion of the Revolving Credit Commitments and the Swingline Commitment pursuant to Section 2.11(d) hereof, such amounts may not be borrowed or reborrowed.

Section 2.12. Mandatory Prepayments; Cure.

(a)           Subject to the Priority of Payments, after the occurrence and during the continuation of a Principal Collateral Payment Event, any Principal Collateral Payments received by or on behalf of any Loan Party shall, within three Business Days of receipt thereof, be applied toward the prepayment of the Loans and Revolving Credit Commitment reductions.

(b)           Subject to the Priority of Payments, if, at any time, the Borrower fails to satisfy the applicable Coverage Test, the Borrower shall, within ten days after such failure, prepay the Loans and/or cause the Subsidiaries party to the Security Agreement to pledge additional Collateral under the Security Agreement and in accordance with the Loan Documents, in a combined amount sufficient to cure such Coverage Test deficiency (it being understood that the notice limitations in Section 2.11 shall not apply to any such prepayment but Section 2.16 shall apply thereto).

(c)           The Administrative Agent shall calculate the Dollar Equivalent Amount of any Alternate Currency Loan at the time of each Borrowing thereof and on the last Business Day of each calendar month.  If at any such time the Dollar Equivalent Amount of the sum of all Multicurrency Revolving/Term Loans, Revolving Credit Loans, Swingline Loans and Letter of Credit Usage, as determined by the Administrative Agent in accordance with the terms of this Agreement, in the aggregate, exceeds 103% of the sum of the Adjusted Funded Amount and the Revolving Facility Amount, the Borrower, within three (3) Business Days after notice thereof from the Administrative Agent, shall repay all or a portion of the Revolving Credit Loans or take such other actions, otherwise in accordance with the applicable terms of this Agreement, in such amount so that, following the making of such payment or action, the Dollar Equivalent Amount outstanding of such Loans and Letter of Credit Usage does not exceed the sum of the Adjusted Funded Amount and the Revolving Facility Amount.

(d)           Amounts to be applied in connection with prepayments of Loans and Revolving Credit Commitment reductions made pursuant to clause (a) and (b) above shall be applied, (1) first, to the prepayment of the Term Loans and (2) second, to prepay Revolving Credit Loans and Swingline Loans (and, solely in the case of mandatory prepayments made pursuant to clause (a) above, to reduce permanently the Revolving Credit Commitments).  Any such permanent reduction of the Revolving Credit Commitments shall be accompanied by prepayment of the Revolving Credit Loans and/or Swingline Loans to the extent, if any, that the aggregate amount of the Revolving Credit Loans outstanding, the Letter of Credit Usage and the Swingline Loans outstanding exceeds the amount of the Banks’ Revolving Credit Commitments as so reduced; provided that if the aggregate principal amount of Revolving Credit Loans and Swingline Loans then outstanding is less than the amount of such excess (because Letter of Credit Usage constitutes a portion thereof), the Borrower shall, to the extent of the balance of such excess, replace outstanding Letters of Credit and/or deposit Letter of Credit Collateral in the Letter of Credit Collateral Account, with interest accruing thereon in accordance with the provisions of Section 6.4.  Each prepayment of the Loans under this Section 2.12 (except in the case of Revolving Credit Loans that are Base Rate Loans and Swingline Loans) shall be accompanied by accrued interest thereon to the date of such prepayment on the amount prepaid.

(e)           Each mandatory prepayment and Commitment reduction pursuant to clause (a), (b) or (c) above shall be applied ratably according to the respective outstanding principal amounts of the Loans being prepaid or Revolving Credit Commitments, as applicable, then held by the Banks.  The application of any mandatory prepayment pursuant to clause (a) or (b) above, if made in Dollars, shall be made, first, to Base Rate Loans and, second, to Euro-Currency Loans.  Each prepayment of the Loans under this Section 2.12 shall be accompanied by accrued and unpaid interest thereon to the date of such prepayment on the amount so prepaid.

Section 2.13. Non-Pro Rata Prepayments.  Notwithstanding anything to the contrary herein, the Borrower, with the consent of the Banks whose Loans are to be prepaid pursuant to this Section 2.13, shall be permitted to make non-pro rata optional prepayments of the Loans at a Discount greater than or equal to 20% of the aggregate principal amount of Loans to be so prepaid; provided that (i) the Loans so prepaid are cancelled and, in the case of any prepayment of Revolving Credit Loans pursuant to this Section 2.13, a commensurate amount of the applicable Bank’s Revolving Credit Commitment shall be concurrently cancelled and thereafter, for purposes of determining borrowing amounts, obligations in respect of Letters of Credit and Swingline Loans, repayment or prepayment of principal, obligations under Section 7.6 and similar items (but not payments of interest), such prepayment shall be treated to the extent applicable as though it were the equivalent of the purchase of a “last-out” participation in such Revolving Credit Commitment, (ii) any such prepayment is effected in accordance with procedures reasonably satisfactory to the Joint Lead Arrangers to ensure that each Bank has an opportunity to participate in such prepayment on a ratable basis in proportion to the respective amounts of Loans offered by each Bank to be subject to such prepayment, at the relevant price and (iii) at the time of any such prepayment (x) no Default or Event of Default has occurred or is continuing and (y) the Fixed Charge Coverage Ratio is at least 1.25 to 1.00.  Any prepayment under this Section 2.13 shall be subject to the consent of the Administrative Agent, which shall be granted unless administrative responsibilities resulting from such prepayment would be unduly burdensome, as determined by the Administrative Agent in its sole discretion.

Section 2.14. General Provisions as to Payments.

(a)           Notwithstanding anything to the contrary herein, all payments made by the Borrower pursuant to Section 2.11 and Section 2.12 are subject to the Priority of Payments.

(b)           The Borrower shall make each payment of the principal of and interest on the Loans and fees hereunder, without set-off or counterclaim, by initiating a wire transfer not later than 1:00 p.m. (New York City time or local time in the principal financial center of the Alternate Currency in question, as applicable) on the date when due, of Federal funds or the applicable Alternate Currency immediately available in New York, New York, or, in the case of any Alternate Currency, the principal financial center of the Alternate Currency in question, to the Administrative Agent at its address referred to in Section 9.1, it being understood that written or facsimile notice by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower’s account maintained at the Administrative Agent shall constitute the making of such payment to the extent of such funds held in such account.  The Administrative Agent will promptly (and in any event within one (1) Business Day after receipt thereof) distribute to each Bank its ratable share in accordance with the amount of such Bank’s relevant outstanding Loans or Commitment, as the case may be, of each such payment received by the Administrative Agent for the account of the Banks.  If and to the extent that the Administrative Agent shall receive any such payment for the account of the Banks on or before 11:00 a.m. (New York City time or local time in the principal financial center of the Alternate Currency in question, as applicable) on any Business Day (or Euro-Currency Business Day, as applicable), and the Administrative Agent shall not have distributed to any Bank its applicable share of such payment on such day, the Administrative Agent shall distribute such amount to such Bank together with interest thereon, for each day from the date such amount should have been distributed to such Bank until the date the Administrative Agent distributes such amount to such

Bank, at the Federal Funds Rate with respect to Dollar denominated Loans and at the Administrative Agent’s cost of funds for the applicable Alternate Currency with respect to Alternate Currency Loans.  Whenever any payment of principal of, or interest on the Base Rate Loans or Swingline Loans or of fees shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day.  Whenever any payment of principal of, or interest on, the Euro-Currency Loans shall be due on a day which is not a Euro-Currency Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Currency Business Day unless such Euro-Currency Business Day falls in another calendar month, in which case the date for payment thereof shall be the immediately preceding Euro-Currency Business Day.  If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.  All repayments or prepayments of any Loans, and all interest paid on any Loan (whether regularly scheduled, upon repayment or prepayment or otherwise), hereunder shall be made in the currency in which such Loans are denominated, and all other payments under this Agreement shall, unless otherwise specified herein, be made in Dollars.  Any payment or prepayment of principal made in respect of Term Loans (other than any prepayment of the Multicurrency Revolving/Term Loans (x) during the Multicurrency Revolving Loan Period to the extent a corresponding borrowing is contemplated to be made under the Multicurrency Revolving/Term Commitments or (y) pursuant to Section 2.12(c)) shall be applied on a ratable basis among the Term Loans in proportion to the respective Dollar Equivalent Amount of Term Loans held each Lender; and, if necessary to make any such payments or prepayments ratably to all Term Loan Lenders in the applicable currencies, the Borrower shall, or shall instruct the Administrative Agent to, enter into foreign exchange transactions and the Borrower shall pay any premium and costs payable in connection with the purchase of the relevant currency.

(c)           Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank.  If and to the extent that the Borrower shall not have so made such payment, each Bank shall repay to the Administrative Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Administrative Agent, at the Federal Funds Rate.

Section 2.15. Priority of Payments.  (a) Any payments made by the Borrower pursuant to Sections 2.11 and 2.12 shall be applied to and among the First Priority Credit Agreement, the 2011 Second Priority Credit Agreement and this Agreement as set forth in clauses (b) and (c) below (the provisions of this Section 2.15 are collectively referred to as the “Priority of Payments”).

(b)           Any voluntary prepayments made pursuant to Section 2.11 or the equivalent provisions under the First Priority Credit Agreement or the 2011 Second Priority Credit Agreement shall be applied (1) first, to prepay the loans outstanding under the First Priority Credit Agreement or to reduce the commitments thereunder, (2) second, to prepay the term loans outstanding under the 2011 Second Priority Credit Agreement, and (3) third, to prepay the Term Loans outstanding under this Agreement; provided, however, that if (a) the loans and other obligations outstanding under the First Priority Credit Agreement have been paid in full and the commitments thereunder have been terminated and (b)(i) a Default or Event of Default has occurred and is continuing or (ii) the Fixed Charge Coverage Ratio is less than 1.25:1.00 as of the date of determination, then any such voluntary prepayment shall be applied on a pro rata basis as between the term loans outstanding under the 2011 Second Priority Credit Agreement and the Term Loans outstanding under this Agreement; provided further, that, notwithstanding the foregoing, the Borrower shall at any time other than when a Default or Event of Default has occurred and is continuing, be permitted to prepay or repay revolving credit loans, swingline loans and letter of credit reimbursement obligations outstanding under the Second Priority Bank Facilities and, upon any such prepayment, there shall be no corresponding reduction of the commitments thereunder.

(c)           Any mandatory prepayments made pursuant to Section 2.12(a) or (b) or the equivalent provisions under the First Priority Credit Agreement or the 2011 Second Priority Credit Agreement shall be applied (1) first, to prepay loans outstanding under the First Priority Credit Agreement (provided that if the amount of any such mandatory prepayment is greater than the aggregate principal amount of loans then outstanding under the First Priority Credit Agreement, then the excess amount of such prepayment (after giving effect to the prepayment of all outstanding loans under the First Priority Credit Agreement) shall instead reduce the unused commitments thereunder and such excess amount (in an amount not to exceed the aggregate amount of unused commitments thereunder) shall be placed in escrow at an account maintained at the Administrative Agent), (2) second, to prepay the term loans outstanding under the 2011 Second Priority Credit Agreement, (3) third, to prepay the Term Loans outstanding under this Agreement, (4) fourth, to prepay revolving credit loans, swingline loans and letter of credit reimbursement obligations (and, solely in the case of mandatory prepayments made pursuant to Section 2.12(a), to reduce permanently the revolving credit commitments) outstanding under the 2011 Second Priority Credit Agreement, and (5) fifth, to prepay Revolving Credit Loans, Swingline Loans and Letter of Credit reimbursement obligations (and, solely in the case of mandatory prepayments made pursuant to Section 2.12(a), to reduce permanently the Revolving Credit Commitments) outstanding under this Agreement.

Section 2.16. Funding Losses.  If the Borrower makes any payment of principal with respect to any Euro-Currency Loan (pursuant to Article II, VI or VIII or otherwise) on any day other than the last day of the Interest Period applicable thereto, or if the Borrower fails to borrow any Euro-Currency Loans after notice has been given to any Bank in accordance with Section 2.5(a), or if the Borrower shall deliver a Notice of Interest Rate Election specifying that a Euro-Currency Loan shall be converted on a date other than the first (1st) day of the then current Interest Period applicable thereto, the Borrower shall reimburse each Bank within 15 days after certification by such Bank of such loss or expense (which shall be delivered by each such Bank to the Administrative Agent for delivery to the Borrower) for any resulting loss (based on interest only, exclusive of fees, if any) or expense incurred by it (or by an existing Participant in the related Loan), including, without limitation, any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or failure to borrow; provided that such Bank shall have delivered to the Administrative Agent and the Administrative Agent shall have delivered to the Borrower a certification as to the amount of such loss or expense, which certification shall set forth in reasonable detail the basis for and calculation of such loss or expense and shall be conclusive in the absence of demonstrable error.

Section 2.17. Computation of Interest and Fees.  With respect to Base Rate Loans, the rate of interest on which is calculated based on the Prime Rate or for Euro-Currency Loans denominated in British Pounds Sterling hereunder, interest thereon shall be computed on the basis of a year of 365 days (or, in the case of interest based on the Prime Rate only, 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day).  All other interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

Section 2.18. Use of Proceeds.  The Borrower shall use the proceeds of the Loans for general corporate purposes, including, without limitation, the origination, acquisition and funding of Loan Assets, Credit Tenant Lease Assets and other investments, the repayment of maturing debt obligations, the repurchase or exchange of public notes of the Borrower, the acquisition of other assets, and for general working capital needs of the Borrower, in each case, in accordance with and subject to the terms and conditions of this Agreement.

Section 2.19. Letters of Credit.

(a)           [Reserved].

(b)           Subject to the terms contained in this Agreement and the other Loan Documents, upon the receipt of a notice in accordance with Section 2.3(b) requesting the issuance of a Letter of Credit, the Fronting Bank shall issue a Letter of Credit or Letters of Credit in such form as is reasonably acceptable to the Borrower (subject to the provisions of Section 2.3(b)) in Dollars and in an amount or amounts equal to the amount or amounts requested by the Borrower.

(c)           Each Letter of Credit shall be issued in the minimum amount of $100,000 or such lesser amount as may be agreed to by the Fronting Bank.

(d)           The Letter of Credit Usage shall be no more than $75,000,000.

(e)           Without the consent of the Administrative Agent, there shall be no more than ten (10) Letters of Credit outstanding at any one time.

(f)            In the event of any request for a drawing under any Letter of Credit by the beneficiary thereunder, the Fronting Bank shall notify the Borrower and the Administrative Agent (and the Administrative Agent shall notify each Bank thereof) on the same Business Day as such request for drawing, and, except as provided in this subsection (f), the Borrower shall reimburse the Fronting Bank, in immediately available funds, on the same day on which such drawing is honored in an amount equal to such drawing. Notwithstanding anything contained herein to the contrary, however, unless the Borrower shall have notified the Administrative Agent and the Fronting Bank prior to 1:00 p.m. (New York City time) on the Business Day immediately preceding the date of such drawing that the Borrower intends to reimburse the Fronting Bank for the amount of such drawing with funds other than the proceeds of the Loans, the Borrower shall be deemed to have timely given a Notice of Borrowing pursuant to Section 2.3 to the Administrative Agent, requesting a Base Rate Borrowing of Revolving Credit Loans on the date on which such drawing is honored and in an amount equal to the such drawing. Each Bank shall, in accordance with Section 2.5(b), make available its Pro Rata Share of such Borrowing to the Administrative Agent, the proceeds of which shall be applied directly by the Administrative Agent to reimburse the Fronting Bank for the amount equal to the Dollar Equivalent Amount of such draw.  In the event that any Bank fails to make available to the Fronting Bank the amount of such Bank’s participation on the date of a drawing, the Fronting Bank shall be entitled to recover such amount on demand from such Bank together with interest at the Federal Funds Rate commencing on the date such drawing is honored.

(g)           If, at the time a beneficiary under any Letter of Credit requests a drawing thereunder, an Event of Default as described in Section 6.1(f) or Section 6.1(g) shall have occurred and is continuing, then on the date on which the Fronting Bank shall have honored such drawing, the Borrower shall have an unreimbursed obligation (the “Unreimbursed Obligation”) to the Fronting Bank in an amount equal to the amount of such drawing, which amount shall bear interest  at the annual rate of the sum of the Base Rate and the Applicable Margin for Base Rate Loans plus two percent (2%). Each Bank shall purchase an undivided participating interest in such drawing in an amount equal to its Pro Rata Share of the Revolving Credit Commitments, and upon receipt thereof the Fronting Bank shall deliver to such Bank an Unreimbursed Obligation participation certificate dated the date of the Fronting Bank’s receipt of such funds and in the amount of such Bank’s Pro Rata Share.

(h)           If, after the date hereof, any change in any law or regulation or in the interpretation thereof by any court or administrative or governmental authority charged with the administration thereof shall either (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against letters of credit issued by, or assets held by, or deposits in or for the account of, or participations in any letter of credit, upon any Bank (including the Fronting Bank) or (ii) impose on any Bank any other condition regarding this Agreement or such Bank (including the Fronting Bank) as it pertains to the Letters of Credit or any participation therein and the result of any event referred to in the preceding clause (i) or (ii) shall be to increase, by an amount deemed by the Fronting Bank or such Bank to be material, the cost to the Fronting Bank or any Bank of issuing or maintaining any Letter of Credit or participating therein, then the Borrower shall pay to the Fronting Bank or such Bank, within 15 days after written demand by such Bank (with a copy to the Administrative Agent), which demand shall be accompanied by a certificate showing, in reasonable detail, the calculation of such amount or amounts, such additional amounts as shall be required to compensate the Fronting Bank or such Bank for such increased costs or reduction in amounts received or receivable hereunder.  Each Bank will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section 2.19(h) and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such Bank, be otherwise disadvantageous to such Bank.  If such Bank shall fail to notify Borrower of any such event within 90 days following the end of the month during which such event occurred, then Borrower’s liability for any amounts described in this Section incurred by such Bank as a result of such event shall be limited to those attributable to the period occurring subsequent to the ninetieth (90th) day prior to, but excluding, the date upon which such Bank actually notified Borrower of the occurrence of such event.  A certificate of any Bank claiming compensation under this Section 2.19(h) and setting forth a reasonably detailed calculation of the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of demonstrable error.  In determining such amount, such Bank may use any reasonable averaging and attribution methods.

(i)            The Borrower hereby agrees to protect, indemnify, pay and save the Fronting Bank harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable and documented attorneys’ fees and disbursements) which the Fronting Bank may incur or be subject to as a result of (i) the issuance of the Letters of Credit, other than to the extent of the bad faith, gross negligence or willful misconduct of the Fronting Bank or (ii) the failure of the Fronting Bank to honor a drawing under any Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (collectively, “Governmental Acts”), other than to the extent of the bad faith, gross negligence or willful misconduct of the Fronting Bank. As between the Borrower and the Fronting Bank, the Borrower assumes all risks of the acts and omissions of any beneficiary with respect to its use, or misuses of, the Letters of Credit issued by the Fronting Bank.  In furtherance and not in limitation of the foregoing, the Fronting Bank shall not be responsible (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of such Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or insufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of any such Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit, other than as a result of the bad faith, gross negligence or willful misconduct of the Fronting Bank; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any message, by mail, cable, telegraph, facsimile transmission, or otherwise; (v) for errors in interpretation of any technical terms; (vi) for any loss or delay in the transmission or otherwise of any documents required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) for the misapplication by the beneficiary of any such Letter of Credit of the proceeds of such Letter of Credit; and (viii) for any consequence arising from causes beyond the control of the Fronting Bank, including any Government Acts, in each case other than to the extent of the bad faith, gross negligence or willful misconduct of the Fronting Bank. None of the above shall affect, impair or prevent the vesting of the Fronting Bank’s rights and powers hereunder.  In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Fronting Bank under or in connection with the Letters of Credit issued by it or the related certificates, if taken or omitted in good faith, shall not put the Fronting Bank under any resulting liability to the Borrower; provided that, notwithstanding anything in the foregoing to the contrary, the Fronting Bank will be liable to the Borrower for any damages suffered by the Borrower or its Subsidiaries as a result of the Fronting Bank’s grossly negligent or willful failure to pay under any Letter of Credit after the presentation to it of a sight draft and certificates strictly in compliance with the terms and conditions of such Letter of Credit.

(j)            If the Fronting Bank or the Administrative Agent is required at any time, pursuant to any bankruptcy, insolvency, liquidation or reorganization law or otherwise, to return to the Borrower any reimbursement by the Borrower of any drawing under any Letter of Credit, each Bank shall pay to the Fronting Bank or the Administrative Agent, as the case may be, its Pro Rata Share of such payment, but without interest thereon unless the Fronting Bank or the Administrative Agent is required to pay interest on such amounts to the person recovering such payment, in which case with interest thereon, computed at the same rate, and on the same basis, as the interest that the Fronting Bank or the Administrative Agent is required to pay.

Section 2.20. Letter of Credit Usage Absolute.  The obligations of the Borrower under this Agreement in respect of any Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement (as the same may be amended from time to time) and any Letter of Credit Documents (as hereinafter defined) under all circumstances, including, without limitation, to the extent permitted by law, the following circumstances:

(a)           any lack of validity or enforceability of any Letter of Credit or any other agreement or instrument relating thereto (collectively, the “Letter of Credit Documents”) or any Loan Document;

(b)           any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrower in respect of the Letters of Credit or any other amendment or waiver of or any consent by the Borrower to departure from all or any of the Letter of Credit Documents or any Loan Document; provided, that the Fronting Bank shall not consent to any such change or amendment unless previously consented to in writing by the Borrower;

(c)           any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guaranty, for all or any of the obligations of the Borrower in respect of the Letters of Credit;

(d)           the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Administrative Agent, the Fronting Bank or any Bank (other than a defense based on the bad faith, gross negligence or willful misconduct of the Administrative Agent, the Fronting Bank or such Bank) or any other Person, whether in connection with the Loan Documents, the transactions contemplated hereby or by the Letters of Credit Documents or any unrelated transaction;

(e)           any draft or any other document presented under or in connection with any Letter of Credit or other Loan Document proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; provided, that payment by the Fronting Bank under such Letter of Credit against presentation of such draft or document shall not have been the result of the bad faith, gross negligence or willful misconduct of the Fronting Bank;

(f)            payment by the Fronting Bank against presentation of a draft or certificate that does not strictly comply with the terms of the Letter of Credit; provided, that such payment shall not have been the result of the bad faith, gross negligence or willful misconduct of the Fronting Bank; and

(g)           any other circumstance or happening whatsoever other than the payment in full of all obligations hereunder in respect of any Letter of Credit or any agreement or instrument relating to any Letter of Credit, whether or not similar to any of the foregoing, that might otherwise constitute a defense available to, or a discharge of, the Borrower; provided, that such other circumstance or happening shall not have been the result of bad faith, gross negligence or willful misconduct of the Fronting Bank.

Section 2.21. Letters of Credit Maturing after the Maturity Date.

(a)           Notwithstanding anything contained herein to the contrary, if any Letters of Credit, by their terms, shall mature after the Maturity Date (as the same may be extended), then, on and after the Maturity Date, the provisions of this Agreement shall remain in full force and effect with respect to such Letters of Credit, and the Borrower shall comply with the provisions of Section 2.21(b).  No Letter of Credit shall mature on a date that is more than twelve (12) months after the Maturity Date.

(b)           If, at any time and from time to time, any Letter of Credit shall have been issued hereunder and the same shall expire on a date after the Maturity Date, then, on the issuance thereof, the Borrower shall pay to the Administrative Agent, on behalf of the Banks, in same day funds at the Administrative Agent’s office designated in such demand, for deposit in the Letter of Credit Collateral Account, Letter of Credit Collateral in an amount equal to the maximum amount available to be drawn under such Letter of Credit as of such date of determination; provided, however, that the foregoing shall not apply to any “evergreen” Letter of Credit unless (i) its initial expiration date is after the Maturity Date or (ii) such Letter of Credit is renewed and, as a result thereof, the next expiry date or the following renewal date is scheduled on a date after the Maturity Date; and, provided, further, however, that the maximum amount available to be drawn under any Letter of Credit cash collateralized as required by this sentence shall be disregarded for purposes of determining compliance with the Coverage Ratio.  Interest shall accrue on the Letter of Credit Collateral Account in accordance with the provisions of Section 6.4.

Section 2.22. Payments.  If any Bank shall fail to make any payment required to be made by it pursuant to Section 2.4(b)(iii), 2.4(b)(iv), 2.5(d), 2.19(f), 2.19(g) or 7.6, then the Administrative Agent may, in its sole discretion (notwithstanding any contrary provision of this Agreement), apply any amounts thereafter received by the Administrative Agent, the Swingline Lender or the Fronting Bank for the account of such Bank to satisfy such Bank’s obligations under such Sections until all such unsatisfied obligations are fully paid; and if such Bank shall have failed to make any payment required to be made by it pursuant to any equivalent provision under either the 2011 Second Priority Credit Agreement or the First Priority Credit Agreement and there are no such unsatisfied obligations hereunder, then the Administrative Agent may apply any such amounts received by it for the account of such Bank to satisfy such Bank’s obligations under the equivalent provisions under either the 2011 Second Priority Credit Agreement or the First Priority Credit Agreement (or, in the event the institution serving as Administrative Agent hereunder is not, at such time, the same institution serving as administrative agent under either the 2011 Second Priority Credit Agreement or the First Priority Credit Agreement, turn over such amounts to the applicable administrative agent under the 2011 Second Priority Credit Agreement or the First Priority Credit Agreement to be applied for such purposes).

Section 2.23. Collateral.  (a)  The Obligations shall be secured by a perfected second priority security interest in the Collateral, subject only to the first priority Lien granted pursuant to the Security Agreement for the benefit of the First Priority Secured Parties.  The Borrower shall be entitled to withdraw Collateral in inverse order of the ranking of such Collateral on the Pledged Collateral List (it being understood that any asset so withdrawn shall be automatically included in the Listed Eligible Assets as the highest ranked asset (and the list shall be adjusted accordingly)) so long as, both immediately before and after giving effect to such withdrawal, (i) no Material Default or Event of Default shall have occurred and be continuing (or shall result therefrom) and (ii) except for any such withdrawal which the Borrower reasonably determines is necessary for compliance with any covenant applicable under the terms of any Indebtedness of the Borrower as in effect on the Closing Date relating to the maintenance of “Total Unencumbered Assets” (or any similar concept), the Fixed Charge Coverage Ratio at the time of such withdrawal is at least 1.25 to 1.00.  Notwithstanding any other provisions in this Section 2.23, Non-Performing Loan Assets and Other Real Estate Owned Assets that are disregarded in calculating the aggregate Borrowing Base Value as provided in the definition of “Borrowing Base Value” may, so long as no Material Default or Event of Default shall have occurred and be continuing (or shall result therefrom), be withdrawn, at the option of the Borrower, to the extent of any amount so disregarded; provided that at the time of such withdrawal of any such assets, the Joint Lead Arrangers shall have the right, but not the obligation, to rank such assets as Listed Eligible Assets.  Notwithstanding any other provisions in this Section 2.23, (x) the Borrower shall be entitled to withdraw Collateral in connection with payment or prepayment of such Collateral and (y) the Borrower shall be permitted to withdraw such Collateral in connection with sales to third parties or a monetization (that is not a payment or prepayment) (any such  monetization or sale, a “Third Party Sale”) provided that in connection with any such Third Party Sale and after giving effect to such Third Party Sale and the prior addition (a “Collateral Addition”) of any replacement Collateral (which replacement Collateral shall comprise the highest ranked Listed Eligible Assets immediately prior to such replacement and the lowest ranked Collateral on the Pledged Collateral List immediately following such replacement), either (I) no Material Default or Event of Default shall have occurred and be continuing or (II) a Material Default or Event of Default shall have occurred and be continuing, but such Third Party Sale is consummated pursuant to a binding commitment entered into at a time that no Material Default or Event of Default had occurred and was continuing or would have resulted therefrom (it being understood that the proceeds of any such transaction described in clause (x) or (y) above shall be paid into the accounts established pursuant to Section 5.8).  At such time as any Listed Eligible Assets are required to be pledged as Collateral in order to comply with the terms hereof, the Borrower shall (i) cause a sufficient amount of the highest ranked Listed Eligible Assets to be transferred to a Collateral SPV and (ii) take any other actions as the Administrative Agent or the Collateral Trustee may reasonably request for the purposes of fully perfecting or renewing the rights and security interests of the Collateral Trustee, on behalf of the Banks, with respect to the Collateral.

In addition to Collateral withdrawals otherwise permitted pursuant to this Agreement or any other Loan Document, promissory notes and related transfer documents, if any, constituting part of any Collateral (and any related collateral) if requested by the Borrower at any time prior to the commencement of a Foreclosure (as defined in the Collateral Trust Agreement) in respect thereof, shall be released by the Collateral Trustee to the custody of the Borrower, the applicable Grantor or its agents in escrow pending any enforcement action, exercise of rights or other customary actions in lieu of enforcement or for the purpose of correction of defects, if any, in each case in respect of any such promissory notes and related collateral.  It is understood and agreed that any Collateral released pursuant to the foregoing sentence shall remain Collateral except in connection with a withdrawal otherwise permitted pursuant to this Agreement or any other Loan Document.

(b)           Beginning on October 15, 2009 and on each April 15th and October 15th thereafter (or, if such day is not a Business Day, the next following Business Day), the Joint Lead Arrangers shall (i) in consultation with Barclays Bank PLC, Wachovia Bank, National Association and Deutsche Bank AG New York Branch (in each case so long as it shall be a Bank under this Agreement or either of the New Credit Agreements) (each, a “Consulting Bank”) undertake a review to determine if any re-ranking of the Listed Eligible Assets and/or the Pledged Collateral List is appropriate, and (ii) if any such re-ranking is appropriate, undertake such re-ranking, in their sole and absolute discretion, in consultation with the Consulting Banks.  In connection with any such re-ranking, the Borrower shall cooperate with the Joint Lead Arrangers in any diligence, including providing information related to the Collateral and the Listed Eligible Assets, reasonably requested by the Joint Lead Arrangers for purposes of such re-ranking.  Each inclusion of assets in the Collateral shall be in the order of the then-current ranking of Listed Eligible Assets and, following inclusion, such assets shall constitute the lowest ranked Collateral on the Pledged Collateral List.  Any increase in the funding of any asset included in the Collateral or Listed Eligible Assets shall be considered part of such asset and shall be included in the Borrowing Base Value thereof.

(c)           Any newly originated or acquired assets or assets that become available that were previously pledged or mortgaged as collateral in connection with the DB Master Repurchase Agreement or the GE Credit Tenant Lease Facility that qualify as Eligible Assets shall be automatically included in the Listed Eligible Assets (and the Joint Lead Arrangers may, in consultation with the Consulting Banks,  re-rank the Listed Eligible Assets in connection therewith, in consultation with the Consulting Banks).  Any Fremont Asset that qualifies as an Eligible Asset, immediately as of the time it is no longer subject to the Fremont Participation Agreement, shall be automatically included in the Listed Eligible Assets.  Notwithstanding anything to the contrary herein, at the time any Fremont Assets are added to Listed Eligible Assets and once the Joint Lead Arrangers have been afforded a reasonable opportunity to rank such assets, in consultation with the Consulting Banks, in a special one-time reranking of Listed Eligible Assets (the “Special Fremont Reranking”), the Joint Lead Arrangers may effect substitutions of the Collateral with any Listed Eligible Assets.

Section 2.24. Mortgages.  The Borrower shall cause the applicable Pledged Collateral LLCs to execute and deliver to the Collateral Trustee, not later than 90 days after the Closing Date, Mortgages with respect to real properties that constitute Credit Tenant Lease Assets owned by such Pledged Collateral LLCs comprising not less than 50% of the Borrowing

Base Value of all Mortgage Eligible Assets; provided that (i) Mortgages shall not be required to be delivered with respect to any Mortgage-Exempt Asset, (ii) the Mortgaged Properties, at any time, shall be comprised of the highest ranked Mortgage-Eligible Assets from the Pledged Collateral List in effect at the time of the delivery of the Mortgage in respect of each Mortgaged Property (it being understood that no Mortgage will be required to be delivered solely because of a re-ranking of the Listed Eligible Assets and/or the Pledged Collateral List), and (iii) each Mortgage required to be delivered pursuant to this Section 2.24 shall secure 50% of the undepreciated book value of the applicable Credit Tenant Lease Asset (reflecting any impairment taken by the applicable Collateral LLC but without adding back any depreciation before the most recent such impairment) at the time such Mortgage is entered in to.  Following the date that is 90 days after the Closing Date, the Borrower shall cause Mortgages in compliance with this Section 2.24 to be delivered as necessary so that at all times the Mortgaged Properties shall comprise not less than 50% of the Borrowing Base Value of all Mortgage-Eligible Assets.  Notwithstanding anything to the contrary in this Section 2.24, neither the Borrower nor any Grantor shall be required to deliver environmental reports, third-party reports, appraisals, surveys, title insurance policies, tract searches or legal opinions in respect of any Mortgaged Property or Mortgage thereon.

ARTICLE III

CONDITIONS

Section 3.1. Closing.  The Closing Date shall occur on the date when each of the following conditions is satisfied (or waived in writing by the Administrative Agent and the Banks), each document to be dated the Closing Date unless otherwise indicated:

(a)           the Borrower as of the Closing Date shall have executed and delivered to the Administrative Agent a Note or Notes for the account of each Bank requesting the same dated the Closing Date and complying with the provisions of Section 2.6;

(b)           the Borrower and the Administrative Agent and each of the Banks shall have executed and delivered to the Administrative Agent a duly executed original of this Agreement;

(c)           each Guarantor shall have executed and delivered to the Administrative Agent a duly executed original of the Guarantee Agreement;

(d)           each Grantor and the Collateral Trustee shall have executed and delivered to the Administrative Agent a duly executed original of the Security Agreement;

(e)           each Guarantor, the Collateral Trustee and each other party thereto shall have executed and delivered to the Administrative Agent a duly executed original of the Collateral Trust Agreement;

(f)            the Collateral Trustee shall have received any notes or other evidence of Indebtedness (if any) representing Collateral pledged under the Security Agreement and required to be delivered thereunder as of the Closing Date and appropriate transfer documents with respect to any Loan Assets included in the Collateral as of the Closing Date, signed in blank by the appropriate Collateral SPV; the Collateral Account (as defined in the Collateral Trust Agreement) shall have been established; and, each document (including, without limitation, any Uniform Commercial Code financing statement to be filed in the jurisdiction of organization of each Grantor) required by the Security Agreement or under law or reasonably requested by the Administrative Agent to be filed, registered, recorded or delivered in order to create or perfect the Liens intended to be created under the Security Agreement shall have been delivered to the Administrative Agent in proper form for filing, registration or recordation (if applicable);

(g)           the Administrative Agent shall have received opinions of (i) Clifford Chance US LLP, special counsel for the Borrower, and (ii) Geoffrey Dugan, Esq., in-house counsel for the Borrower, each acceptable to the Administrative Agent, the Banks and their counsel;

(h)           the Administrative Agent shall have received all documents the Administrative Agent may reasonably request relating to the existence of the Borrower, each Collateral SPV, each Collateral LLC the equity interests in which are pledged as Collateral and any other Guarantor as of the Closing Date, the authority for and the validity of this Agreement and the other Loan Documents, the incumbency of officers executing this Agreement and the other Loan Documents and any other matters relevant hereto, all in form and substance satisfactory to the Administrative Agent.  Such documentation shall include, without limitation, the articles of incorporation, certificate of formation or similar organizational document of each such entity, as amended, modified or supplemented on or prior to the Closing Date, certified to be true, correct and complete by a senior officer of such entity as of a date not more than ten (10) days prior to the Closing Date, together with a good standing certificate as to each such entity from the Secretary of State (or the equivalent thereof) of its jurisdiction of organization, to be dated not more than thirty (30) days prior to the Closing Date.  Any such organizational documents of each Collateral SPV and each Collateral LLC shall provide for, and require that there at all times be, a special director or member selected by the Administrative Agent whose consent would be required for a bankruptcy filing by such Collateral SPV or Collateral LLC or for the transfer of any equity interests therein (other than the sale of such equity interests in a transaction permitted under the Loan Documents);

(i)            the Borrower shall have executed a solvency certificate acceptable to the Administrative Agent;

(j)            the Administrative Agent shall have received all certificates, agreements and other documents and papers referred to in this Section 3.1 and the Notice of Borrowing referred to in Section 2.3, if applicable, unless otherwise specified, in sufficient counterparts, satisfactory in form and substance to the Administrative Agent in its reasonable discretion;

(k)           the Borrower and each other Loan Party shall have taken all actions required to authorize the execution and delivery of this Agreement and any other Loan Document to which it is a party and the performance thereof by the Borrower or such Loan Party, as applicable;

(l)            the Banks shall be satisfied that the Borrower is not subject to any present or contingent Environmental Claim, and the Borrower shall have delivered a certificate so stating;

(m)          (i) the Administrative Agent shall have received, on or before the Closing Date, all other fees required to be paid, and all expenses for which invoices have been presented and (ii) the reasonable and documented fees and expenses accrued through the Closing Date of Simpson Thacher & Bartlett LLP shall have been paid to Simpson Thacher & Bartlett LLP;

(n)           the Borrower shall have delivered copies of all consents, licenses and approvals, if any, (subject to Section 4.3) required in connection with the execution, delivery and performance by the Borrower or any Guarantor, or the validity and enforceability, of the Loan Documents, or in connection with any of the transactions contemplated thereby, and such consents, licenses and approvals shall be in full force and effect;

(o)           no Default or Event of Default shall have occurred and be continuing before or immediately after giving effect to the transactions contemplated hereby;

(p)           the Borrower shall have delivered a certificate in form acceptable to the Administrative Agent showing compliance with the requirements of Section 5.10 as of the Closing Date;

(q)           the Borrower shall have delivered Cash Flow Projections which shall include (x) the Borrower’s projected sources and uses of cash (and the timing thereof) through a date that is on or after June 26, 2012 and (y) that such sources are at all times sufficient for such uses;

(r)            (i) the Existing 2006 Credit Agreement shall have either (A) if all lenders thereunder have executed a satisfactory Consent and Addendum to the Existing 2006 Credit Agreement Amendment and Commitment Transfer Agreement, been terminated (and all loans thereunder and other amounts payable in respect thereof shall have been paid in full and all commitments to extend credit thereunder shall have been terminated) or (B) been effectively amended pursuant to the Existing 2006 Credit Agreement Amendment and Commitment Transfer Agreement and all “Commitment Transfers” referred to therein shall have been consummated and (ii) the Existing 2007 Credit Agreement shall have either (A) if all lenders thereunder have executed a satisfactory Consent and Addendum to the Existing 2007 Credit Agreement Amendment and Commitment Transfer Agreement, been terminated (and all loans thereunder and other amounts payable in respect thereof shall have been paid in full and all commitments to extend credit thereunder shall have been terminated) or (B) been effectively amended pursuant to the Existing 2007 Credit Agreement Amendment and Commitment Transfer Agreement and all “Commitment Transfers” referred to therein shall have been consummated;

(s)           in the event that either Existing Credit Agreement shall remain outstanding on the Closing Date, after giving effect to the “Commitment Transfers” referred to above and the transactions contemplated hereby (including borrowings requested hereunder and under the First Priority Credit Agreement and the 2011 Second Priority Credit Agreement as of

the Closing Date), the Borrower shall have drawn, and there shall remain outstanding, loans under such Existing Credit Agreement (without giving effect to any reductions in the aggregate principal amount thereof due to fluctuations in currency after March 10, 2009) equal to the total commitments thereunder in effect on the Closing Date (as such amount may be reduced solely by any unfunded commitments of defaulting lenders thereunder and any amounts representing letter of credit usage of the lenders remaining thereunder as of March 10, 2009);

(t)            the Existing 2008 Credit Agreement shall have been effectively amended pursuant to the Existing 2008 Credit Agreement Amendments;

(u)           the Borrower shall have entered into the First Priority Credit Agreement and the 2011 Second Priority Credit Agreement; and

(v)           the representations and warranties of the Loan Parties contained in the Loan Documents shall be true and correct in all material respects on and as of the Closing Date both before and after giving effect to the transactions contemplated hereby; provided that, to the extent such representations and warranties expressly refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further, that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to such qualification therein) in all respects on such respective dates.

Section 3.2. Borrowings.  The obligation of any Bank to make a Loan or to participate in any Letter of Credit issued by the Fronting Bank and the obligation of the Fronting Bank to issue a Letter of Credit and the obligation of the Swingline Lender to make a Swingline Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

(a)           receipt by the Administrative Agent of a Notice of Borrowing as required by Section 2.3 or Section 2.4(b)(i) or a request to cause a Fronting Bank to issue a Letter of Credit pursuant to Section 2.19;

(b)           in the case of a Revolving Credit Borrowing, Swingline Borrowing or Letter of Credit issuance, immediately after giving effect to such Revolving Credit Borrowing, Swingline Borrowing or Letter of Credit issuance, the aggregate outstanding principal amount of the sum of the Revolving Credit Loans, Swingline Loans and the Letter of Credit Usage will not exceed the aggregate amount of the Revolving Credit Commitments;

(c)           no Default or Event of Default shall have occurred and be continuing both before and after giving effect to the making of such Loans or the issuance of such Letter of Credit;

(d)           the Fixed Charge Coverage Ratio shall be at least 1.25 to 1.00;

(e)           on a pro forma basis, after giving effect to the making of such Loans or the issuance of such Letter of Credit and any substantially contemporaneous addition of any new Collateral with respect to which the Collateral Trustee shall have been granted a second priority security interest for the benefit of the Agents and the Banks (subject only to the first priority Lien granted pursuant to the Security Agreement for the benefit of the First Priority Secured Parties), the Borrower shall be in compliance with the applicable Coverage Test; and

(f)            the representations and warranties of the Loan Parties contained in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or issuance both before and after giving effect to the making of such Loans or issuance; provided that, to the extent such representations and warranties expressly refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further, that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to such qualification therein) in all respects on such respective dates;

provided that if the Borrower makes a prepayment with respect to any Alternate Currency Revolving Credit Loans, the Borrower shall be permitted to borrow a Revolving Credit Loan in Dollars substantially concurrently with such payment in an amount less than or equal to the Dollar Equivalent Amount of such Alternate Currency Revolving Credit Loan without being required to (x) satisfy the foregoing conditions (other than clause (a) above) or (y) comply with the minimum borrowing amounts otherwise required hereunder.

Each Borrowing hereunder or the issuance of a Letter of Credit hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing as to the facts specified in clauses (c), (d), (e) and (f) of this Section 3.2. In the event that any representation or warranty (as set forth in clause (f)) would be materially inaccurate, the Borrower shall disclose the same in writing to the Banks; provided, however, that the Borrower may only change such representation or warranty with the prior written consent of the Required Banks.  Notwithstanding anything to the contrary, no Borrowing or issuance of Letter of Credit shall be permitted if such Borrowing or issuance of a Letter of Credit would cause the Borrower to fail to be in compliance with any of the covenants contained in this Agreement or in any other Loan Document.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

In order to induce the Administrative Agent and each of the other Banks which is or may become a party to this Agreement to make the Loans and/or issue or participate in Letters of Credit, the Borrower makes the following representations and warranties as of the Closing Date and, in accordance with Section 3.2(f) hereof, as of each Borrowing or issuance of a Letter of Credit.  Such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the other Loan Documents and the making of the Loans.

Section 4.1. Existence and Power.  Each of the Loan Parties is a corporation, limited liability company or limited partnership, as applicable, duly organized or incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation and has all powers and all material governmental licenses, authorizations, consents and approvals required to own its property and assets and carry on its business as now conducted or as it presently proposes to conduct and has been duly qualified and is in good standing in every jurisdiction in which the failure to be so qualified and/or in good standing is likely to have a Material Adverse Effect.

Section 4.2. Power and Authority.  Each of the Loan Parties has the requisite power and authority to execute, deliver and carry out the terms and provisions of each of the Loan Documents to which it is a party and has taken all necessary action, if any, to authorize the execution and delivery on its behalf and its performance of the Loan Documents to which it is a party.  Each of the Loan Parties has duly executed and delivered each Loan Document (or with respect to any Mortgage, will duly execute and deliver at the time such Mortgage is required to be executed and delivered in accordance with Section 2.24) to which it is a party in accordance with the terms of this Agreement, and each such Loan Document constitutes (or, upon execution and delivery thereof, will constitute) its legal, valid and binding obligation, enforceable in accordance with the terms thereof, except as enforceability may be limited by applicable insolvency, bankruptcy or other similar laws affecting creditors rights generally, or general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.

Section 4.3. No Violation.  Neither the execution, delivery or performance by or on behalf of any Loan Party of the Loan Documents to which it is a party, nor compliance by any such Loan Party with the terms and provisions thereof nor the consummation of the transactions contemplated by such Loan Documents, (i) will materially contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (ii) will materially conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (other than Liens created under the Collateral Documents) upon any of the property or assets of the Borrower or any of its Consolidated Subsidiaries pursuant to the terms of, any indenture, mortgage, deed of trust, or other agreement or other instrument to which the Borrower (or any partnership of which the Borrower is a partner) or any of its Consolidated Subsidiaries is a party or by which it or any of its property or assets is bound or to which it is subject (except for such breaches and defaults under loan agreements which the lenders thereunder have agreed to forbear pursuant to valid forbearance agreements), or (iii) will cause a material default by any Loan Party under any organizational document of any Person in which such Loan Party has an interest, or cause a material default under such Person’s agreement or certificate of limited partnership, the consequences of which conflict, contravention, breach or default under the foregoing clauses (i), (ii) or (iii) would (x) have a Material Adverse Effect (provided, however, that for purposes of determining whether the consequences of a conflict, contravention, breach or default under clause (ii) of this Section 4.3 would have a Material Adverse Effect, clause (ii) of the definition of the term “Material Adverse Effect” shall be modified to read as follows: “(ii) the ability of the Administrative Agent or the Banks to enforce the Loan Documents in a manner that materially and adversely affects the rights of the Administrative Agent or the Banks thereunder”), or (y) result in or require the creation or imposition of any Lien whatsoever upon any Property (except as contemplated herein).

Section 4.4. Financial Information.  (a) The consolidated financial statements of the Borrower and its Consolidated Subsidiaries as of December 31, 2008, and for the Fiscal Year

then ended, reported on by PricewaterhouseCoopers LLP fairly presents, in conformity with GAAP, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and the consolidated results of operations and cash flows for such Fiscal Year.

(b)           Since December 31, 2008, (i) except as may have been disclosed in writing to the Banks prior to the Closing Date, nothing has occurred having a Material Adverse Effect, and (ii) except (x) as set forth on Schedule 4.4(b) and (y) for the incurrence of Loans hereunder and loans under the Existing Credit Agreements and the 2011 Second Priority Credit Agreement and the First Priority Credit Agreement, in each case on the Closing Date, the Loan Parties have not incurred any material Indebtedness or guaranteed any Indebtedness on or before the Closing Date.

Section 4.5. Litigation.  There is no action, suit or proceeding pending against, or to the knowledge of the Borrower threatened against or affecting, (i) the Borrower or any of its Consolidated Subsidiaries, (ii) the Loan Documents or any of the transactions contemplated by the Loan Documents or (iii) any of the assets of the Borrower or any of its Consolidated Subsidiaries, before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could, individually, or in the aggregate have a Material Adverse Effect or which in any manner draws into question the validity of this Agreement or the other Loan Documents.

Section 4.6. Compliance with ERISA.  (a) Except as set forth on Schedule 4.6(a) attached hereto, neither the Borrower nor any other Loan Party is a member of or has entered into, maintained, contributed to, or been required to contribute to, or may incur any liability with respect to any Plan or Multiemployer Plan.  In the event that at any time after the Closing Date, the Borrower or any other Loan Party shall become a member of any other material Plan or Multiemployer Plan, the Borrower promptly shall notify the Administrative Agent thereof (and from and after such notice, Schedule 4.6(a) shall be deemed modified thereby).

(b)           No assets of the Borrower or any other Loan Party constitute “assets” (within the meaning of ERISA or Section 4975 of the Code, including, but not limited to, 29 C.F.R. § 2510.3-101 or any successor regulation thereto) of an “employee benefit plan” within the meaning of Section 3(3) of ERISA or a “plan” within the meaning of Section 4975(e)(1) of the Code.  In addition to the prohibitions set forth in this Agreement and the other Loan Documents, and not in limitation thereof, the Borrower covenants and agrees that the Borrower shall not, and shall not permit any other Loan Party to, use any “assets” (within the meaning of ERISA or Section 4975 of the Code, including but not limited to 29 C.F.R. § 2510.3101) of an “employee benefit plan” within the meaning of Section 3(3) of ERISA or a “plan” within the meaning of Section 4975(e)(1) of the Code to repay or secure the Note, the Loan, or the Obligations.

Section 4.7. Environmental.  (a)  The Borrower conducts reviews of the effect of Environmental Laws on the business, operations and properties of the Borrower and its Consolidated Subsidiaries when necessary in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, and any actual or potential liabilities to third parties, including, without limitation, employees, and any related costs and expenses).  On the basis of this review, the Borrower has reasonably concluded that such associated liabilities and costs, including, without limitation, the costs of compliance with Environmental Laws, are unlikely to have a Material Adverse Effect.

(b)           Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (i) neither the Borrower nor any Guarantors has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the facilities and properties owned, leased or operated by the Borrower or any Guarantors (the “Properties”) or the business operated by the Borrower or any Guarantor (the “Business”) that is not fully and finally resolved, (ii) to the Borrower’s actual knowledge, after due inquiry, no judicial proceeding or governmental or administrative action is pending or, to the Borrower’s actual knowledge, after due inquiry, threatened, under any Environmental Law to which the Borrower or any Guarantor is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Business; and (iii) to the Borrower’s actual knowledge, the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business.

Section 4.8. Taxes.  The Borrower and its Consolidated Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower, or any Consolidated Subsidiary, except (i) such taxes, if any, as are reserved against in accordance with GAAP, (ii) such taxes as are being contested in good faith by appropriate proceedings or (iii) such tax returns or such taxes, the failure to file when due or to make payment when due and payable will not have, in the aggregate, a Material Adverse Effect. The charges, accruals and reserves on the books of the Borrower and its Consolidated Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate.

Section 4.9. Full Disclosure.  All information heretofore furnished by the Borrower or any other Loan Party to the Administrative Agent or any Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby or thereby is true and accurate in all material respects on the date as of which such information is stated or certified; provided that, with respect to projected financial information, the Borrower represents and warrants only that such information represents the Borrower’s expectations regarding future performance, based upon historical information and reasonable assumptions, it being understood, however, that actual results may differ from the projected results described in the financial projections.  The Borrower has disclosed to the Administrative Agent, in writing any and all facts which have or may have (to the extent the Borrower can now reasonably foresee) a Material Adverse Effect.

Section 4.10. Solvency.  On the Closing Date and after giving effect to the transactions contemplated by the Loan Documents, the 2011 Second Priority Credit Agreement and the First Priority Credit Agreement occurring on the Closing Date, the Borrower and each other Loan Party, taken as a whole, will be Solvent.

Section 4.11. Use of Proceeds.  All proceeds of the Loans will be used by the Borrower only in accordance with the provisions hereof.  Neither the making of any Loan nor the use of the proceeds thereof will violate or be inconsistent with the provisions of regulations T, U, or X of the Federal Reserve Board.

Section 4.12. Governmental Approvals.  No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance by any Loan Party of any Loan Document to which it is a party or the consummation of any of the transactions contemplated thereby other than those that have already been duly made or obtained and remain in full force and effect or those which, if not made or obtained, would not have a Material Adverse Effect;

Section 4.13. Investment Company Act.  Neither the Borrower, any other Loan Party nor any Consolidated Subsidiary is (x) an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended, or (y) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

Section 4.14. Principal Offices.  As of the Closing Date, the principal office, chief executive office and principal place of business of each Loan Party is 1114 Avenue of the Americas, New York, NY 10036.

Section 4.15. REIT Status.  As of the date hereof, the Borrower is qualified as a REIT.

Section 4.16. Patents, Trademarks, etc.  The Borrower and each other Loan Party has obtained and holds in full force and effect all patents, trademarks, servicemarks, trade names, copyrights and other such rights, free from burdensome restrictions, which are necessary for the operation of its business as presently conducted, the impairment of which is likely to have a Material Adverse Effect.

Section 4.17. Judgments.  As of the Closing Date, there are no final, non-appealable judgments or decrees in an aggregate amount of $10,000,000 or more entered by a court or courts of competent jurisdiction against the Borrower, any other Loan Party or any Consolidated Subsidiary or, to the extent such judgment would be recourse to the Borrower, any other Loan Party or any Consolidated Subsidiary, any other Person (other than, in each case, judgments as to which, and only to the extent, a reputable insurance company has acknowledged coverage of such claim in writing or which have been paid or stayed).

Section 4.18. No Default.  No Event of Default or, to the best of the Borrower’s knowledge, Default exists under or with respect to any Loan Document and neither the Borrower nor any other Loan Party is in default in any material respect beyond any applicable grace period under or with respect to any other material agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound in any respect, the existence of which default is likely to result in a Material Adverse Effect.

Section 4.19. Licenses, etc.  Each of the Loan Parties has obtained and does hold in full force and effect, all franchises, licenses, permits, certificates, authorizations, qualifications, accreditation, easements, rights of way and other consents and approvals which are necessary for the operation of its businesses as presently conducted, the absence of which is likely to have a Material Adverse Effect.

Section 4.20. Compliance with Law.  To the Borrower’s knowledge, each Loan Party and each of its assets are in compliance in all material respects with all laws, rules, regulations, orders, judgments, writs and decrees, the failure to comply with which is likely to have a Material Adverse Effect.

Section 4.21. No Burdensome Restrictions.  Except as may have been disclosed by the Borrower in writing to the Banks prior to the Closing Date or that would otherwise be permitted under the Loan Documents, neither the Borrower nor any other Loan Party is a party to any agreement or instrument or subject to any other obligation or any charter or corporate or partnership restriction, as the case may be, which, individually or in the aggregate, is likely to have a Material Adverse Effect.

Section 4.22. Brokers’ Fees.  Neither the Borrower nor any other Loan Party has dealt with any broker or finder with respect to the transactions contemplated by this Agreement or otherwise in connection with this Agreement, and neither the Borrower nor any other Loan Party has done any act, had any negotiations or conversation, or made any agreements or promises which will in any way create or give rise to any obligation or liability for the payment by the Borrower or any other Loan Party of any brokerage fee, charge, commission or other compensation to any party with respect to the transactions contemplated by the Loan Documents, other than the fees payable to the Administrative Agent and the Banks, and certain other Persons as previously disclosed in writing to the Administrative Agent.

Section 4.23. Labor Matters.  Except as disclosed on Schedule 4.6(a), there are no collective bargaining agreements or Multiemployer Plans covering the employees of the Borrower, any other Loan Party or any member of the ERISA Group, and neither the Borrower nor any other Loan Party has suffered any material strikes, walkouts, work stoppages or other material labor difficulty within the last five years.

Section 4.24. Insurance.  The Loan Parties currently maintain 100% replacement cost insurance coverage (subject to customary deductibles) in respect of each of their Real Property Assets, as well as commercial general liability insurance (including, without limitation, “builders’ risk” where applicable) against claims for personal, and bodily injury and/or death, to one or more persons, or property damage, as well as workers’ compensation insurance, in each case with respect to liability and casualty insurance with insurers having an A.M. Best policyholders’ rating of not less than A-/VII at the time of issuance or extension of any such coverage policy in amounts no less than customarily carried by owners of properties similar to, and in the same locations as, the Loan Parties’ Real Property Assets; provided, however, that the foregoing A.M. Best policyholders’ rating requirement shall not be required for (a) such insurance as tenants of Credit Tenant Lease Assets and Other Real Estate Owned Assets are permitted or required pursuant to applicable leases to obtain or maintain, (b) exposure under existing insurance policies (but not renewals of any such policies) to CV Starr, in a Lloyds Syndicate in an amount not to exceed $20,000,000 and (c) liability and casualty insurance policies issued after the Closing Date on Real Property Assets constituting not more than 5.0% of all Real Property Assets owned by the Loan Parties with insurers having an A.M. Best policyholders’ rating of less than A-/VII, but not less than B++/VII.

Section 4.25. Organizational Documents.  The documents delivered pursuant to Section 3.1(h) constitute, as of the Closing Date, all of the organizational documents (together with all amendments and modifications thereof) of each Loan Party.  The Borrower represents that it has delivered to the Administrative Agent true, correct and complete copies of each such document.

Section 4.26. Unencumbered Assets and Indebtedness.  As of the date hereof, Schedule 4.26 accurately sets forth (i) total Unencumbered Assets, (ii) all Unsecured Debt and (iii) all Secured Debt, in each case as of December 31, 2008, on a pro forma basis after giving effect to the incurrence of Loans hereunder and the loans under the 2011 Second Priority Credit Agreement and the First Priority Credit Agreement, in each case on the date hereof.  All of the information set forth on Schedule 4.26 is true and correct in all material respects as of the date hereof.

Section 4.27. Ownership of Property; Liens.  The Borrower, each other Loan Party and each Collateral LLC owns the Eligible Assets purported to be owned by it, as applicable, and none of the Eligible Assets is subject to any Lien except as permitted by Section 5.15.

Section 4.28. Subsidiaries.  Except as disclosed to the Administrative Agent by the Borrower in writing from time to time after the Closing Date, (a) Schedule 4.28 sets forth the name and jurisdiction of incorporation of each Collateral SPV and Collateral LLC and, as to each such Collateral SPV and Collateral LLC, the percentage of each class of equity interests owned by any Loan Party and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any equity interests of the Borrower or any Collateral SPV or Collateral LLC, except as created by the Loan Documents.

Section 4.29. Security Documents.  The Security Agreement is effective to create in favor of the Collateral Trustee, for the benefit of the Agents and the Banks, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof.  In the case of the Pledged Stock described in the Security Agreement, when stock certificates representing such Pledged Stock, if any, are delivered to the Collateral Trustee, and in the case of the other Collateral described in the Security Agreement, when financing statements and other filings specified on Schedule 4.29 in appropriate form are filed in the offices specified on Schedule 4.29, the Security Agreement shall constitute a fully perfected second priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Second Priority Secured Obligations (as defined in the Collateral Trust Agreement), in each case prior and superior in right to any other Lien (other than any Liens permitted by Section 5.15(a)(ii) and Permitted Liens described in clauses (a), (b) and (f) of the definition thereof set forth herein).

Section 4.30. Mortgages.  Each Mortgage, when executed and delivered as required by and in accordance with Section 2.24, will be recorded in the real property records of the applicable county and state in which the Mortgaged Property encumbered thereunder is located.  No Loan Party has created any Lien securing Indebtedness for money borrowed against a Mortgaged Property that is a Mortgage-Eligible Asset that would be prior to or superior in right to any Mortgage on such Mortgaged Property.

ARTICLE V

AFFIRMATIVE AND NEGATIVE COVENANTS

The Borrower covenants and agrees that, so long as any Bank has any Commitment hereunder or any Obligation remains unpaid:

Section 5.1. Information.  The Borrower shall deliver to each of the Banks or post to Intralinks provided such information is not otherwise publicly available:

(a)           as soon as available and in any event within five (5) Business Days after the same is required to be filed with the Securities and Exchange Commission (but in no event later than 95 days after the end of each Fiscal Year of the Borrower) a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of the Borrower’s operations and consolidated statements of the Borrower’s cash flow for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year (if available), all reported in a manner acceptable to the Securities and Exchange Commission on the Borrower’s Form 10-K and reported on by PricewaterhouseCoopers LLP or other independent public accountants of nationally recognized standing;

(b)           (i) as soon as available and in any event within five (5) Business Days after the same is required to be filed with the Securities and Exchange Commission (but in no event later than 50 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower), a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such Fiscal Quarter and the related consolidated statements of the Borrower’s operations and consolidated statements of the Borrower’s cash flow for such quarter and for the portion of the Borrower’s Fiscal Year ended at the end of such Fiscal Quarter, all reported in the form provided to the Securities and Exchange Commission on the Borrower’s Form 10-Q, together with (ii) such other information reasonably requested by the Administrative Agent or any Bank;

(c)           simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, (I) a certificate of a financial officer of the Borrower

(i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Section 5.10 on the date of such financial statements and (ii) certifying (x) that such financial statements fairly present the financial condition and the results of operations of the Borrower on the dates and for the periods indicated, on the basis of GAAP, with respect to the Borrower subject, in the case of interim financial statements, to normally recurring year-end adjustments, and (y) that such officer has reviewed the terms of the Loan Documents and has made, or caused to be made under his or her supervision, a review in reasonable detail of the business and condition of the Borrower during the period beginning on the date through which the last such review was made pursuant to this Section 5.1(c) (or, in the case of the first certification pursuant to this Section 5.1(c), the Closing Date) and ending on a date not more than ten (10) Business Days prior to, but excluding, the date of such delivery and that (1) on the basis of such financial statements and such review of the Loan Documents, no Event of Default existed under Section 6.1(b) with respect to Section 5.10 or Section 5.17 at or as of the date of said financial statements, or with respect to Section 5.10(a), at any time, and (2) on the basis of such review of the Loan Documents and the business and condition of the Borrower, to the best knowledge of such officer, as of the last day of the period covered by such certificate no Default or Event of Default under any other provision of Section 6.1 occurred and is continuing or, if any such Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof and, the action the Borrower proposes to take in respect thereof (and such certificate shall set forth the calculations required to establish the matters described in clauses (1) and (2) above) and (II) updated Cash Flow Projections;

(d)           (i)  within five (5) Business Days after any officer of the Borrower obtains knowledge of any Default or Event of Default, if such Default or Event of Default is then continuing, a certificate of the chief financial officer, or other executive officer of the Borrower, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto; and (ii) promptly and in any event within five (5) Business Days after the Borrower obtains knowledge thereof, notice of (x) any litigation or governmental proceeding pending or threatened against the Borrower or any Consolidated Subsidiary or its directly or indirectly owned Real Property Assets as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, is likely to individually or in the aggregate, result in a Material Adverse Effect, and (y) any other event, act or condition which is likely to result in a Material Adverse Effect;

(e)           promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all proxy statements or any other materials so mailed;

(f)           promptly and in any event within thirty (30) days, if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or makes any amendment to any Plan which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, and, in the case of any occurrence covered by any of clauses (i) through (vii) above, which occurrence would reasonably be expected to result in a Material Adverse Effect, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth details as to such occurrence and action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take;

(g)           promptly and in any event within ten (10) days after the Borrower obtains actual knowledge of any of the following events, a certificate of the Borrower, executed by an officer of the Borrower, specifying the nature of such condition, and the Borrower’s or, if the Borrower has actual knowledge thereof, the Environmental Affiliate’s proposed initial response thereto: (i) the receipt by the Borrower, or any of the Environmental Affiliates of any communication (written or oral), whether from a governmental authority, citizens group, employee or otherwise, that alleges that the Borrower, or any of the Environmental Affiliates, is not in compliance with applicable Environmental Laws, and such noncompliance is likely to have a Material Adverse Effect, (ii) the existence of any Environmental Claim pending against the Borrower or any Environmental Affiliate and such Environmental Claim is likely to have a Material Adverse Effect or (iii) any release, emission, discharge or disposal of any Material of Environmental Concern that is likely to form the basis of any Environmental Claim against the Borrower or any Environmental Affiliate which in any such event is likely to have a Material Adverse Effect;

(h)           promptly and in any event within five (5) Business Days after receipt of any notices or correspondence from any company or agent for any company providing insurance coverage to the Borrower or any other Loan Party relating to any loss which is likely to result in a Material Adverse Effect, copies of such notices and correspondence;

(i)            within ten (10) Business Days after the end of each fiscal month, a statement of all Secured Debt as well as the total amount of Unsecured Debt (in each case, on a Subsidiary by Subsidiary basis), based upon the best available information at such time as certified by a financial officer of the Borrower;

(j)            promptly and in any event within ten (10) days after an event or events of default with respect to Non-Recourse Indebtedness in an aggregate amount equal to or greater than $100,000,000 of the Borrower, its Consolidated Subsidiaries and/or the Borrower’s Share of Non-Recourse Indebtedness of Investment Affiliates, the Borrower shall deliver to the Administrative Agent a recalculation of the Consolidated Tangible Net Worth, reflecting the effects of such event or events of default, as well as any other changes in the Borrower’s Consolidated Tangible Net Worth;

(k)           as soon as available and in any event within twenty (20) days after the end of each fiscal month, a Borrowing Base Certificate duly executed by an officer of the Borrower setting forth a calculation of the aggregate Borrowing Base Value of the Collateral and any other Listed Eligible Assets as of the end of the most recent fiscal month, based upon the best available information at such time as certified by a financial officer of the Borrower; provided that for purposes of such calculation, the proviso to the definition of “Coverage Ratio” shall be applicable;

(l)            as soon as available and in any event within twenty (20) days after the end of each Fiscal Quarter, a Collateral Report, based upon the best available information at such time as certified by a financial officer of the Borrower; and

(m)          from time to time such additional information regarding any of the Collateral or Eligible Assets or the financial condition or operations or investments of the Borrower and its Subsidiaries, in each case, as the Administrative Agent, at the request of any Bank, may reasonably request in writing, so long as disclosure of such information could not result in a violation of, or expose the Borrower or its Subsidiaries to any material liability under, any applicable law, statute, ordinance or regulation or any agreements with unaffiliated third parties that are binding on the Borrower or any of its Subsidiaries or on any Property of any of them.

Section 5.2. Payment of Obligations.  The Borrower and its Consolidated Subsidiaries will pay and discharge, at or before maturity, all their respective material obligations and liabilities including, without limitation, any such material obligations (a) pursuant to any agreement by which it or any of its properties is bound and (b) in respect of federal, state and other taxes, in each case where the failure to so pay or discharge such obligations or liabilities is likely to result in a Material Adverse Effect, and will maintain in accordance with GAAP, appropriate reserves for the accrual of any of the same.

Section 5.3. Maintenance of Property; Insurance; Leases.

(a)           The Borrower shall keep, and shall cause each Consolidated Subsidiary to keep, all property useful and necessary in its business, including without limitation each of its Real Property Assets (for so long the same constitutes a Real Property Asset), in good repair, working order and condition, ordinary wear and tear excepted, in each case where the failure to so maintain and repair will have a Material Adverse Effect.

(b)           The Borrower shall maintain, or cause to be maintained, insurance described in Section 4.24 hereof with insurers meeting the qualifications described therein, which insurance shall in any event not provide for less coverage than insurance customarily carried by owners of properties similar to, and in the same locations as, the Loan Parties’ Real Property Assets.  The Borrower shall deliver to the Administrative Agent (i) upon the reasonable request of the Administrative Agent from time to time certificates of insurers evidencing the insurance carried, (ii) within five (5) days of receipt of notice from any insurer a copy of any notice of cancellation or material change in coverage required by Section 4.24 from that existing on the date of this Agreement and (iii) forthwith, notice of any cancellation or nonrenewal (without replacement) of coverage by the Borrower or any Loan Party.

Section 5.4. Maintenance of Existence.  The Borrower shall and shall cause each of its Consolidated Subsidiaries to preserve, renew and keep in full force and effect, its corporate existence and its rights, privileges and franchises necessary for the normal conduct of its business unless the failure to maintain such rights and franchises does not have a Material Adverse Effect.

Section 5.5. Compliance with Laws.  The Borrower shall, and shall cause its Consolidated Subsidiaries to, comply in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws, and all zoning and building codes with respect to its Real Property Assets and ERISA and the rules and regulations thereunder and all federal securities laws) except where the necessity of compliance therewith is contested in good faith by appropriate proceedings or where the failure to do so will not have a Material Adverse Effect or expose the Administrative Agent or Banks to any material liability therefor.

Section 5.6. Inspection of Property, Books and Records.  The Borrower shall, and shall cause each of its Consolidated Subsidiaries to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities in conformity with GAAP, modified as required by this Agreement and applicable law; and shall permit representatives of any Bank, at such Bank’s expense, or upon the occurrence and during the continuance of any Event of Default, at the Borrower’s expense (but subject to the reimbursement limitations in Section 9.3), so long as disclosure of such information could not result in a violation of, or expose the Borrower or any of its Subsidiaries to any material liability under, any applicable law, ordinance or regulation or any agreements with unaffiliated third parties that are binding on the Borrower or any of its Subsidiaries, to examine and make abstracts from any of its books and records and to discuss its affairs, finances and accounts with its officers and independent public accountants, all at such reasonable times during normal business hours, upon reasonable prior notice and as often as may reasonably be desired.  Upon the occurrence and during the continuance of any Event of Default, representatives of any Bank permitted to review such books or engage in such discussions shall include consultants, accountants, auditors and any other representatives that any Bank deems necessary in connection with any workout or proposed workout of the Loans.

Section 5.7. Existence.  The Borrower shall do or cause to be done, all things necessary to preserve and keep in full force and effect its and its Consolidated Subsidiaries’ existence and its patents, trademarks, servicemarks, tradenames, copyrights, franchises, licenses, permits, certificates, authorizations, qualifications, accreditation, easements, rights of way and other rights, consents and approvals the nonexistence of which is likely to have a Material Adverse Effect.

Section 5.8. Deposit Accounts.  (a)  The Borrower shall cause, within 90 days after the Closing Date, all payments in respect of any Loan Assets (net of any portion thereof attributable to any portion of such Loan Assets beneficially owned by third parties) included in the Collateral to be directed to deposit accounts maintained by the Collateral SPVs with the Administrative Agent (each such account a “Collateral SPV Deposit Account”), and all payments on account of assets owned by the Collateral LLCs (net of any portion thereof attributable to any portion of such assets beneficially owned by third parties) to be directed to deposit accounts maintained by the Collateral LLCs with the Administrative Agent (each such account a “Collateral LLC Deposit Account”).

(b)           The Borrower shall cause each Collateral LLC to transfer all such amounts held in any Collateral LLC Deposit Account, within 5 Business Days of receipt thereof, to a Collateral SPV Deposit Account and any such transfer shall be deemed to be a cash dividend or distribution on account of the Capital Stock (as defined in the Collateral Trust Agreement) of such Collateral LLC for purposes of determining the Collateral (including for the avoidance of doubt, the application of proceeds pursuant to Section 5.3 of the Security Agreement).  Other than the transfer of all such amounts held in any Collateral LLC Deposit Account pursuant to the preceding sentence, the Loan Parties shall have no right to withdraw or otherwise direct disposition of funds in any Collateral LLC Deposit Account.

(c)           Any amounts held in Collateral SPV Deposit Accounts may be released to or as directed by the Collateral SPVs on a daily basis except in the following cases: (i) if a Material Default or Event of Default shall have occurred and be continuing on any such date, the amounts held in the Collateral SPV Deposit Accounts may only be used for (x) payments and prepayments of the Loans as provided for hereunder, and (y) transfers to the Collateral Account maintained under the Collateral Trust Agreement or (ii) if a Principal Collateral Payment Event shall have occurred and be continuing on any such date, Principal Collateral Payments shall be released from the Collateral SPV Deposit Accounts solely for application toward the prepayment of the Loans in accordance with Section 2.12.  The Borrower hereby agrees that (A) it will not request, and will not permit any Collateral SPV or Collateral LLC to request, any withdrawals from the accounts described in this Section 5.8 not permitted hereunder and under the terms of the Security Agreement and (B) JPMorgan Chase Bank, N.A. shall not be required to release any amounts requested in violation of the terms hereof or of the Security Agreement and shall not be liable to the Borrower or any Affiliate thereof for such failure to release any such funds.

Section 5.9. Independent Director.  The board of directors, board of managers, or other equivalent governing body of each Collateral SPV and each Collateral LLC shall include at least one special, independent director or member (or equivalent thereof), appointed by the Administrative Agent, whose consent shall be required for (i) any bankruptcy or insolvency filing by the relevant Collateral SPV or Collateral LLC, as the case may be, (ii) the transfer of any membership or other equity interests therein (other than the sale of such membership or equity interests in a transaction permitted under the Loan Documents) or (iii) encumbering any asset owned by such Collateral SPV or Collateral LLC with a real property mortgage or deed of trust, as applicable, or a security agreement, pledge agreement or any similar agreement creating a Lien in respect thereof, except as permitted under the Loan Documents (including as a result of any consent, amendment, waiver or other modification obtained in accordance with the terms of the Loan Documents).

Section 5.10. Financial Covenants and Restricted Payments.

(a)           Minimum Consolidated Tangible Net Worth.  The Consolidated Tangible Net Worth of the Borrower determined in conformity with GAAP shall at no time be less than $1,500,000,000.

(b)          Total Indebtedness to Net Worth.  As of the last day of each Fiscal Quarter, the ratio of Total Indebtedness to the Borrower’s Net Worth shall not exceed 5.00 to 1.00.

(c)          EBITDA to Fixed Charges Ratio.  As of the last day of each Fiscal Quarter, the Fixed Charge Coverage Ratio shall not be less than 1.00 to 1.00.

(d)          Unencumbered Pool.  The ratio of the Value of the Unencumbered Assets to Unsecured Debt, as of the last day of each Fiscal Quarter, shall not be less than 1.20 to 1.00.

(e)          Dividends; Other Restricted Payments.

(i)            The Borrower shall not, and shall not permit its Subsidiaries to, pay any dividends; provided that, (x) in any Fiscal Year in which the Borrower is qualified as a REIT, the Borrower may pay dividends in an amount, as determined on an aggregate annual basis as of the end of any such Fiscal Year, not to exceed 100% of the Borrower’s REIT taxable income for such Fiscal Year calculated prior to deducting dividends paid or payable by the Borrower, (y) any Subsidiary of the Borrower may pay dividends to the Borrower or to any other Subsidiary of the Borrower and (z) the Borrower may pay dividends to holders of its preferred equity in an aggregate amount in any Fiscal Year not to exceed the stated dividend amount payable pursuant to the terms of such preferred equity.

(ii)           The Borrower shall not, and shall not permit its Subsidiaries to, make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any equity interests in the Borrower, or of any warrants, options or other rights or obligations to purchase or acquire any such equity interests, or make any other distribution in respect to any such equity interests, in each case, whether now or hereafter outstanding, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any of its Subsidiaries, except that the Borrower or any Subsidiary may make Permitted Share Repurchases so long as (x) no Default or Event of Default has occurred and is continuing at the time of such Permitted Share Repurchase, or would result therefrom, and (y) no Principal Collateral Payment Event shall have occurred and be continuing.

Section 5.11. Restriction on Fundamental Changes.  (a) The Borrower shall not, and shall not permit any Collateral SPV or Collateral LLC to, enter into any merger or consolidation without obtaining the prior written consent thereto of the Required Banks, unless (i) in the case of any such merger or consolidation involving (u) the Borrower, the Borrower is the surviving entity, (v) iStar Tara Holdings LLC, iStar Tara Holdings LLC is the surviving entity (provided that iStar Tara LLC and any other Collateral SPV owned by iStar Tara Holdings LLC, shall not be permitted to merge or consolidate with or into iStar Tara Holdings LLC), (w) a Collateral SPV (other than iStar Tara Holdings LLC), a Collateral SPV is the surviving entity, (x) a Collateral LLC, a Collateral LLC is the surviving entity, (y) a Grantor, a Grantor is the surviving entity and (z) a Guarantor, a Guarantor is the surviving entity, and (ii) in each case, the same will not result in the occurrence of a Material Default or an Event of Default. The Borrower shall not, and shall not permit any Collateral SPV or Collateral LLC to, liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), discontinue its business or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or substantially all of its business or property, whether now or hereafter acquired, other than to any Collateral SPV (or, in the case of any Collateral LLC, to any other Collateral LLC or in connection with any sale of all or substantially all of its assets or any payment or prepayment in full or other monetization in full of its assets).

(b)           The Borrower shall not, and shall not permit any other Loan Party or any Pledged Collateral LLC to, amend its articles of incorporation, bylaws, or other organizational documents in any manner that would be materially adverse to the Banks without the Required Banks’ consent.

Section 5.12. Changes in Business.  The Borrower’s primary business shall not be substantially different from that conducted by the Borrower on the Closing Date and shall include ownership and management of Credit Tenant Lease Assets and Loan Assets.  The Borrower shall carry on its business operations through the Borrower and its Consolidated Subsidiaries and its Investment Affiliates.

Section 5.13. Borrower Status.  The Borrower shall at all times remain a publicly traded company listed for trading on the New York Stock Exchange (or another nationally recognized stock exchange (for the avoidance of doubt, the NASDAQ stock quotation system or any successor thereto shall be considered a nationally recognized exchange)).

Section 5.14. Other Indebtedness.  (a)  The Borrower shall not incur or maintain or permit any Secured Debt (excluding the Secured Bank Facilities or the Secured Exchange Notes) which is Recourse Debt in excess of an amount equal to 20% of Consolidated Tangible Net Worth.  Any Indebtedness maintained or incurred by any Subsidiary of the Borrower that is Recourse Debt of such Subsidiary shall be deemed to be Secured Debt for purposes of this Section 5.14 and Section 5.10; provided that Indebtedness of any Guarantor that is not secured shall not be so deemed to be Secured Debt.

(b)           The Borrower shall not permit any Guarantor or Pledged Collateral LLC to incur any Indebtedness other than (i) Indebtedness evidenced by the Loan Documents, (ii) Indebtedness in respect of the other Secured Bank Facilities and (iii) Indebtedness in respect of the Secured Exchange Notes under (x) a guarantee containing a limitation on liability substantially equivalent to the limitation included in Section 2.1(b) of the Guarantee Agreement and the equivalent provision under the guarantee of the 2011 Second Priority Credit Agreement (or, in the case of Secured Exchange Notes sharing a third priority security interest under the Security Agreement, containing a similar limitation taking into account such third priority entitlement) and (y) the Collateral Documents.

(c)           The Borrower shall not consent to or vote in favor of (and shall not permit any Subsidiary to consent to or vote in favor of) the incurrence of any Indebtedness by any Collateral LLC or any Venture LLC, in each case owned directly or indirectly by any Guarantor.

(d)           The Borrower shall not issue Second Priority Secured Exchange Notes in an aggregate face amount in excess of $1,000,000,000.

Section 5.15. Liens.  (a) The Borrower shall not, nor shall it permit any Subsidiary to, create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except for:

(i)     Permitted Liens;

(ii)    Liens on the Collateral securing Indebtedness pursuant to (i) the First Priority Credit Agreement and (ii) the 2011 Second Priority Credit Agreement, in each case, subject to the terms of the Collateral Trust Agreement;

(iii)   Liens on the Collateral, subject to the terms of the Collateral Trust Agreement, securing Indebtedness pursuant to the Second Priority Secured Exchange Notes in an aggregate principal amount not to exceed $1,000,000,000, so long as the Borrower shall be in compliance, on a pro forma basis after giving effect to the granting of any such Lien and any contemporaneous pledge of additional Collateral pursuant to the Loan Documents, with Section 5.17;

(iv)   Liens on the Collateral, subject to the terms of the Collateral Trust Agreement, securing Indebtedness pursuant to the Junior Priority Secured Exchange Notes;

(v)    Liens on assets of the Borrower or any of its Subsidiaries (including Liens incurred pursuant to clause (y)(B) of the proviso to clause (vi) of this Section 5.15) with a book value not to exceed $750,000,000 at any one time outstanding; and

(vi)   Liens existing as of the Closing Date and listed on Schedule 1.1C and any extensions or replacements thereof; provided that in connection with any such extension or replacement, (x) the advance rate for any such Indebtedness secured by Liens pursuant to this clause (vi) is not decreased by more than 15% from the rate in effect on the Closing Date and (y) the amount of Indebtedness secured by Liens pursuant to this clause (vi) is not increased, except to the extent that (A) no additional assets become subject to Liens as a result of such increase or (B) such increase is secured by Liens on additional assets incurred pursuant to clause (v) of this Section 5.15;

provided that (x) in the case of each of clauses (i) (other than with respect to any Permitted Liens described in clause (a), (b) or (f) of the definition thereof set forth herein), (v) and (vi) of this Section 5.15, such assets to be encumbered shall not constitute (A) Collateral, (B) Specified Listed Eligible Assets, (C) assets of a Collateral LLC or (D) Fremont Assets, (y) in no event shall the Borrower create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any Lien upon any of its property to secure any public notes of the Borrower outstanding as of the Closing Date or any notes into which such public notes may be exchanged (other than any Secured Exchange Notes) and (z) any Secured Exchange Notes shall only be secured by the Collateral,

(b)           The Borrower shall not consent to or vote in favor of (and shall not permit any Subsidiary to consent to or vote in favor of) the incurrence of any Liens on any assets of any Collateral LLC or Venture LLC, in each case owned directly or indirectly by any Guarantor.

provided that (x) the foregoing restrictions in this Section 5.15 shall not apply at any time and for so long as (A) the loans and other obligations under the First Priority Credit Agreement have been repaid in full and the commitments thereunder have been terminated and (B) the Coverage Ratio is not less than (1) 1.50 to 1.00, or (2) if no Secured Exchange Notes have been issued and the Exchange Option Termination has occurred, 1.35 to 1.00 and (y) no Default or Event of Default shall be deemed to occur under or as a consequence of this Section 5.15 solely as a result of the existence of a Lien, not otherwise prohibited hereunder, created incurred or assumed by the Borrower or any Subsidiary at a time when the conditions set forth in clause (x) of this proviso had been satisfied (it being understood, however, that any subsequent incurrence or assumption of a Lien at a time when, or after giving effect to which, the Borrower shall not be in compliance with this clause (x)(B) of this proviso, shall constitute an Event of Default).  Notwithstanding anything to the contrary herein, the security interest in the Collateral granted pursuant to the Security Agreement shall be free and clear of any Liens (other than Liens created under the Security Agreement and Permitted Liens described in clause (a), (b) or (f) of the definition thereof set forth herein).

Section 5.16. Prepayments of Secured Exchange Notes, Other Notes, 2011 Second Priority Credit Agreement and Existing Credit Agreements; Amendments.  (a)  The Borrower shall not and shall not permit any of its Subsidiaries to, make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily satisfy, defease or refinance (including with Cash or Cash Equivalents or otherwise) or segregate funds with respect to (i) any Secured Exchange Notes or (ii) any notes of the Borrower issued prior to the Closing Date, in the case of each of the foregoing clauses (i) and (ii), that has a maturity date later than the Termination Date, or any refinancing of any of the foregoing; provided, however, that (A) the Borrower or any Subsidiary may make Permitted Note Repurchases so long as (x) no Default or Event of Default has occurred and is continuing at the time of such Permitted Note Repurchase, or would result therefrom and (y) no Principal Collateral Payment Event shall have occurred and be continuing and (B) the Borrower or any Subsidiary may refinance any Indebtedness described in the foregoing clauses (i) and (ii) with Secured Exchange Notes and new unsecured notes of the Borrower with maturities, in each case, later than December 31, 2012 (including, for the avoidance of doubt, refinancings consummated with the net proceeds of such new Indebtedness or by way of exchange).

(b)           The Borrower shall not and shall not permit any of its Subsidiaries to, make or offer to make any optional or voluntary payment, prepayment or repurchase of or otherwise optionally refinance (including with Cash or Cash Equivalents or otherwise) or segregate funds with respect to either Existing Credit Agreement, or any refinancing thereof.

(c)           Except as set forth in the Priority of Payments, the Borrower shall not, and shall not permit any of its Subsidiaries to, make or offer to make any optional or voluntary payment, prepayment or repurchase of or otherwise optionally refinance (including with Cash or Cash Equivalents or otherwise) or segregate funds with respect to the 2011 Second Priority Credit Agreement, or any refinancing thereof; provided, that, notwithstanding anything to the contrary contained herein, the Borrower shall be permitted to prepay or repurchase revolving loans outstanding under the 2011 Second Priority Credit Agreement so long as (x) no Default or Event of Default has occurred and (y) there shall be no corresponding reduction of the commitments thereunder.

Section 5.17. Coverage Test.  The Borrower shall not permit the Coverage Ratio to be (x) at any time prior to the issuance of any Second Priority Secured Exchange Notes, less than 1.20 to 1.00 or (y) at any time from and after the issuance of any Second Priority Secured Exchange Notes, less than 1.30 to 1.00 (each such Coverage Ratio requirement, a “Coverage Test”).

Section 5.18. Forward Equity Contracts.  The Borrower shall not enter into any forward equity contracts.

Section 5.19. Restrictive Agreements.  The Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Person or any of its subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof pursuant to leases, participation agreements, co-lending (or analogous) agreements, intercreditor (or analogous) agreements or contracts, governing documents pertaining to Venture LLCs and documents evidencing, securing, governing and/or guarantying any asset which restrictions and conditions (x) are not unusual for similar transactions in the relevant market, and (y) when taken as a whole, would not have a material adverse effect on the Banks’ interests in the Collateral (it being understood, however, that the foregoing shall apply to any extension, renewal, amendment or modification expanding the scope of, any such restriction or condition), (iii)  the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause (a) of the foregoing shall not apply to customary provisions in leases, participation agreements, co-lending (or analogous) agreements, intercreditor (or analogous) agreements and other contracts, in each case, restricting the assignment thereof.

Section 5.20. Limitation on Activities of the Collateral SPVs.  The Borrower shall not permit any Collateral SPV to (i) conduct, transact or otherwise engage in, or commit to conduct, transact or otherwise engage in, any business or operations other than ownership of Eligible Assets and anything incidental thereto or (ii) incur, create, assume or suffer to exist any Indebtedness or other liabilities or financial obligations, except (v) Indebtedness incurred pursuant to Section 5.14(b), (w) nonconsensual obligations imposed by operation of law, (x) obligations with respect to its equity interests, (y) obligations in the ordinary course of business in the operation of its assets and (z) the statutory liability of any general partner for the liabilities of the limited partnership in which it is a general partner.

Section 5.21. Transactions with Affiliates.  The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and its Subsidiaries not involving any other Affiliate and (c)  any payment of dividends, other restricted payments or other transaction permitted by Section 5.10(e) or Section 5.16.

Section 5.22. Post-Closing Covenants.  Within 90 days following the Closing Date, (i) the Borrower shall deliver to the Collateral Trustee each Deposit Account Control Agreement in connection with any Collateral SPV Deposit Accounts and any Collateral LLC Deposit Accounts (including any Collateral SPV Deposit Accounts or any Collateral LLC Deposit Accounts established for the purpose of holding British Pound Sterling, Euros, Canadian Dollars or any other currency other than Dollars) required to be delivered pursuant to the Security Agreement and the Collateral Trust Agreement, in each case, in form and substance reasonably acceptable to the Administrative Agent and the Collateral Trustee, and (ii) the Borrower shall deliver to the Collateral Trustee any Deposit Account Control Agreement or Securities Account Control Agreement in connection with the Collateral Account (as defined in the Collateral Trust Agreement) (including any Collateral Accounts established for the purpose of holding British Pound Sterling, Euros, Canadian Dollars or any other currency other than Dollars) required to be delivered pursuant to the Security Agreement and the Collateral Trust Agreement, in each case, in form and substance reasonably acceptable to the Administrative Agent and the Collateral Trustee.

ARTICLE VI

DEFAULTS

Section 6.1. Events of Default.  An “Event of Default” shall have occurred if one or more of the following events shall have occurred and be continuing:

(a)           the Borrower shall fail to (i) pay when due any principal of any Loan or Letter of Credit reimbursement obligation, or (ii) the Borrower shall fail to pay when due interest on any Loan or Letter of Credit reimbursement obligation or any fees or any other amount payable to the Administrative Agent or the Banks hereunder and the same shall continue for a period of five (5) days after the same becomes due; or

(b)           the Borrower shall fail to observe or perform any covenant contained in Section 2.12, Section 2.24, 5.1(d)(i), 5.10, 5.11, 5.12, 5.13, 5.14, 5.15, 5.16, 5.17, 5.18, 5.19, 5.20, 5.21 or 5.22 and, (i) solely in the case of any failure to comply with Section 5.17, such failure shall continue unremedied for a period of 10 days after written notice thereof has been given to the Borrower by the Administrative Agent and (ii) solely in the case of any failure to comply with Section 5.1(d)(i), such failure shall continue unremedied for a period of 10 days; or

(c)           the Borrower or any Guarantor shall fail to observe or perform any covenant or agreement contained in this Agreement or any other Loan Document (other than those covered by clause (a), (b), (e), (f), (g), (h), (i), (l), (n) or (o) of this Section 6.1) for 30 days after written notice thereof has been given to the Borrower by the Administrative Agent; or if such default is of such a nature that it cannot with reasonable effort be completely remedied within said period of thirty (30) days such additional period of time as may be reasonably necessary to cure same, provided the Borrower commences such cure within said thirty (30) day period and diligently prosecutes same, until completion, but in no event shall such extended period exceed ninety (90) days; or

(d)           any representation, warranty, certification or statement that is made by the Borrower or any Guarantor in this Agreement, in any other Loan Document or that is contained in any certificate, financial statement or other document delivered pursuant to this Agreement or any other Loan Document, shall prove to have been incorrect in any material respect when made (or deemed made) and, with respect to such representations, warranties, certifications or statements not known by the Borrower at the time made or deemed made to be incorrect, the defect causing such representation or warranty to be incorrect in a material respect when made (or deemed made) is not removed, corrected or cured within thirty (30) days after the earlier of written notice thereof from the Administrative Agent to the Borrower and the Borrower otherwise obtains knowledge thereof; or

(e)           the Borrower or any Subsidiary shall default in the payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) of any amount owing in respect of any Recourse Debt (other than the Obligations) for which the aggregate outstanding principal amounts exceed $75,000,000 and such default shall continue beyond the giving of any required notice and the expiration of any applicable grace period and such default has not been waived, in writing, by the holder of any such Recourse Debt; or the Borrower or any Subsidiary shall default in the performance or observance of any obligation or condition with respect to any such Recourse Debt or any other event shall occur or condition exist beyond the giving of any required notice and the expiration of any applicable grace period, if the effect of such default, event or condition is to accelerate the maturity of any such indebtedness or to permit (without any further requirement of notice or lapse of time) the holder or holders thereof, or any trustee or agent for such holders, to accelerate the maturity of any such indebtedness; or

(f)            the Borrower or any Subsidiary of the Borrower or any Investment Affiliate of the Borrower to which, either individually or in the aggregate, $100,000,000 or more of the Borrower’s Consolidated Tangible Net Worth is attributable, shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any action to authorize any of the foregoing; or

(g)           an involuntary case or other proceeding shall be commenced against the Borrower or any Subsidiary of the Borrower or any Investment Affiliate of the Borrower to which, either individually or in the aggregate, $100,000,000 or more of the Borrower’s

Consolidated Tangible Net Worth is attributable, seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 90 days; or an order for relief shall be entered against the Borrower, any such Subsidiary of the Borrower or any such Investment Affiliate  under the federal bankruptcy laws as now or hereafter in effect; or

(h)           one or more final, non-appealable judgments or decrees in an aggregate amount of $75,000,000 or more shall be entered by a court or courts of competent jurisdiction against the Borrower or any Subsidiary of the Borrower (other than any judgment as to which, and only to the extent, a reputable insurance company has acknowledged coverage of such claim in writing), and (i) any such judgments or decrees shall not be stayed, discharged, paid, bonded or vacated within ninety (90) days or (ii) enforcement proceedings shall be commenced by any creditor on any such judgments or decrees; or

(i)            there shall be a replacement of a majority of the Board of Directors of the Borrower over a two-year period from the directors who constituted the Board of Directors of the Borrower at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board of Directors of the Borrower then still in office who were either members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved; or

(j)            any Person or “group” (as such term is defined in applicable federal securities laws and regulations) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than forty  percent (40%) of the aggregate ordinary voting power represented by the issued and outstanding common shares of the Borrower; or

(k)           if any Termination Event with respect to a Plan or Multiemployer Plan shall occur as a result of which Termination Event or Events any member of the ERISA Group has incurred or may incur any liability to the PBGC or any other Person and the sum (determined as of the date of occurrence of such Termination Event) of the insufficiency of such Plan or Multiemployer Plan and the insufficiency of any and all other Plans and Multiemployer Plans with respect to which such a Termination Event shall occur and be continuing (or, in the case of a Multiple Employer Plan with respect to which a Termination Event described in clause (ii) of the definition of Termination Event shall occur and be continuing and in the case of a liability with respect to a Termination Event which is or could be a liability of the Borrower rather than a liability of the Plan, the liability of the Borrower) is equal to or greater than $10,000,000 and which the Required Banks reasonably determine will have a Material Adverse Effect; or

(l)            if, any member of the ERISA Group shall commit a failure described in Section 302(f)(1) of ERISA or Section 412(n)(1) of the Code and the amount of the lien determined under Section 302(f)(3) of ERISA or Section 412(n)(3) of the Code that could reasonably be expected to be imposed on any member of the ERISA Group or their assets in respect of such failure shall be equal to or greater than $10,000,000 and which the Required Banks reasonably determine will have a Material Adverse Effect; or

(m)          any assets of the Borrower shall constitute “assets” (within the meaning of ERISA or Section 4975 of the Code, including but not limited to 29 C.F.R. § 2510.3-101 or any successor regulation thereto) of an “employee benefit plan” within the meaning of Section 3(3) of ERISA or a “plan” within the meaning of Section 4975(e)(1) of the Code; or

(n)           at any time, for any reason the Borrower or any Guarantor repudiates in writing its payment obligations under any Loan Document; or

(o)           the guarantee of any Guarantor contained in the Guarantee Agreement shall cease, for any reason, to be in full force and effect or any Guarantor shall so assert, other than in connection with a merger of a Guarantor with and into the Borrower, as permitted by Section 5.11, or any release of a Guarantor pursuant to Section 9.17; or

(p)           any Collateral Document shall not, for any reason, be in full force and effect (or any Loan Party party to such Collateral Document shall so assert), or any security interest purported to be created by any of the Collateral Documents shall not be a valid, enforceable and perfected security interest having the priority required by the Collateral Documents (or any Loan Party party to such Collateral Document shall so assert) (other than (i) pursuant to the terms of this Agreement or any other Loan Document (including any release pursuant to the terms hereof or thereof) or (ii) as a result of acts or omissions by the Administrative Agent or Collateral Trustee); or

(q)           at any time (i) Borrower shall fail to directly own and control 100% of the outstanding equity interests in iStar Tara Holdings LLC, (ii) iStar Tara Holdings LLC shall fail to directly own and control 100% of the outstanding equity interests in iStar Tara LLC, or (iii) iStar Tara LLC shall fail to directly or indirectly own and control 100% of the outstanding equity interests in any Collateral SPV (other than iStar Tara Holdings LLC) or any Collateral LLC.

Section 6.2. Rights and Remedies.  (a) Upon the occurrence of any Event of Default described in Section 6.1(f) or Section 6.1(g), the Commitments shall immediately terminate and the unpaid principal amount of, and any and all accrued interest on, the Loans and any and all accrued fees and other Obligations hereunder shall automatically become immediately due and payable, with all additional interest from time to time accrued thereon and without presentation, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and notice of acceleration), all of which are hereby expressly waived by the Borrower for itself; and upon the occurrence and during the continuance of any other Event of Default, the Administrative Agent, following consultation with the Banks, may (and upon the demand of the Required Banks shall), by written notice to the Borrower, in addition to the exercise of all of the rights and remedies permitted the Administrative Agent, the Collateral Trustee and the Banks at law or equity or under any of the other Loan Documents, declare that the Commitments are terminated and declare the unpaid principal amount of and any and all accrued and unpaid interest on the Loans and any and all accrued fees and other Obligations hereunder to be, and the same shall thereupon be, immediately due and payable with all additional interest from time to time accrued thereon and (except as otherwise provided in the Loan Documents) without presentation, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and notice of acceleration), all of which are hereby expressly waived by the Borrower for itself.

(b)           Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, the Administrative Agent and the Banks each agree that any exercise or enforcement of the rights and remedies granted to the Administrative Agent or the Banks under this Agreement or any other Loan Document or at law or in equity with respect to this Agreement or any other Loan Documents shall be commenced and maintained solely by the Administrative Agent, in each case on behalf of the Administrative Agent, any other Agent and/or the Banks. The Administrative Agent shall act at the direction of the Required Banks in connection with the exercise of any and all remedies at law, in equity or under any of the Loan Documents or, if the Required Banks are unable to reach agreement after being afforded reasonable notice and opportunity to consent, then, from and after an Event of Default, the Administrative Agent may pursue such rights and remedies as it may determine.

Section 6.3. Notice of Default.  The Administrative Agent shall give notice to the Borrower under Section 6.1(b), Section 6.1(c) and Section 6.1(d) promptly upon being requested to do so by the Required Banks and shall thereupon notify all the Banks thereof.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default (other than nonpayment of principal of or interest on the Loans) unless the Administrative Agent has received notice in writing from a Bank or the Borrower referring to this Agreement or the other Loan Documents, describing such event or condition.  Should the Administrative Agent receive notice of the occurrence of a Default or Event of Default expressly stating that such notice is a notice of a Default or Event of Default, or should the Administrative Agent send the Borrower a notice of Default or Event of Default, the Administrative Agent shall promptly give notice thereof to each Bank.

Section 6.4. Actions in Respect of Letters of Credit.  (a) If, at any time and from time to time, any Letter of Credit shall have been issued hereunder and an Acceleration Event in respect of this Agreement shall have occurred and be continuing, then, upon the occurrence and during the continuation of any Acceleration Event in respect of this Agreement, the Borrower shall pay to the Administrative Agent, on behalf of the Banks, in same day funds at the Administrative Agent’s office designated in such demand, for deposit in a special cash collateral account (the “Letter of Credit Collateral Account”) to be maintained in the name of the Administrative Agent (on behalf of the Banks) and under its sole dominion and control at such place as shall be designated by the Administrative Agent, an amount equal to the amount of the Letter of Credit Usage under the Letters of Credit (less any amounts then held in the Collateral Account under the Collateral Trust Agreement to secure obligations in respect of the Letters of Credit pursuant to Section 3.5 of the Collateral Trust Agreement).  Interest shall accrue on the Letter of Credit Collateral Account at a rate equal to the rate on overnight funds.

(b)           The Borrower hereby pledges, assigns and grants to the Administrative Agent, as administrative agent for its benefit and the ratable benefit of the Banks a lien on and a security interest in, the following collateral (the “Letter of Credit Collateral”):

(i)                    the Letter of Credit Collateral Account, all cash deposited therein and all certificates and instruments, if any, from time to time representing or evidencing the Letter of Credit Collateral Account;

(ii)                   all notes, certificates of deposit and other instruments from time to time hereafter delivered to or otherwise possessed by the Administrative Agent for or on behalf of the Borrower in substitution for or in respect of any or all of the then existing Letter of Credit Collateral;

(iii)                  all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing Letter of Credit Collateral; and

(iv)                  to the extent not covered by the above clauses, all proceeds of any or all of the foregoing Letter of Credit Collateral.

The lien and security interest granted hereby secures the payment of all Obligations of the Borrower now or hereafter existing hereunder and under any other Loan Document.

(c)           The Borrower hereby authorizes the Administrative Agent for the ratable benefit of the Banks to apply, from time to time after funds are deposited in the Letter of Credit Collateral Account and for so long as an Acceleration Event has occurred and in continuing, funds then held in the Letter of Credit Collateral Account to the payment of any amounts, in such order as the Administrative Agent may elect, as shall have become due and payable by the Borrower to the Banks in respect of the Letters of Credit.

(d)          Neither the Borrower nor any Person claiming or acting on behalf of or through the Borrower shall have any right to withdraw any of the funds held in the Letter of Credit Collateral Account, except as provided in Section 6.4(h) hereof.

(e)           The Borrower agrees that it will not (i) sell or otherwise dispose of any interest in the Letter of Credit Collateral or (ii) create or permit to exist any lien, security interest or other charge or encumbrance upon or with respect to any of the Letter of Credit Collateral, except for the security interest created by this Section 6.4.

(f)           If any Acceleration Event shall have occurred and be continuing:

(i)                    The Administrative Agent may, in its sole discretion, without notice to the Borrower except as required by law and at any time from time to time, charge, set off or otherwise apply all or any part of first, (x) amounts previously drawn on any Letter of Credit that have not been reimbursed by the Borrower and (y) any Letter of Credit Usage described in clause (ii) of the definition thereof that are then due and payable and second, any other unpaid Obligations then due and payable against the Letter of Credit Collateral Account or any part thereof, in such order as the Administrative Agent shall elect. The rights of the Administrative Agent under this Section 6.4 are in addition to any rights and remedies which any Bank may have.

(ii)                   The Administrative Agent may also exercise, in its sole discretion, in respect of the Letter of Credit Collateral Account, in addition to the other rights and remedies provided herein or otherwise available to it, all the rights and remedies of a secured party upon default under the Uniform Commercial Code in effect in the State of New York at that time.

(g)          The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Letter of Credit Collateral if the Letter of Credit Collateral is accorded treatment substantially equal to that which the Administrative Agent accords its own property, it being understood that, assuming such treatment, the Administrative Agent shall not have any responsibility or liability with respect thereto.

(h)          Any surplus of the funds held in the Letter of Credit Collateral Account and remaining after payment in full of all of the Obligations of the Borrower hereunder and under any other Loan Document after the Maturity Date shall be paid promptly to the Borrower or to whomsoever may be lawfully entitled to receive such surplus.

Section 6.5. Distribution of Proceeds after Default.  Subject to the provisions of the Collateral Trust Agreement and notwithstanding anything contained herein to the contrary, from and after an Event of Default, to the extent proceeds are received by the Administrative Agent, such proceeds shall be distributed to the Banks pro rata in accordance with the unpaid principal amount of the Loans and Letter of Credit reimbursement obligations (giving effect to any participations granted therein pursuant to Section 2.4, Section 2.19 and Section 9.6).

ARTICLE VII

THE AGENTS; CERTAIN MATTERS RELATING TO THE BANKS

Section 7.1. Appointment and Authorization.  Each Bank irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf, including execution of the other Loan Documents, and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto.  Except as set forth in Section 7.8 hereof, the provisions of this Article VII are solely for the benefit of the Administrative Agent, the other Agents and the Banks, and the Borrower shall not have any rights to rely on or enforce any of the provisions hereof.  In performing its functions and duties under this Agreement and the other Loan Documents, the Administrative Agent shall act solely as an agent of the Banks and shall not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for the Borrower or any other Loan Party.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agents shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agents.

Section 7.2. Agency and Affiliates.  JPMorgan Chase Bank, N.A., Citicorp North America, Inc. and Bank of America, N.A. each has the same rights and powers under this Agreement as any other Bank and may exercise or refrain from exercising the same as though it were not the Administrative Agent or a Syndication Agent, as applicable, and JPMorgan Chase Bank, N.A., Citicorp North America, Inc. and Bank of America, N.A. and each of their affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or affiliate of the foregoing as if they were not the Administrative Agent or a Syndication Agent, as applicable, hereunder, and the term “Bank” and “Banks” shall include each of JPMorgan Chase Bank, N.A., Citicorp North America, Inc. and Bank of America, N.A., each in its individual capacity.

Section 7.3. Action by Agents.  The obligations of each of the Agents hereunder are only those expressly set forth herein.  Without limiting the generality of the foregoing, each of the Agents shall not be required to take any action with respect to any Default or Event of Default, except as expressly provided in Article VI.  The duties of each Agent shall be administrative in nature.  Subject to the provisions of Section 7.1, Section 7.5 and Section 7.6, each Agent shall administer the Loans in the same manner as each administers its own loans.

Section 7.4. Consultation with Experts.  As between any Agent on the one hand and the Banks on the other hand, such Agent may consult with legal counsel (who may be counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 7.5. Liability of Agents.  As between each Agent on the one hand and the Banks on the other hand, none of the Agents nor any of their affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Required Banks or (ii) in the absence of its own gross negligence or willful misconduct.  As between each Agent on the one hand and the Banks on the other hand, none of the Agents nor any of their respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement, any other Loan Document, or any Borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrower or any other Loan Party; (iii) the satisfaction of any condition specified in Article III, except receipt of items required to be delivered to such Agent, or (iv) the validity, effectiveness or genuineness of this Agreement, the other Loan Documents or any other instrument or writing furnished in connection herewith. As between each Agent on the one hand and the Banks on the other hand, none of the Agents shall incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex or similar writing) believed by it to be genuine or to be signed by the proper party or parties.

Section 7.6. Indemnification.  Each Bank shall, ratably in accordance with its undrawn Commitment and Loans outstanding, indemnify the Agents and their affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including, without limitation, counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitee’s gross negligence or willful misconduct) that such indemnitee may suffer or incur in connection with its duties as Agent under this Agreement, the other Loan Documents or any action taken or omitted by such indemnitee hereunder.  In the event that any Agent shall, subsequent to its receipt of indemnification payment(s) from Banks in accordance with this section, recoup any amount from the Borrower, or any other party liable therefor in connection with such indemnification, such Agent shall reimburse the Banks which previously made the payment(s) pro rata, based upon the actual amounts which were theretofore paid by each Bank.  Each Agent shall reimburse such Banks so entitled to reimbursement within two (2) Business Days of its receipt of such funds from the Borrower or such other party liable therefor.

Section 7.7. Credit Decision.  Each Bank acknowledges that it has, independently and without reliance upon any Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Bank also acknowledges that it will, independently and without reliance upon any Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

Section 7.8. Successor Agent.  The Administrative Agent may resign at any time by giving notice thereof to the Banks and the Borrower.  Upon any such resignation, the Required Banks shall have the right to appoint a successor Administrative Agent, which successor Administrative Agent shall; provided no Event of Default has occurred and is then continuing, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed.  If no successor Administrative Agent shall have been so appointed by the Required Banks and approved by the Borrower, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent which shall be the Administrative Agent, who shall act until the Required Banks shall appoint an Administrative Agent.  Any appointment of a successor Administrative Agent by Required Banks or the retiring Administrative Agent, pursuant to the preceding sentence shall; provided no Event of Default has occurred and is then continuing, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed.  Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent and the retiring Administrative Agent, shall be discharged from its duties and obligations hereunder.  After any retiring Administrative Agent’s resignation hereunder, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent.  For gross negligence or willful misconduct, as determined by all the Banks (excluding for such determination the Administrative Agent, in its capacity as a Bank), the Administrative Agent may be removed at any time by giving at least thirty (30) Business Days’ prior written notice to the Administrative Agent and the Borrower.  Such resignation or removal shall take effect upon the acceptance of appointment by a successor Administrative Agent in accordance with the provisions of this Section 7.8.

Section 7.9. Consents and Approvals.  All communications from the Administrative Agent to the Banks requesting the Banks’ determination, consent, approval or disapproval (i) shall be given in the form of a written notice to each Bank, (ii) shall be accompanied by a description of the matter or item as to which such determination, approval, consent or disapproval is requested, or shall advise each Bank where such matter or item may be inspected, or shall otherwise describe the matter or issue to be resolved, (iii) shall include, if reasonably requested by a Bank and to the extent not previously provided to such Bank, written materials and a summary of all oral information provided to the Administrative Agent by the Borrower in respect of the matter or issue to be resolved, and (iv) shall include the Administrative Agent’s recommended course of action or determination in respect thereof ).  Each Bank shall reply promptly, but in any event within ten (10) Business Days after receipt of the request therefor from the Administrative Agent (the “Bank Reply Period”).  With respect to decisions requiring the approval of the Required Banks, or all the Banks or the Administrative Agent, as the case may be, shall submit its recommendation or determination for approval of or consent to such recommendation or determination to all Banks and upon receiving the required approval or consent shall follow the course of action or determination of the Required Banks or all the Banks, as the case may be.

ARTICLE VIII

CHANGE IN CIRCUMSTANCES

Section 8.1. Basis for Determining Interest Rate Inadequate or Unfair.  If on or prior to the first day of any Interest Period for any Euro-Currency Borrowing the Administrative Agent or the Required Banks determine in good faith that deposits in Dollars or the applicable Alternate Currency (in the applicable amounts) are not being offered in the relevant market for such Interest Period or that the Euro-Currency Rate for such Interest Period will not adequately reflect the cost to the Banks or the Required Banks, as the case may be, of making, funding or maintaining such Euro-Currency Borrowing for such Interest Period, the Administrative Agent shall forthwith give notice thereof to the Borrower and the Banks, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Banks to make, continue, or convert Loans into, Euro-Currency Loans in Dollars or the applicable Alternate Currency, as the case may be, shall be suspended.  In such event, unless the Borrower notifies the Administrative Agent on or before the second (2nd) Euro-Currency Business Day before, but excluding, the date of any Euro-Currency Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a Base Rate Borrowing.

Section 8.2. Illegality.  If, on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Euro-Currency Lending Office) with any request or directive (whether or not having the force of law) made after the Closing Date of any such authority, central bank or comparable agency shall make it unlawful for any Bank (or its Euro-Currency Lending Office) to make, maintain or fund its Euro-Currency Loans in a particular currency, the Administrative Agent shall forthwith give notice thereof to the other Banks and the Borrower, whereupon until such Bank notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank in the case of the event described above to make Euro-Currency Loans in such currency, shall be suspended. With respect to Euro-Currency Loans, before giving any notice to the Administrative Agent pursuant to this Section 8.2, such Bank shall designate a different Euro-Currency Lending Office if such designation will avoid the need for giving such notice and will not, in the reasonable judgment of such Bank, be otherwise commercially disadvantageous to such Bank.

If at any time, it shall be unlawful for any Bank to make, maintain or fund any of its Euro-Currency Loans, the Borrower shall have the right, upon five (5) Business Days’ notice to the Administrative Agent, to either (x) cause a bank, reasonably acceptable to the Administrative Agent, to offer to purchase the Loans and/or Commitments of such Bank for an amount equal to such Bank’s outstanding Loans and/or Commitments, together with accrued and unpaid interest and fees thereon and all other amounts due to such Bank are concurrently therewith paid in full to such Bank, and to become a Bank hereunder, or obtain the agreement of one or more existing Banks to offer to purchase the Loans and/or Commitments of such Bank for such amount, which offer such Bank is hereby required to accept, or (y) to repay in full all Loans then outstanding of such Bank, together with interest due thereon and any and all fees and other amounts due hereunder, upon which event, such Bank’s Commitments shall be deemed to be canceled pursuant to Section 2.11(d).

Section 8.3. Increased Cost and Reduced Return.

(a)           If, on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) made after the Closing Date of any such authority, central bank or comparable agency, shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System (but excluding with respect to any Euro-Currency Loan any such requirement reflected in an applicable Euro-Currency Reserve Percentage)), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Applicable Lending Office) or shall impose on any Bank (or its Applicable Lending Office) or on the interbank market any other condition materially more burdensome in nature, extent or consequence than those in existence as of the date hereof affecting such Bank’s Euro-Currency Loans or its obligation to make Euro-Currency Loans, and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) of making or maintaining any Euro-Currency Loan, or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement or under its Note with respect to such Euro-Currency Loans, by an amount reasonable determined by such Bank to be material, then, within 15 days after demand by such Bank (with a copy to the Administrative Agent), the Borrower shall pay to such Bank such additional amount or amounts (based upon a reasonable allocation thereof by such Bank to the Euro-Currency Loans made by such Bank hereunder) as will compensate such Bank for such increased cost or reduction to the extent such Bank generally imposes such additional amounts on other borrowers of such Bank in similar circumstances.

(b)           If any Bank shall have reasonably determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) made after the Closing Date of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent) as a consequence of such Bank’s obligations hereunder to a level below that which such Bank (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount reasonably deemed by such Bank to be material, then from time to time, within 15 days after demand by such Bank (with a copy to the Administrative Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its Parent) for such reduction to the extent such Bank generally imposes such additional amounts on other borrowers of such Bank in similar circumstances.

(c)           Each Bank will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such Bank, be otherwise disadvantageous to such Bank.  Notwithstanding the foregoing, if such Bank shall fail to notify the Borrower of any such event within ninety (90) days following the end of the month during which such event occurred, then the Borrower’s liability for any amounts described in this Section incurred by such Bank as a result of such event shall be limited to those attributable to the period occurring subsequent to the ninetieth (90th) day prior to, but excluding, the date upon which such Bank actually notified the Borrower of the occurrence of such event. A certificate of any Bank claiming compensation under this Section and setting forth a reasonably detailed calculation of the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of demonstrable error.  In determining such amount, such Bank may use any reasonable averaging and attribution methods.

(d)           If at any time, any Bank has demanded compensation pursuant to this Section 8.3, the Borrower shall have the right, upon five (5) Business Day’s notice to the Administrative Agent to either (x) cause a Qualified Institution, reasonably acceptable to the Administrative Agent, to offer to purchase the Commitments of such Bank for an amount equal to such Bank’s outstanding Loans plus accrued interest, fees and other amounts due to such Bank, and to become a Bank hereunder, or to obtain the agreement of one or more existing Banks to offer to purchase the Commitments of such Bank for such amount, which offer such Bank is hereby required to accept, or (y) to repay in full all Loans then outstanding of such Bank, together with interest and all other amounts due thereon, upon which event, such Bank’s Commitment shall be deemed to be canceled pursuant to Section 2.11(d).

Section 8.4. Taxes.

(a)           Any and all payments by the Borrower to or for the account of any Bank or the Administrative Agent hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Bank and the Administrative Agent, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Bank or the Administrative Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Bank, taxes imposed on its income, and franchise or similar taxes imposed on it, by the jurisdiction of such Bank’s Applicable Lending Office or any political subdivision thereof or by any other jurisdiction (or any political subdivision thereof) as a result of a present or former connection between such Bank or the Administrative Agent and such other jurisdiction or by the United States, except to the extent that such connection would not have arisen but for entering into the transactions contemplated hereby (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Non-Excluded Taxes”). If the Borrower shall be required by law to deduct any Non-Excluded Taxes from or in respect of any sum payable hereunder or under any Note or Letter of Credit, (i) the sum payable shall be increased as necessary so that after making all required deductions (including, without limitation, deductions applicable to additional sums payable under this Section 8.4) such Bank, the Fronting Bank or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 9.1, the original or a certified copy of a receipt evidencing payment thereof.

(b)           In addition, the Borrower agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, or charges or similar levies which arise from any payment made hereunder or under any Note or Letter of Credit or from the execution or delivery of, or otherwise with respect to, this Agreement, any Letter of Credit or any other Loan Document (hereinafter referred to as “Other Taxes”).

(c)           In the event that Non-Excluded Taxes not imposed on the Closing Date are imposed, or Non-Excluded Taxes imposed on the Closing Date increase, the applicable Bank shall notify the Administrative Agent and the Borrower of such event in writing within a reasonable period following receipt of knowledge thereof.  Notwithstanding the foregoing, if such Bank shall fail to notify the Borrower of any such event within ninety (90) days following the end of the month during which such event occurred, then the Borrower’s liability for such additional Non-Excluded Taxes incurred by such Bank as a result of such event (including payment of a make whole amount under Section 8.4(a)(i)) shall be limited to those attributable to the period occurring subsequent to the ninetieth (90th) day prior to, but excluding, the date upon which such Bank actually notified the Borrower of the occurrence of such event.

(d)           The Borrower agrees to indemnify each Bank, the Fronting Bank and the Administrative Agent for the full amount of Non-Excluded Taxes or Other Taxes (including, without limitation, any Non-Excluded Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 8.4) paid by such Bank, the Fronting Bank or the Administrative Agent (as the case may be) and, so long as such Bank, the Fronting Bank or Administrative Agent has promptly paid any such Non-Excluded Taxes or Other Taxes, any liability for penalties and interest arising therefrom or with respect thereto.  This indemnification shall be made within 15 days from the date such Bank, the Fronting Bank or the Administrative Agent (as the case may be) makes demand therefor.

(e)           Each Bank or the Administrative Agent that is a United States person for U.S. federal income tax purposes, on or prior to the date of its execution and delivery of this Agreement in the case of each Bank and the Administrative Agent listed on the signature pages hereof and on or prior to the date on which it becomes a Bank or the Administrative Agent in the case of each other Bank or the Administrative Agent, shall provide the Borrower with two duly completed copies of Internal Revenue Service Form W-9 or any successor form prescribed by the Internal Revenue Service and shall provide the Borrower with two further copies of any such form on or before the date any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered to the Borrower.  Each Bank and the Administrative Agent that is not a United States person for U.S. federal income tax purposes, on or prior to the date of its execution and delivery of this Agreement in the case of each Bank and the Administrative Agent listed on the signature pages hereof and on or prior to the date on which it becomes a Bank or the Administrative Agent in the case of each other Bank or the Administrative Agent, shall provide the Borrower with two duly completed copies of an Internal Revenue Service Form W-8BEN or W-8ECI, as applicable to such Bank or the Administrative Agent, or any successor form prescribed by the Internal Revenue Service, and shall provide the Borrower with two further copies of any such form on or before the date that any such form expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower.  A Bank that provides copies of the Internal Revenue Service Form W-8BEN and that is legally entitled to claim the portfolio interest exemption pursuant to Section 881(c) of the Internal Revenue Code of 1986, as amended (the “Code”), shall further provide the Borrower with, together with such Internal Revenue Service Form W-8BEN, a written confirmation of its entitlement to such exemption.  To the extent that it is legally entitled to do so, a Bank shall properly claim that such Bank is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of, or eliminates, withholding tax on payments of interest hereunder.  A Bank that is not a United States person and that grants a participating interest in a Loan or Commitment to any other person shall provide, in addition to its own forms specified above, the Borrower with two duly completed copies of the Internal Revenue Service form applicable to such other person, each under the cover of an Internal Revenue Service Form W-8IMY and a withholding statement prepared in the manner prescribed by the Internal Revenue Service, or such other forms and/or certificates that it is legally entitled to provide evidencing such participant’s entitlement to any exemption from, or reduction in the rate of U.S. withholding tax, and shall provide the Borrower with two further copies of any such forms and statements on or before the date any such forms or statements expire or become obsolete and after the occurrence of any event requiring a change in the most recent form or statement previously delivered to the Borrower.  If a Bank fails to timely and properly provide or update such forms or statements or if the form or statement provided by a Bank at the time such Bank first becomes a party to this Agreement indicates a United States withholding tax rate in excess of zero, then backup withholding or withholding tax resulting from the foregoing shall be considered excluded from “Non-Excluded Taxes” as defined in Section 8.4(a).

(f)            Upon reasonable demand by, and at the expense of, the Borrower to the Administrative Agent or any Bank, the Administrative Agent or Bank, as the case may be, shall deliver to the Borrower, or to such government or taxing authority as the Borrower may reasonably direct, any form or document that may be required or reasonably requested in writing in order to allow the Borrower to make a payment to or for the account of such Bank or the Administrative Agent hereunder or under any other Loan Document without any deduction or withholding for or on account of any Non-Excluded Taxes or with such deduction or withholding at a reduced rate (so long as the completion, execution or submission of such form or document would not materially prejudice the legal or commercial position of the party in receipt of such demand), with any such form or document to be accurate and completed in a manner reasonably satisfactory to the Borrower making such demand and to be executed and to be delivered with any reasonably required certification.

(g)           For any period with respect to which a Bank has failed to provide the Borrower with the appropriate form pursuant to (and to the extent required by) Section 8.4(e) (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which a form originally was required to be provided), such Bank shall not be entitled to indemnification under Section 8.4(d) with respect to Non-Excluded Taxes imposed by the United States; provided, however, that should a Bank, which is otherwise exempt from or subject to a reduced rate of withholding tax, become subject to Non-Excluded Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Bank shall reasonably request to assist such Bank to recover such Taxes so long as the Borrower shall incur no cost or liability as a result thereof.

(h)           If the Borrower is required to pay additional amounts to or for the account of any Bank pursuant to this Section 8.4, then such Bank will change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the reasonable judgment of such Bank, is not otherwise disadvantageous to such Bank.

(i)            If at any time, any Bank has demanded compensation pursuant to Section 8.3 or Section 8.4 or the obligation of such Bank of make Euro-Currency Loans has been suspended pursuant to Section 8.2, in any such case, the Borrower shall have the right, upon five (5) Business Day’s notice to the Administrative Agent to either (x) cause a Qualified Institution, reasonably acceptable to the Administrative Agent, to offer to purchase the Commitments of such Bank for an amount equal to such Bank’s outstanding Loans plus accrued interest, fees and other amounts due to such Bank, and to become a Bank hereunder, or to obtain the agreement of one or more existing Banks to offer to purchase the Commitments of such Bank for such amount, which offer such Bank is hereby required to accept, or (y) to repay in full all Loans then outstanding of such Bank, together with interest and all other amounts due thereon, upon which event, such Bank’s Commitment shall be deemed to be canceled pursuant to Section 2.11(d).

Section 8.5. Base Rate Loans Substituted for Affected Euro-Currency Loans.  If (i) the obligation of any Bank to make Euro-Currency Loans has been suspended pursuant to Section 8.2 or (ii) any Bank has demanded compensation under Section 8.3 or Section 8.4 with respect to its Euro-Currency Loans and the Borrower shall, by at least five Business Days’ prior notice to such Bank through the Administrative Agent, have elected that the provisions of this Section shall apply to such Bank, then, unless and until such Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist:

(a)           the Borrower shall be deemed to have delivered a Notice of Interest Rate Election with respect to such affected Euro-Currency Loans and thereafter all Loans which would otherwise be made by such Bank to the Borrower as Euro-Currency Loans shall be made instead as Base Rate Loans and no Borrowing from such Bank would take effect with respect to Alternate Currency Loans; and

(b)           after each of its Euro-Currency Loans has been repaid, all payments of principal which would otherwise be applied to repay such Euro-Currency Loans shall be applied to repay its Base Rate Loans instead; and

(c)           the Borrower will not be required to make any payment which would otherwise be required by Section 2.16 with respect to such Euro-Currency Loans converted to Base Rate Loans pursuant to clause (a) above.

ARTICLE IX

MISCELLANEOUS

Section 9.1. Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, facsimile transmission followed by telephonic confirmation or similar writing) and shall be given to such party:  (x) in the case of the Borrower and the Administrative Agent, at its address or facsimile number set forth on Exhibit H attached hereto with duplicate copies thereof, in the case of the Borrower, to the Borrower, at its address set forth on the signature page hereof, to its General Counsel and Chief Financial Officer, (y) in the case of any Bank, at its address or facsimile number set forth in its Administrative Questionnaire or (z) in the case of any party, such other address or facsimile number and/or email address as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrower.  Each such notice, request or other communication shall be effective (i) if given by telex or facsimile transmission, when such facsimile is transmitted to the facsimile number specified in this Section and the appropriate answerback or facsimile confirmation is received, (ii) if given by certified registered mail, return receipt requested, with first class postage prepaid, addressed as aforesaid, upon receipt or refusal to accept delivery, (iii) if given by a nationally recognized overnight carrier, 24 hours after such communication is deposited with such carrier with postage prepaid for next day delivery, or (iv) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Administrative Agent under Article II or Article VIII shall not be effective until actually received.

Section 9.2. No Waivers.  No failure or delay by the Administrative Agent or any Bank in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 9.3. Expenses; Indemnification.

(a)           The Borrower shall pay within thirty (30) days after written notice from the Administrative Agent or any Joint Lead Arranger, (i) all reasonable out-of-pocket costs and expenses of the Administrative Agent (including, without limitation, reasonable and documented fees and disbursements of special counsel Simpson Thacher & Bartlett LLP ), or such Joint Lead Arranger, as applicable, in connection with any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder, (ii) all reasonable and documented fees and disbursements of special counsel in connection with the syndication of the Loans, and (iii) if an Event of Default occurs, all reasonable out-of-pocket expenses incurred by the Administrative Agent, each Joint Lead Arranger and each Bank, including, without limitation, reasonable and invoiced fees and disbursements of counsel for the Administrative Agent, each of the Joint Lead Arrangers and each of the Banks, in connection with the enforcement of the Loan Documents and the instruments referred to therein and such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom (provided, however, that the attorneys’ fees and disbursements for which the Borrower is obligated under this subsection (a)(iii) shall be limited to the reasonable and invoiced non-duplicative fees and disbursements of (A) counsel for the Administrative Agent, (B) counsel for the Joint Lead Arrangers as a group and (C) counsel for all of the Banks as a group; and provided, further, that all other costs and expenses for which the Borrower is obligated under this subsection (a)(iii) shall be limited to the reasonable and invoiced non-duplicative costs and expenses of the Administrative Agent). For purposes of this subsection (a)(iii), (1) counsel for the Administrative Agent shall mean a single outside law firm representing the Administrative Agent, (2) counsel for the Joint Lead Arrangers shall mean a single outside law firm representing the Joint Lead Arrangers as a group (which law firm may or may not be the same law firm representing the Administrative Agent) and (3) counsel for all of the Banks as a group shall mean a single outside law firm representing such Banks as a group (which law firm may or may not be the same law firm representing the Administrative Agent).

(b)           The Borrower agrees to indemnify each Agent and each Bank, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an “Indemnitee”) and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding that may at any time (including, without limitation, at any time following the payment of the Obligations) be asserted against any Indemnitee, as a result of, or arising out of, or in any way related to or by reason of, (i) any of the transactions contemplated by the Loan Documents or the execution, delivery or performance of any Loan Document, (ii) any violation by the Borrower or the Environmental Affiliates of any applicable Environmental Law, (iii) any Environmental Claim arising out of the management, use, control, ownership or operation of property or assets by the Borrower or any of the Environmental Affiliates, including, without limitation, all on-site and off-site activities of the Borrower or any Environmental Affiliate involving Materials of Environmental Concern, (iv) the breach of any environmental representation or warranty set forth herein, but excluding those liabilities, losses, damages, costs and expenses (a) for which such Indemnitee has been compensated pursuant to the terms of this Agreement or that are excluded under Section 8.3, (b) incurred solely by reason of the gross negligence or willful misconduct of such Indemnitee as finally determined by a court of competent jurisdiction, (c) arising from any violation of Environmental Law relating to a Property, which violation is caused by the act or omission of such Indemnitee after such Indemnitee takes possession of such Property or (d) owing by such Indemnitee to any third party based upon contractual obligations of such Indemnitee owing to such third party which are not expressly set forth in the Loan Documents. In addition, the indemnification set forth in this Section 9.3(b) in favor of any director, officer, agent or employee of any Agent or any Bank shall be solely in their respective capacities as such director, officer, agent or employee.  The Borrower’s obligations under this Section shall survive the termination of this Agreement and the payment of the Obligations.  Without limitation of the other provisions of this Section 9.3, the Borrower shall indemnify and hold each of the Agents and the Banks free and harmless from and against all loss, costs (including reasonable and documented attorneys’ fees and expenses), expenses, taxes, and damages (including consequential damages) that the Agents and the Banks may suffer or incur by reason of the investigation, defense and settlement of claims and in obtaining any prohibited transaction exemption under ERISA or the Code necessary in the Administrative Agent’s reasonable judgment by reason of the inaccuracy of the representations and warranties, or a breach of the provisions, set forth in Section 4.6(b).

Section 9.4. Sharing of Set-Offs.  In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each Bank is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special, time or demand, provisional or final) and any other indebtedness at any time held or owing by such Bank (including, without limitation, by branches, agencies and Affiliates of such Bank wherever located) to or for the credit or the account of the Borrower against and on account of the Obligations of the Borrower then due and payable to such Bank under this Agreement or under any of the other Loan Documents, including, without limitation, all interests in Obligations purchased by such Bank.  Each Bank agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to any Loan made by it or Letter of Credit participated in by it or, in the case of the Fronting Bank, Letter of Credit issued by it, which is greater than the proportion received by any other Bank or Letter of Credit issued or participated in by such other Bank, the Bank receiving such proportionately greater payment shall purchase such participations in the Loans made by the other Banks, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Loans made by the Banks or Letter of Credit issued or participated in by such other Bank shall be shared by the Banks pro rata; provided that nothing in this Section shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have to any deposits not received in connection with the Loans and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness under the Loans or the Letters of Credit.  The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Commitment, a Loan or a Letter of Credit, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.  Notwithstanding anything to the contrary contained herein, any Bank may, by separate agreement with the Borrower, waive its right to set off contained herein or granted by law and any such written waiver shall be effective against such Bank under this Section 9.4.

Section 9.5. Amendments and Waivers.

(a)   Any provision of this Agreement or the Notes or the Letters of Credit or other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Banks (and, if the rights or duties of the Administrative Agent or the Swingline Lender in their respective capacity as the Administrative Agent or the Swingline Lender, as applicable are affected thereby, by the Administrative Agent or the Swingline Lender, as applicable); provided that (A) the Administrative Agent may, with the consent of Borrower only, amend, modify or supplement this Agreement or any other Loan Document in connection with the addition or substitution of Collateral in accordance with the terms of this Agreement, in each case, which amendment, modification or supplement does not adversely affect the rights of any Bank, (B) no amendment or waiver with respect to this Agreement, the Notes, the Letters of Credit or any other Loan Document shall, unless signed by each Bank directly affected thereby, (i) reduce the principal of or rate of interest on any Loan or any Letter of Credit reimbursement obligation or any fees hereunder, (ii) postpone, whether through forbearance or otherwise, the date fixed for any payment of principal of or interest on any Loan or any Letter of Credit reimbursement obligation or any fees hereunder or for any reduction or termination of any Commitment, (iii) reduce the percentage specified in the definition of “Required Banks” or “Super-Majority Banks” or otherwise change the aggregate unpaid principal amount of the Loans, or the number of Banks, which shall be required for the Banks or any of them to take any action under this Section or any other provision of this Agreement or any Collateral Document, (iv) release any Guarantor under the Guarantees (except as expressly permitted by the Guarantees or this Agreement) or release any Collateral under the Collateral Documents (except as expressly permitted by the Collateral Documents or this Agreement), (v) release any Letter of Credit Collateral, (vi) amend, modify or waive any provision of Section 2.12, (vii) amend, modify or waive the definition of “Pro Rata Share” or any other provision that provides for the ratable or pro rata nature of disbursements by or payments to Banks; provided that only the consent of the Required Banks shall be necessary for any such amendment, modification or waiver of the minimum Discount referred to in Section 2.13, (viii) modify the provisions of this Section 9.5 or (ix) increase, extend or restate the Commitment of any Bank or subject any Bank to any additional obligation and (C) no amendment or waiver with respect to this Agreement, the Notes or any other Loan Document shall, unless signed by the Super-Majority Banks, (i) amend, modify or waive any provision of Section 5.17, (ii) amend, modify or waive the definitions of “Borrowing Base Value”, “Collateral”, “Coverage Ratio”, “Coverage Test” or any component definition of any of the foregoing if such amendment, modification or waiver is intended to have the effect of making more credit available or to reduce the collateral coverage therefor, (iii) amend, modify or waive the definition of “Principal Collateral Payment Event” or any component definition thereof, (iv) amend, modify or waive any provision of Section 2.15 in any manner adverse to the Banks, (v) approve the incurrence of any security interests senior to, or pari passu with, the Liens securing the Obligations hereunder or (vi) amend, modify or waive any provision of Section 8 of the Collateral Trust Agreement or Section 3.4 of the Collateral Trust Agreement, in each case in any manner adverse to the Banks.  Notwithstanding anything to the contrary contained herein, no

Defaulting Bank shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (x) the Commitment of such Defaulting Bank may not be increased or extended without the consent of such Defaulting Bank and (y) the interest rate or fees due to such Defaulting Bank shall not be reduced (it being understood that any Commitments or Loans held or deemed held by any Defaulting Bank shall be excluded for purposes of making a determination of Required Banks pursuant to this Section 9.5).

(b)   Notwithstanding anything to the contrary contained herein, the Administrative Agent is hereby authorized by each Bank to enter into any amendment to or modification of the Collateral Trust Agreement in connection with the issuance of any Second Priority Exchange Notes or Junior Priority Secured Exchange Notes solely to the extent necessary to effect such amendments as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, in connection with any such issuance expressly permitted hereunder (including any such amendment contemplated by Section 6.3(c) or (d) of the Collateral Trust Agreement), so long as such amendment or modification does not adversely affect the rights of any Bank.

(c)   The Administrative Agent may, but shall have no obligation to, with the concurrence of any Bank, execute amendments, modifications, waivers or consents on behalf of such Bank.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this Section 9.5 shall be binding upon each Bank at the time outstanding, each future Bank and, if signed by a Loan Party, on such Loan Party.

Section 9.6. Successors and Assigns.

(a)           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that (i) the Borrower may not assign or otherwise transfer any of its rights under this Agreement or the other Loan Documents without the prior written consent of all Banks and the Administrative Agent and (ii) a Bank may not assign or otherwise transfer any of its interest under this Agreement except as permitted in subsection (b) and (c) of this Section 9.6.

(b)           Prior to the occurrence of an Event of Default, any Bank may at any time, grant to a then existing Bank or any Affiliate thereof, one or more banks, finance companies, insurance companies or other financial institutions or trusts (a “Participant”) participating interests in its Commitment or any or all of its Loans.  After the occurrence and during the continuance of an Event of Default, any Bank may at any time grant to any Person in any amount (also a “Participant”), participating interests in its Commitment or any or all of its Loans.  Any participation made during the continuation of an Event of Default shall not be affected by the subsequent cure of such Event of Default.  In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to the Borrower and the Administrative Agent, such Bank shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this

Agreement.  Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in clause (i), (ii), (iii) or (iv) of Section 9.5(a)(B) without the consent of the Participant. The Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article VIII with respect to its participating interest.

(c)           Any Bank may at any time assign to a Qualified Institution (in each case, an “Assignee”) (i) prior to the occurrence of an Event of Default, in minimum amounts of not less than $5,000,000 and integral multiples of $1,000,000 thereafter (or any lesser amount in the case of assignments to an existing Bank or any Affiliate thereof or in the case of an assignment of all of a Bank’s (x) Revolving Credit Commitment and Multicurrency Revolving/Term Loans (including, during the Multicurrency Revolving Loan Period, its Multicurrency Revolving/Term Loan Commitment) or (y) Dollar Term Loans and (ii) after the occurrence and during the continuance of an Event of Default, in any amount, all or a proportionate part of all (but subject to the next succeeding sentence), of its rights and obligations under this Agreement, the Notes and the other Loan Documents, and, in either case, such Assignee shall assume such rights and obligations, pursuant to a Transfer Supplement in substantially the form of Exhibit I hereto executed by such Assignee and such transferor Bank; provided, that if no Event of Default shall have occurred and be continuing, such assignment shall be subject to the Administrative Agent’s, the Fronting Bank’s (if a Person other than the Administrative Agent and if the assignment involves any Revolving Credit Commitment) and the Borrower’s consent, which consent shall not be unreasonably withheld or delayed; and provided further that if an Assignee is an Affiliate of such transferor Bank or was a Bank or Affiliate thereof immediately prior to such assignment, no such consent shall be required from the Borrower or the Administrative Agent or the Fronting Bank.  Any assignment involving a Revolving Credit Commitment (or any Revolving Credit Loans or Letter of Credit Usage) or any Multicurrency Revolving/Term Loans of any Bank (or, during the Multicurrency Revolving Loan Period, any of the Multicurrency Revolving/Term Loan Commitment of such Bank) shall be made jointly in ratable portions of the Revolving Credit Commitment and Multicurrency Revolving/Term Loans (or, during the Multicurrency Revolving Loan Period, any of the Multicurrency Revolving/Term Loan Commitment of such Bank)of such Bank (including ratable portions of its Multicurrency Loans in British Pounds Sterling, Canadian Dollars, Euros and Dollars).  Upon execution and delivery of such instrument and payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank with a Commitment as set forth in such instrument of assumption, and no further consent or action by any party shall be required and the transferor Bank shall be released from its obligations hereunder to a corresponding extent. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Bank, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if requested or required, a new Note is issued to the Assignee upon the return to the Borrower of the old Note, if any, marked “cancelled”.  In connection with any such assignment (other than an assignment by a Bank to an affiliate), the transferor Bank shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of

$3,500.  If the Assignee is not organized under the laws of the United States of America or a state thereof, it shall deliver to the Borrower and the Administrative Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 8.4.  Any assignment made during the continuation of an Event of Default shall not be invalidated by any subsequent cure of such Event of Default.

(d)           Any Bank may at any time assign all or any portion of its rights under this Agreement and its Note and the Letter(s) of Credit participated in by such Bank or, in the case of the Fronting Bank, issued by it, to a Federal Reserve Bank.  No such assignment shall release the transferor Bank from its obligations hereunder.

(e)           No Assignee, Participant or other transferee of any Bank’s rights shall be entitled to receive any greater payment under Section 8.3 or Section 8.4 than such Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made (i) with the Borrower’s prior written consent or (ii) by reason of the provisions of Section 8.2, Section 8.3or Section 8.4 requiring such Bank to designate a different Applicable Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

(f)            No Assignee of any rights and obligations under this Agreement shall be permitted to further assign less than all of such rights and obligations.  No Participant in any rights and obligations under this Agreement shall be permitted to sell subparticipations of such rights and obligations.

(g)           Anything in this Agreement to the contrary notwithstanding, so long as no Event of Default shall have occurred and be continuing, no Bank shall be permitted to enter into an assignment of, or sell a participation interest in, its rights and obligations hereunder which would result in such Bank holding a Commitment without participants of less than $5,000,000 unless as a result of a cancellation or reduction of the aggregate Commitments; provided, however, that no Bank shall be prohibited from assigning its entire Commitment so long as such assignment is otherwise permitted under this Section 9.6.

(h)           The Administrative Agent shall maintain on behalf of the Borrower a register of the names, addresses and contact information of the Banks and each of their assignees, and the Commitments of, and principal amounts of the Loans and interest owing to, each Bank pursuant to the terms hereof from time to time.

Section 9.7. Governing Law; Submission to Jurisdiction; Judgment Currency.  (a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW).

(b)           Any legal action or proceeding with respect to this Agreement or any other Loan Document and any action for enforcement of any judgment in respect thereof may be brought in the courts of the State of New York or of the United States of America for the

Southern District of New York, in each case, which are located in New York County, and, by execution and delivery of this Agreement, the Borrower hereby accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and appellate courts from any thereof.  The Borrower irrevocably consents, for itself, to the service of process out of any of the aforementioned courts in any such action or proceeding by the hand delivery, or mailing of copies thereof by registered or certified mail, postage prepaid, to the Borrower at its address set forth below its signature hereto.  The Borrower hereby, for itself, irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Loan Document brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.  Nothing herein shall affect the right of the Administrative Agent to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Borrower in any other jurisdiction.

(c)           If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so under applicable law, that the rate of exchange used shall be the spot rate at which in accordance with normal banking procedures the first currency could be purchased in New York City with such other currency by the person obtaining such judgment on the Business Day preceding that on which final judgment is given.

(d)           The parties agree, to the fullest extent that they may effectively do so under applicable law, that the obligations of the Borrower to make payments in any currency of the principal of and interest on the Loans of the Borrower and any other amounts due from the Borrower hereunder to the Administrative Agent as provided herein (i) shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment (whether or not entered in accordance with Section 9.7(c)), in any currency other than the relevant currency, except to the extent that such tender or recovery shall result in the actual receipt by the Administrative Agent at its relevant office on behalf of the Banks of the full amount of the relevant currency expressed to be payable in respect of the principal of and interest on the Loans and all other amounts due hereunder (it being assumed for purposes of this clause (i) that the Administrative Agent will convert any amount tendered or recovered into the relevant currency on the date of such tender or recovery), (ii) shall be enforceable as an alternative or additional cause of action for the purpose of recovering in the relevant currency the amount, if any, by which such actual receipt shall fall short of the full amount of the relevant currency so expressed to be payable and (iii) shall not be affected by an unrelated judgment being obtained for any other sum due under this Agreement.

Section 9.8. Counterparts; Integration; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.  This Agreement shall become effective upon receipt by the Administrative Agent and the Borrower of counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Administrative Agent in form satisfactory to it of telegraphic, telex or other written confirmation from such party of execution of a counterpart hereof by such party).

Section 9.9. WAIVER OF JURY TRIAL.  EACH OF THE BORROWER, THE AGENTS AND THE BANKS HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.10. Survival.  All indemnities set forth herein shall survive the execution and delivery of this Agreement and the other Loan Documents and the making and repayment of the Loans hereunder.

Section 9.11. Domicile of Loans.  Subject to the provisions of Article VIII, each Bank may transfer and carry its Loans at, to or for the account of any domestic or foreign branch office, subsidiary or affiliate of such Bank.

Section 9.12. Limitation of Liability.  No claim may be made by the Borrower or any other Person acting by or through the Borrower against the Administrative Agent, any Syndication Agent or any Bank or the affiliates, directors, officers, employees, attorneys or agent of any of them for any punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or by the other Loan Documents, or any act, omission or event occurring in connection therewith; and the Borrower hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 9.13. Recourse Obligation.  This Agreement and the Obligations hereunder are fully recourse to the Borrower and each Guarantor.  Notwithstanding the foregoing, no recourse under or upon any obligation, covenant, or agreement contained in this Agreement shall be had against any officer, director, shareholder or employee of the Borrower or any Guarantor except in the event of fraud or misappropriation of funds on the part of such officer, director, shareholder or employee.

Section 9.14. Confidentiality.  Each of the Administrative Agent, the Syndication Agents, the Joint Lead Arrangers, the Joint Bookrunners, the Fronting Bank and the Banks understands that some of the information furnished to it pursuant to this Agreement and the other Loan Documents may be received by it prior to the time that such information shall have been made public, and each of the Administrative Agent, the Syndication Agents, the Joint Lead Arrangers, the Joint Bookrunners, the Fronting Bank and the Banks hereby agrees that it will keep all Information (as defined below) received by it confidential except that the Administrative Agent, the Syndication Agents, the Joint Lead Arrangers, the Joint Bookrunners, the Fronting Bank and each Bank shall be permitted to disclose Information (i) only to such of its officers, directors, employees, agents, auditors and buyers as need to know such information in connection with this Agreement or any other Loan Document and who will be advised of the confidential nature of such Information; (ii) to any other party to this Agreement; (iii) to a proposed Assignee or Participant in accordance with Section 9.6 hereof or to a counterparty or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations hereunder, provided such Person agrees in writing to keep such Information confidential on terms substantially similar to this Section 9.14; (iv) to the extent required by applicable law and regulations or by any subpoena or other legal process; (v) to the extent requested by any bank regulatory authority or other regulatory authority or self-regulatory organization; (vi) to the extent such information becomes publicly available other than as a result of a breach of this Agreement; (vii) to the extent the Borrower shall have consented to such disclosure or (viii) in connection with any legal or other enforcement proceeding in connection with any Loan Document or any of the transaction contemplated thereby. For the purposes of this Section, “Information” means all information received from the Borrower or its respective officers, directors, employees, agents, auditors, lawyers and Affiliates relating to the Borrower or any of its Subsidiaries or Affiliates (including Investment Affiliates) or any of their respective businesses other than information that is generally available to the public.  In the event of any required disclosure of Information, any Person required to maintain the confidentiality of such Information as provided in this Section 9.14 agrees to use reasonable efforts to inform the Borrower as promptly as practicable of the circumstances and the Information required to be disclosed to the extent not prohibited by applicable law.

Section 9.15. USA Patriot Act.  Each Bank hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub.  L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Bank to identify the Borrower in accordance with the Patriot Act.

Section 9.16. Acknowledgments.  The Borrower hereby acknowledges that:

(a)           it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)           neither the Administrative Agent nor any Bank has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Banks, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)           no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Banks or among the Borrower and the Banks.

Section 9.17. Releases of Guarantees and Liens.

(a)           Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Bank (without requirement of notice to or consent of any Bank except as expressly required by Section 9.5) to take any action requested by the Borrower or any Guarantor having the effect of releasing any Collateral or any Guarantor from its guarantee obligations (i) to the extent necessary to permit consummation of any transaction permitted by any Loan Document or that has been consented to in accordance with Section 9.5 or (ii) under the circumstances described in paragraph (b) below.

(b)           At such time as the Loans and the other Obligations under the Loan Documents shall have been paid in full, the Commitments have been terminated and no Letters of Credit shall be outstanding, the Collateral shall be released from the Liens created by the Collateral Documents, and the Collateral Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Loan Party under the Collateral Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

Section 9.18. Delivery of Promissory Notes.  Each Bank shall promptly, and in any event not later than three Business Days after the Closing Date, surrender to the Borrower for subsequent cancellation any promissory notes issued to such Bank under the Existing 2007 Credit Agreement (or provide a lost note affidavit in respect thereof).

[remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

iSTAR FINANCIAL INC., A MARYLAND CORPORATION, as the Borrower

By:	/s/ Geoffrey M. Dugan
Name:	Geoffrey M. Dugan
Title:	Secretary

2012 Second Priority Credit Agreement

JPMORGAN CHASE BANK, N.A., as the Administrative Agent and a Bank

By:	/s/ Charles Hoagland
Name:	Charles Hoagland
Title:	Vice President

2012 Second Priority Credit Agreement

BANK OF AMERICA, N.A., as Syndication Agent and a Bank

By:	/s/ Michael W. Edwards
Name:	Michael W. Edwards
Title:	Senior Vice President

2012 Second Priority Credit Agreement

CITICORP NORTH AMERICA, INC., as Syndication Agent and a Bank

By:	/s/ David Bouton
Name:	David Bouton
Title:	Managing Director

2012 Second Priority Credit Agreement

J.P. MORGAN SECURITIES INC., as Joint Lead Arranger and Joint Bookrunner

By:	/s/ R. Daniel Rouse
Name:	R. Daniel Rouse
Title:	Executive Director

2012 Second Priority Credit Agreement

BANC OF AMERICA SECURITIES LLC, as Joint Lead Arranger and Joint Bookrunner

By:	/s/ Thomas T. Sheally, Jr.
Name:	Thomas T. Sheally, Jr.
Title:	Managing Director

2012 Second Priority Credit Agreement

CITIGROUP GLOBAL MARKETS INC., as Joint Lead Arranger and Joint Bookrunner

By:	/s/ David Bouton
Name:	David Bouton
Title:	Managing Director

2012 Second Priority Credit Agreement

WACHOVIA BANK, NATIONAL ASSOCIATION, as a Bank

By:	/s/ Evander S. Jones, Jr.
Name:	Evander S. Jones, Jr.
Title:	Director

2012 Second Priority Credit Agreement

BARCLAYS BANK PLC, as a Bank

By:	/s/ Mark Manski
Name:	Mark Manski
Title:	Managing Director

2012 Second Priority Credit Agreement

THE ROYAL BANK OF SCOTLAND PLC, as a Bank

By:	/s/ Michael Fabiano
Name:	Michael Fabiano
Title:	Senior Vice President

2012 Second Priority Credit Agreement

BANK OF MONTREAL, as a Bank

By:	/s/ Sue R. Blazis
Name:	Sue R. Blazis
Title:	Vice President

2012 Second Priority Credit Agreement

NATIONAL AUSTRALIA BANK LTD., as a Bank

By:	/s/ Michael Pryce
Name:	Michael Pryce
Title:	Director

2012 Second Priority Agreement

ROYAL BANK OF CANADA, as a Bank

By:	/s/ Dan LePage
Name:	Dan LePage
Title:	Authorized Signatory

2012 Second Priority Credit Agreement

THE BANK OF NOVA SCOTIA, as a Bank

By:	/s/ George Sherman
Name:	George Sherman
Title:	Director

2012 Second Priority Credit Agreement

SCOTIABANC INC., as a Bank

By:	/s/ J.F. Todd
Name:	J.F. Todd
Title:	Managing Director

2012 Second Priority Credit Agreement

FORTIS BANK SA/NV, NEW YORK BRANCH, as a Bank

By:	/s/ Barry Chung
Name:	Barry Chung
Title:	Director

By:	/s/ Jack Au
Name:	Jack Au
Title:	Director

2012 Second Priority Credit Agreement

HSBC BANK USA, NATIONAL ASSOCIATION, as a Bank

By:	/s/ Thomas L. Nolan
Name:	Thomas L. Nolan
Title:	Vice President

2012 Second Priority Credit Agreement

THE BANK OF EAST ASIA, LIMITED NEW YORK BRANCH, as a Bank

By:	/s/ Kenneth A. Pettis
Name:	Kenneth A. Pettis
Title:	Senior Vice President

By:	/s/ Kitty Sin
Name:	Kitty Sin
Title:	Senior Vice President

2012 Second Priority Credit Agreement

MERRILL LYNCH BANK USA, as a Bank

By:	/s/ Louis Alder
Name:	Louis Alder
Title:	First Vice President

2012 Second Priority Credit Agreement